As filed with the Securities and Exchange Commission on February 10, 2022

Registration Number 333-261860

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________________

AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________________

Guerrilla RF, Inc.
(Exact name of registrant as specified in its charter)

______________________________

Delaware	3674	85-3837067
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1196 Pleasant Ridge Road
Suite 5
Greensboro, North Carolina 27409
(336) 510-7840
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________________________

John Berg
Chief Financial Officer
1196 Pleasant Ridge Road
Suite 5
Greensboro, North Carolina 27409
(336) 510-7840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________

Copies to:

Iain MacSween, Esq.
Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
230 North Elm Street
2000 Renaissance Plaza
Greensboro, North Carolina 27401
(336) 271-3192

From time to time after this registration statement is declared effective.
(Approximate date of commencement of proposed sale to the public)

______________________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated filer	☐
Non-accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2022

PRELIMINARY PROSPECTUS

33,553,772 Shares of Common Stock

______________________________

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to 33,553,772 shares of common stock, par value $0.0001 per share, of Guerrilla RF, Inc., which include (i) 24,130,642 shares of common stock privately issued to the selling stockholders on October 22, 2021 in exchange for the capital stock and convertible debt of Guerrilla RF Operating Corporation (f/k/a Guerrilla RF, Inc.) (“Guerrilla RF”), a privately held Delaware corporation, in connection with the closing of the merger between us and Guerrilla RF, (ii) 2,975,000 shares of common stock held by pre-merger stockholders of Laffin Acquisition Corp., our predecessor, (iii) an aggregate of 5,766,550 shares of common stock issued in the initial closing of the private placement offering on October 22, 2021 and in subsequent additional closings thereafter through November 16, 2021, (iv) an aggregate of 275,000 shares of common stock issued to the placement agent and its affiliates in connection with such offering and (v) an aggregate of 331,580 shares of common stock issuable upon the exercise of warrants issued to the placement agent and its affiliates in connection with such offering.

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. The selling stockholders may sell the shares of common stock offered by this prospectus from time to time through the means described in this prospectus under the caption “Plan of Distribution”. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 85 of this prospectus. We have borne and will continue to bear the costs relating to the registration of these shares.

There is not currently, and there has never been, any established public trading market for any of our securities. The common stock is not currently eligible for trading on any national securities exchange, including the Nasdaq Stock Market, or any over-the-counter markets, including the OTC Markets-OTCQB tier, or the OTCQB. In connection with this offering, we intend to have a registered broker-dealer to apply to have the common stock quoted on the OTCQB or another OTC system. We cannot assure you that the common stock will become eligible for trading on any exchange or market. Until such time as the common stock is quoted on the OTCQB or another public trading market otherwise develops, the selling stockholders identified herein may only sell their shares of common stock pursuant to this prospectus at a fixed price of $2.00 per share, the price per share in the offering discussed above, for a total offering amount of $66,957,544. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 10, 2022

i

ABOUT THIS PROSPECTUS

We have not, and the selling stockholders have not, authorized anyone to give you any information other than the information contained in this prospectus, the information incorporated by reference herein, any applicable prospectus supplement or any free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”). We and the selling stockholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus, the applicable prospectus supplement and any related free writing prospectus is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

For Non-U.S. investors

Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus filed with the SEC, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus, any prospectus supplement or free writing prospectus outside the United States.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of our Business”, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“the Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“the Exchange Act”). Forward-looking statements relate to, among others, our plans, objectives and expectations for our business, operations and financial performance and condition, and can be identified by terminology such as “may,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “will,” “could,” “project,” “target,” “potential,” “continue” and similar expressions that do not relate solely to historical matters. Forward-looking statements are based on management’s belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

•        our ability to protect and enforce our intellectual property protection and the scope and duration of such protection;

•        our reliance on third parties, especially in our supply chain;

•        our reliance on independent sales representatives and distributors;

•        our ability to attract and retain key personnel;

•        anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;

•        our estimates regarding the use of proceeds from the Offering (as defined below), future revenues, capital requirements, general and administrative expenses, sales and marketing expenses, research and development expenses, and our need for or ability to obtain additional financing to fund our operations;

•        developments and projections relating to our competitors and our industry, including the recent semiconductor shortages, which have affected the automotive industry, reducing overall vehicle production and thereby creating demand irregularities for our business;

•        the impact of and our expectations regarding changes in current and future laws and regulations;

•        the impact of the COVID-19 pandemic on our business, results of operations, and future growth prospects;

•        our intended use of proceeds from the Offering (as defined below);

•        our ability to further penetrate our existing customer base;

•        our inability to remediate the material weaknesses identified in internal controls over financial reporting relating to certain control processes; and

•        other risks and uncertainties, including those listed under the caption “Risk Factors.”

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any applicable prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any applicable prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus and the documents that we reference therein and have filed with the SEC as exhibits thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus contains, any applicable prospectus supplement and any related free writing prospectus may contain, estimates, projections and other information concerning our industry, our business and the markets for certain semiconductors. Information based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry, medical and general publications, government data and similar sources that we believe to be reliable. In some cases, we do not expressly refer to the sources from which such data are derived.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of the Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

All references to “Guerrilla RF” refer to Guerrilla RF Operating Corporation, a privately held Delaware corporation and our direct, wholly-owned subsidiary. Unless otherwise stated or the context otherwise indicates, references to the “Company”, “we”, “our”, “us” or similar terms refer to Guerrilla RF, Inc. (formerly named Laffin Acquisition Corp.) together with its wholly-owned subsidiary, Guerrilla RF. Guerrilla RF holds all material assets and conducts all business activities and operations of Guerrilla RF, Inc.

This prospectus includes a number of technical terms. Please see “Glossary of Terms and Abbreviations” beginning on page 40.

Overview

Guerrilla RF is a fabless semiconductor company based in Greensboro, North Carolina. Guerrilla RF was founded in 2013 with a mission to employ RF semiconductor technology to deliver RF solutions to customers in underserved markets. Over the past several years, Guerrilla RF has become a leader in developing high-performance MMIC products for wireless connectivity. It continues to target underserved markets and customers, delivering a range of high-performance MMIC products and associated technical support to a diverse set of customers that enable a more connected world. We have produced and distributed in excess of 100 million products in our portfolio of products to over 500 customers worldwide.

Guerrilla RF possesses in-house design, applications, sales, and customer support functions as a fabless semiconductor company. It outsources the manufacture and production of its MMIC products to subcontractors located overseas, providing access to multiple semiconductor process technologies. Guerrilla RF’s primary external wafer foundries are in Taiwan and Singapore, and its primary assembly and test suppliers are located in Malaysia and the Philippines.

The current COVID-19 pandemic has affected our business, resulting in supply-chain management challenges, customer demand fluctuations, and price fluctuations in the semiconductor industry. We anticipate that the global health crisis caused by COVID-19 will continue to impact business activity across the globe in a variety of unpredictable ways. When COVID-19 is demonstrably contained, we anticipate a rebound in economic activity, depending on the rate, pace, and effectiveness of the containment efforts deployed by various national, state, and local governments; however, the timing and extent of any such rebound is uncertain. We continue to monitor the situation actively as the potential effects of alterations or modifications we may need to make to our operations remain unclear.

Our Industry

Global demand for ubiquitous, always-on connectivity has increased over the past several years, driving data traffic over wireless and wired networks. We believe that wireless and wired markets are undergoing multi-year technology upgrade cycles to keep pace with this demand.

Cellular operators have been migrating to 5G technology to improve efficiency, increase data throughput, reduce signal latency, and enable massive machine-to-machine connectivity. Because 5G networks operate on different frequencies (low-, mid-, and high-band spectrum) and coexist with prior cellular standards, we believe 5G deployments will increase the content opportunity for Guerrilla RF’s infrastructure RF products.

As an example, over the past several years, automakers have added more entertainment and safety features to their automobiles due in part to customer demands and in part due to increased demand for electric vehicles (EV) and an increasing focus on the development of autonomous vehicle technologies. We expect this trend to continue to increase demand for RF semiconductors in modern automobiles. We believe this trend offers a growing content opportunity for Guerrilla RF’s automotive RF products.

The COVID-19 pandemic has placed even more demand on the need for contactless and wireless communication in all aspects of human existence. Our technology helps meet that demand and facilitate rapid and contactless communication.

Risks Related to Our Business and Industry

Our ability to implement our current business strategy is subject to numerous risks, as more fully described in the section titled “Risk Factors.” These risks include, among others, the following:

•        We have incurred significant losses in the past and will likely experience losses in the future;

•        We may be unable to find additional sources of capital to fund our operations;

•        Our sales have been concentrated in a small number of large end-user customers;

•        We depend on a number of third-party manufacturers of our products, and if we are unable to source manufacturing from them then our business and operating results could be harmed;

•        Our international customers subject us to additional risks that can adversely affect our business results of operations and financial condition;

•        Our revenues, operating results and reputation could suffer if we fail to successfully develop and introduce new products and features to existing products; and

•        Due to the COVID-19 pandemic, we have taken certain precautions to keep our employees safe that could harm our business.

Recent Developments

Merger Agreement

On October 22, 2021, our wholly-owned subsidiary, Guerrilla RF Acquisition Co., a corporation formed in the State of Delaware on October 20, 2021 (“Acquisition Sub”) and Guerrilla RF entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on October 22, 2021 (the “Closing Date”), Acquisition Sub merged with and into Guerrilla RF, with Guerrilla RF continuing as the surviving corporation and our wholly-owned subsidiary (the “Merger”).

As a result of the Merger, we acquired the business of Guerrilla RF, a fabless semiconductor company based in Greensboro, N.C. See “Description of our Business” below. At the time the certificate of merger reflecting the Merger was filed with the Secretary of State of Delaware (the “Effective Time”), each of Guerrilla RF’s shares of capital stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive approximately 2.95 shares of our common stock (the “Common Share Conversion Ratio). Immediately prior to the Effective Time, an aggregate of 2,025,000 shares of our common stock owned by the stockholders of Laffin Acquisition Corp. prior to the Merger were forfeited and cancelled (the “Stock Forfeiture”). In addition, pursuant to the Merger Agreement, options to purchase 1,065,067 shares of Guerrilla RF’s common stock issued and outstanding immediately prior to the closing of the Merger under Guerrilla RF’s 2014 Long Term Stock Incentive Plan (the “Guerrilla RF Plan”) were assumed and converted into options to purchase 3,146,366 shares of our common stock.

Following the closing of the Merger, Laffin Acquisition Corp. changed its name to Guerrilla RF, Inc.

See “Description of Capital Stock” below for more information. The issuance of shares of our common stock or options to purchase shares of our common stock, to Guerrilla RF’s former security holders are collectively referred to as the “Share Conversion.”

As a condition to the Merger, we entered into an indemnity agreement with our former officer and directors (the “Pre-Merger Indemnity Agreement”), pursuant to which we agreed to indemnify such former officer and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

The Merger was treated as a recapitalization and reverse acquisition for us for financial reporting purposes. Guerrilla RF is considered the acquirer for accounting purposes. Our historical financial statements before the Merger have been replaced with the historical financial statements of Guerrilla RF before the Merger in the registration statement of which this prospectus is a part, and in future filings with the SEC. The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The issuance of securities pursuant to the Share Conversion was not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and Rule 506 of Regulation D promulgated by the SEC thereunder. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement, and are subject to further contractual restrictions on transfer.

Private Placement Offering

Following the Effective Time of the Merger, we sold 5,766,550 shares of our common stock pursuant to a private placement offering, at a purchase price of $2.00 per share in multiple closings through November 16, 2021. The private placement offering is referred to herein as the “Offering.” Also in connection with the Offering, our placement agent and its affiliates received 275,000 shares of our common stock and warrants to purchase an aggregate of 331,580 shares at an exercise price of $2.00 per share and a term of five years.

The aggregate gross proceeds from the Offering was $11.5 million (before deducting placement agent fees and expenses of approximately $2.1 million).

The Offering was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The common stock was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our periodic reports and registration statements, including this prospectus;

•        reduced disclosure about our executive compensation arrangements;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, as amended, on the effectiveness of our internal controls over financial reporting;

•        reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, proxy statements and registration statements, including this prospectus; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year in which the fifth anniversary of the first sale of our common stock pursuant to an effective registration statement occurs. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which we will adopt the recently issued accounting standard.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

We were incorporated in the State of Delaware as Laffin Acquisition Corp. on November 9, 2020. On October 22, 2021, Guerrilla RF Acquisition Corp. merged with and into Guerrilla RF. Following the Merger, Guerrilla RF was the surviving entity and became our wholly-owned subsidiary, and all of the outstanding shares of common and preferred stock of Guerrilla RF were converted into shares of our common stock. The business of Guerrilla RF became our business as a result of the Merger. Following the consummation of the Merger, Guerrilla RF changed its name to “Guerrilla RF Operating Corporation.” Immediately after completion of the Merger, we changed our name to “Guerrilla RF, Inc.”

Prior to the Merger, Laffin Acquisition Corp. was a “shell” company registered under the Exchange Act, with no specific business plan or purpose until it began operating the business of Guerrilla RF following the closing of the Merger.

Our principal executive offices are located at 1196 Pleasant Ridge Road, Suite 5, Greensboro, NC 27409. Our telephone number is (336) 510-7840. Our website address is www.guerrilla-rf.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus.

All trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING

Common stock offered by selling stockholders	33,553,772 shares
Common stock outstanding	33,222,192 shares
Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.
Offering price

The selling stockholders may only sell their shares of common stock pursuant to this prospectus at a fixed price of $2.00 per share until such time as our common stock is quoted on the OTCQB, or another public trading market for the common stock otherwise develops. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Market for our shares

There is not now and never has been any market for our securities and an active market may never develop. We have arranged for a broker-dealer to apply to have our common stock quoted on the OTCQB or another over-the-counter system. In the future, we intend to seek to have the common stock listed on a national securities exchange. However, we may not be successful in having our shares quoted on an over-the-counter market or listed on a national securities exchange.

The number of shares of common stock outstanding is based on an aggregate of 33,222,192 shares outstanding as of January 31, 2022, plus 331,580 shares of common stock underlying warrants, but excludes:

•        3,146,366 shares of common stock issuable upon the exercise of stock options outstanding under our Guerrilla RF Plan, with a weighted-average exercise price of $0.35 per share; and

•        222,991 shares of common stock available for future issuance under the Guerrilla RF, Inc. 2021 Equity Incentive Plan (the “2021 Plan”).

SUMMARY FINANCIAL DATA

The following tables set forth summary financial data as of, and for the nine months ended, September 30, 2021 and 2020, and as of, and for the years ended, December 31, 2020 and 2019 and should be read together with our consolidated financial statements and the related notes, as well as the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary financial data in this section is not intended to replace our financial statements and related notes. The summary consolidated financial data as of, and for the nine months ended, September 30, 2021 and 2020 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In our opinion, these unaudited consolidated financial statements have been prepared on a basis consistent with our audited financial statements and contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such consolidated financial data. The summary financial data as of, and for the years ended, December 31, 2020 and 2019 are derived from our audited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of our future results, and our operating results for the nine-month period ended September 30, 2021 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2021 or any other interim periods or any future year or period.

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
Revenues	7,745,012	5,687,484	8,089,390	7,026,039
Cost of Revenues	3,138,735	1,914,052	2,911,120	2,394,332
Gross Profit	4,606,277	3,773,432	5,178,270	4,631,707
Operating Expenses:
General and administration	1,361,558	777,560	999,731	931,446
Sales and marketing	1,883,436	1,578,493	2,129,238	1,628,721
Research and development	3,181,567	2,648,505	3,591,336	1,828,821
Total Operating Expenses	6,426,561	5,004,558	6,720,305	4,388,988
Loss from operations	(1,820,284)	(1,231,126)	(1,542,035)	242,719
Other income (expenses):
Interest expense	(469,783)	(332,871)	469,684	465,332
PPP loan forgiveness	1,369,100	—	—	—
Net loss	$(920,967)	$(1,563,997)	$(2,011,719)	$(222,613)
Net loss per share of common stock, basic and diluted	$(0.40)	$(0.69)	$(0.89)	$(0.09)
Weighted average shares of common stock outstanding basic and diluted	2,290,142	2,264,288	2,264,627	2,185,746
Net loss per share of common stock, basic and diluted (Unaudited, Pro Forma Combined)(1)	$(0.02)		$(0.03)
Weighted average shares of common stock outstanding basic and diluted (Unaudited, Pro Forma Combined)(1)	33,147,192		33,147,192

____________

(1)      See Unaudited, Pro Forma Combined Financial Statements reflecting the effect of the Merger on page F-49.

	September 30, 2021 (unaudited)	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash	$403,574	$427,269	$903,788
Accounts receivable, net of allowance for doubtful accounts	1,277,599	1,653,805	1,184,511
Inventories	1,283,323	993,633	692,606
Prepaid expenses and other current assets	332,983	100,447	123,441
Total current assets	3,297,479	2,325,154	2,904,346
Property and equipment, net	984,019	789,587	416,576
Total assets	$4,281,498	$3,964,741	$3,320,922

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Short-term debt	$749,057	$1,297,611	$—
Capital lease, current portion	103,708	59,990	—
Accounts payable and accrued expenses	937,236	781,433	284,856
Total current liabilities	1,790,001	2,139,034	284,856
Capital lease	253,234	258,439	—
PPP loan	—	90,046	—
Notes Payable, net of current portion	6,232,296	4,602,516	4,674,727
Total liabilities	8,275,531	7,090,035	4,959,583

Stockholders’ deficit:
Preferred stock	4852	4,852	4,685
Common stock	2,509	2,261	2,250
Additional paid-in capital	9,128,820	9,076,840	8,551,959
Accumulated deficit	(13,130,214)	(12,209,247)	(10,197,528)
Total stockholders’ deficit	(3,994,033)	(3,125,294)	(1,638,661)
Total liabilities and stockholders’ deficit	$4,281,498	$3,964,741	$3,320,922

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information set forth in this prospectus, you should carefully consider the risk factors discussed below when considering an investment in our common stock and any risk factors that may be set forth in the applicable prospectus supplement, any related free writing prospectus, as well as the other information contained in this prospectus, any applicable prospectus supplement, and any related free writing prospectus. If any of the following risks occur, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In that case, the market price of our common stock could decline, and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

RISKS FACTORS SUMMARY

•        We have incurred significant losses in the past and will likely experience losses in the future. Our business and stock price may be adversely affected if we cannot make consistent progress toward future profitability.

•        The ultimate impact of the COVID-19 pandemic on our business is unknown. However, beginning in the second quarter of 2020, we observed delays, declining demand, and price fluctuations in the semiconductor industry.

•        We are an emerging commercial company that began commercial operations selling products in 2014. Since we base our expectations of potential customers and future demand for our products on only limited experience, it is difficult for our management and investors to forecast and evaluate our prospects and revenues accurately.

•        We may not generate sufficient cash to service our debt or to fund capital expenditures. As a result, we may be forced to take other actions to satisfy our debt obligations and financing requirements, which may not be successful or on terms favorable to us.

•        Our operating results are substantially dependent on developing new products and achieving design wins. Therefore, our future revenues that fund our growth in operations, continuing product development, administrative costs, and sales and marketing efforts are highly dependent on winning slots for our new product offerings.

•        The industry and the markets in which we operate are highly competitive and subject to rapid technological change. Therefore, for our RF products to be competitive and achieve market acceptance, we need to keep pace with the rapid development of new process technologies.

•        We may require additional capital to support our business growth, and such capital may not be available.

•        We are still developing many of our products, and they may not be accepted in the market or by significant customers.

•        We depend heavily on a single electronics distribution company to augment the reach of our field sales team and stock our products for a quick fulfillment of orders to numerous end users of our products. Therefore, any disruption of this relationship would result in a significant loss of sales to the extensive market participants we place our products. Furthermore, any disruption of our relationship with this distributor could result in their default in a large portion of our accounts receivable, which can often exceed 60% of total commercial receivables due to us.

•        We depend heavily on third parties, especially in our supply chain. Therefore, any disruption in our third-party supply chain relationships, either due to their constraints or their respective decision to suspend materials delivery, would adversely affect our ability to make products and execute sales orders. We may not be able to recover from any disruption that lasts a significant period of time.

•        We sell to several large companies with considerable bargaining power, which may require us to agree to terms and conditions that could harm our business or ability to recognize revenues.

•        We face risks related to sales through independent sales representatives and distributors.

•        Business disruptions could harm our business and adversely affect our results of operations.

•        If we experience poor manufacturing yields, our operating results may suffer.

•        We are subject to inventory risks and costs because we build our products based on anticipated customer orders and forecasts often before receiving purchase orders for the products.

•        We operate in a very competitive industry and must continue to innovate.

•        Unfavorable changes in interest rates, pricing of certain precious metals, utility rates, and foreign currency exchange rates may adversely affect our financial condition, liquidity, and results of operations.

•        Failure to retain and recruit essential engineering, operations, sales/marketing, and administrative talent could negatively impact our business and financial results.

•        Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.

•        We rely on our intellectual property and copyrighted designs. As a result, we may not be able to successfully protect against the use of our intellectual property by third parties. As a result, we may be subject to claims of infringement of third-party intellectual property rights.

•        We face risks from manufacturing our products by outside parties located in Taiwan, the Philippines, Malaysia, and China. These risks may include quality failures, export and import complexities and disruptions, geopolitical issues, factory failures or closures, local or global laws violations, the impact of COVID-19 locally, and sudden process manufacturing deviations. In the event of a manufacturing disruption with one of our manufacturing providers, we have options to move manufacturing to another approved supplier with the same processing capabilities.

•        Government regulation may adversely affect our business. Economic regulation in China and other countries where we sell products could adversely impact our business and the results of operations. Changes in government trade policies, including the imposition of tariffs and export restrictions, have limited and could continue to limit our ability to sell or provide our products and other items to specific customers and distributors, which may materially adversely affect our sales and results of operations.

•        Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

•        The shares of common stock issued in the Merger and the Offering are “restricted securities” and, as such, may not be sold except in limited circumstances.

•        If we are unable to register in a timely manner the shares of common stock issued to stockholders in the Merger or the Offering, then the ability to resell shares of our common stock so issued will be delayed.

•        There is currently no market for our common stock, and there can be no assurance that any market will ever develop. Therefore, you may be unable to resell shares of our common stock at times, and prices that you believe are appropriate.

•        We do not intend to pay dividends for the foreseeable future, and, as a result, your ability to achieve a return on your investment will depend on appreciation of the price of our common stock.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We have incurred significant losses in the past and will likely experience losses in the future.

We have incurred significant losses in the past and recorded a net loss of $2.0 million for the year ended December 31, 2020, and $921 thousand and $1.564 million for the nine months ended September 30, 2021, and September 30, 2020, respectively. As of December 31, 2020, we had an accumulated deficit of $12.2 million and $13.1 million at September 30, 2021. Our business and stock price may be adversely affected if we cannot consistently progress toward future profitability.

Our ability to be profitable in the future depends upon continued demand for our products from existing and new customers. Further sales of our products depend upon our ability to sustain the quality of our products, research and develop new products, and sustain and enhance customer satisfaction. In addition, our profitability will be affected by, among other things, our ability to execute on our business strategy, the timing and size of customer orders, the pricing and costs of our products, competitive offerings, macroeconomic conditions affecting the semiconductor industry, the COVID-19 pandemic, and the extent to which we invest in sales and marketing, research and development, and general and administrative resources.

Impact of COVID-19 on our Business

The ultimate impact of the COVID-19 pandemic on our business is unknown. However, beginning in the second quarter of 2020, we observed delays, declining demand, and price fluctuations in the semiconductor industry. We also observed a substantial reduction in our automotive business. In addition, our supply-chain management was adversely affected by factory shut-downs and reductions in capacity as factories were required to adhere to stay-at-home orders or limit the on-site staff to reduce the rate of infections.

To protect the health and safety of our employees, we have taken precautionary action and adopted social distancing measures and the implementation of staffing plans whereby employees can work remotely. Our efforts continue to evolve in response to new government measures and scientific knowledge regarding COVID-19. To contain COVID-19 or slow its spread, since early 2020, governments worldwide have enacted measures, including orders to close all businesses not deemed “essential,” isolating residents to their homes or places of residence, and implementing the practice of social distancing when engaging in essential activities. These measures have impacted the method and timing of certain business meetings and deliverables to specific customers and our ability to obtain certain suppliers’ materials, equipment, and services.

We anticipate that these actions and the global health crisis caused by COVID-19 will continue to negatively impact business activity across the globe. When COVID-19 is demonstrably contained, we anticipate a rebound in economic activity, depending on the rate, pace, and effectiveness of the containment efforts deployed by various national, state, and local governments; however, the timing and extent of any such rebound is uncertain. We will continue to monitor the situation actively. We may take further actions altering the business operations that we determine are in the best interests of our employees, customers, partners, suppliers, and stakeholders, or as required by federal, state, or local authorities. The potential effects of such alterations or modifications on our business are unclear, including our customers, employees, and prospects for our financial results.

We have a limited operating history upon which investors can evaluate our business and prospects.

We are an emerging commercial company that began commercial operations selling products in 2014. Since we base our expectations of potential customers and future demand for our products on only limited experience, it is difficult for our management and investors to forecast and evaluate our prospects and revenues accurately. Therefore, the proposed progression of our operations is subject to the risks inherent in light of the expenses, difficulties, complications, and delays frequently encountered in connection with the growth of any new business, as well as those risks specific to our Company in particular. The risks include but are not limited to our reliance on third parties to complete some processes for the manufacturing and packaging of our products and the possibility that we will not be able to achieve design wins with our products. In addition, to successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that the Company can successfully address these challenges. If unsuccessful, the Company and its business, financial condition, and operating results will be materially and adversely affected.

We may not generate sufficient cash to service our debt or fund capital expenditures. As a result, we may be forced to take other actions to satisfy our debt obligations and financing requirements, which may not be successful or on terms favorable to us.

Our ability to make scheduled payments on, or to refinance, our debt obligations and to fund working capital, planned capital expenditures and expansion efforts, and any strategic alliances or acquisitions we may make in the future depends on our ability to generate cash in the future and on our financial condition and operating performance. However, our financial condition and operating performance are subject to prevailing economic and competitive conditions and specific financial, business, and other factors beyond our control. As a result, we cannot ensure that we will maintain a level of cash flows from operating activities sufficient to permit us to pay our debt. For example, should our cash flows and capital resources be insufficient to fund our debt service obligations, we may face liquidity issues and be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital, or restructure or refinance our debt. These alternative measures may not be successful and may not permit us to meet our scheduled debt service and other obligations.

Our operating results are substantially dependent on developing new products and achieving design wins. Therefore, our future revenues that fund our growth in operations, continuing product development, administrative costs, and sales and marketing efforts are highly dependent on winning slots for our new product offerings.

Our largest markets are characterized by high levels of competition from formidable market participants, and they are often much larger in size and have greater capacity than us. Therefore, to effectively compete in our markets, we must introduce new product solutions that satisfy customer demands for greater functionality and improved performance. However, we may fail to provide such solutions in time for our end-user customers’ design cycles. In that case, we may experience a lack of growth that is central to our strategic plans or even suffer substantial decreases in our revenue by missing out on these design windows.

Our success depends on our ability to develop and introduce new products in a timely and cost-effective manner and secure production orders from our customers. The development of new products is a highly complex process, and we have experienced delays in completing the development and introduction of new products at times.

We participate in markets with a broad array of applications which make our ability to predict market requirements more challenging and consequently makes the definition and design of new products that address those requirements more challenging to ensure the future success of our business.

Our success at effective product development depends on several factors, including the following:

•        our ability to design products that meet industry requirements, costs, and performance levels, including specific end-user customer product requirements;

•        our ability to introduce new products that are competitive and which we can offer at competitive prices for the functionality and performance delivered;

•        our ability to recruit and retain qualified product design engineers;

•        our ability to supply products that are highly reliable and free of defects;

•        our ability to meet industry and end-user customer product ramps; and

•        the success of our end-user customers’ products in the market, which, in turn, determines the demand for our chips.

The industry and the markets in which we operate are highly competitive and subject to rapid technological change. Therefore, for our RF products to be competitive and achieve market acceptance, we need to keep pace with the rapid development of new process technologies.

The markets in which we compete are intensely competitive. We operate primarily in the industry that designs and produces semiconductor components for wireless communications and other wireless devices, which are subject to rapid changes in both product and process technologies based on demand and evolving industry standards. The markets for our products are characterized by:

•        rapid technological developments and product evolution;

•        rapid changes in end-user customer requirements;

•        frequent new product introductions and enhancements;

•        continuous demand for higher levels of integration, decreased size, and reduced power consumption;

•        fluctuating pricing; and

•        evolving industry standards.

Our R&D activity and resulting products could become obsolete or less competitive sooner than anticipated because of a faster than expected change in one or more of the above-noted factors. Therefore, for our products to be competitive and achieve market acceptance, we need to keep pace with the rapid development of new process technologies, which requires us to:

•        respond effectively to technological advances by the timely introduction of new technologies and products;

•        successfully implement our strategies and execute our R&D plan in practice; and

•        implement cost reductions into the manufacturing of our products.

Many of our current and potential competitors have entrenched market positions and customer relationships, established patents, and other IP and substantial technological capabilities. Additionally, many of our competitors may have significant financial, technical, manufacturing, and marketing resources, which may allow them to implement new technologies and develop new products more quickly.

Due to the COVID-19 pandemic, some of our competitors have been forced to rapidly adapt to flexible remote work arrangements and employ technology for the sales and delivery of their products. As more of our competitors evolve with a flexible remote workforce, we may face increased competition in recruiting the qualified personnel we seek that desire a flexible remote workplace.

Increased competition may result in lower prices and volumes, higher costs for resources, especially people, and lower profitability. We may not be able to supply customers with products that they deem superior and at competitive prices, and we may lose business to our competitors. Any inability to compete effectively would adversely affect our business, results of operations, and financial condition.

We may require additional capital to support our business growth, and such capital may not be available.

We intend to continue to make investments to support business growth. We may require additional funds to respond to business challenges, including the need to design and develop new products or enhance existing products, enhance our operating infrastructure, expand our sales and marketing capabilities, and acquire complementary businesses, technologies, or assets. Accordingly, we may need to engage in additional equity or debt financing to secure funds. However, equity and debt financing might not be available when needed or, if available, might not be available on terms satisfactory to us. If we raise additional funds through equity financing, our stockholders may experience dilution. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. If we are unable to obtain adequate financing or financing on terms satisfactory to us in the future, our ability to continue to support our business growth and to respond to business challenges could be significantly limited as we may have to delay, reduce the scope of, or eliminate some or all of our initiatives, which could harm our operating results.

We are still developing many of our products, and they may not be accepted in the market or by significant customers.

Although we believe that our products provide advantages over existing MMIC products in the market, we cannot be sure that new products will achieve market acceptance.

The successful development and market acceptance of our MMIC products will be highly complex and will depend on the following principal competitive factors, including our ability to:

•        comply with industry standards and effectively compete against current products;

•        differentiate our products from offerings of our competitors by delivering MMICs that are higher in quality, reliability, and technical performance;

•        anticipate customer and market requirements, changes in technology and industry standards, and timely develop improved technologies that meet high levels of satisfaction among our potential customers;

•        maintain, grow and manage our internal teams to the extent we increase our operations and develop new segments of our business;

•        build and sustain successful collaborative, strategic, and other relationships with manufacturers, customers, and contractors;

•        protect, create or otherwise obtain adequate IP for our technology; and

•        achieve strong financial, sales, marketing, technical and other resources necessary to develop, test, manufacture, and market our products.

If we are unsuccessful in accomplishing these objectives, we may not compete successfully against current and potential competitors. As a result, the market may not accept our future MMIC products.

In addition, Tier 1 manufacturers may be less receptive to adopting solutions from smaller companies such as the Company due to their desire to limit the expansion of their approved vendor lists. The Company could also face pressure to provide more lucrative bundling options due to the breadth of its overall portfolio.

We depend on a large distributor and several large end-user customers in the automotive and wireless infrastructure market.

A substantial portion of our product revenue results from sales to large distributors, who in turn sell to end-user customers in the automotive industry, which require special performance and reliability requirements and stringent volume delivery demands. In addition, we rely heavily on the wireless infrastructure market end-user customers, which, similar to our automotive end-user customers, requires we reliably meet high volume delivery schedules. Therefore, our future operating results will be heavily affected by the success of large automotive and wireless infrastructure end-user customers.

For fiscal years ended December 31, 2020 and 2019, our five largest end-user customers and three largest end-user customers accounted for approximately 61%, of our revenues. Our three end-user largest customers and four largest end-user customers comprised 54% and 70% of our revenues for the nine months ended September 30, 2021 and 2020, respectively.

We often service end-user customers through our largest distributor, who will ship to and bill directly for product shipments. The concentration of billings to this distributor as a portion of our total revenues were 60% and 42% for fiscal years 2020 and 2019, respectively. It is possible that demand for products decreases materially.

We depend on a limited number of third-party manufacturers to manufacture, assemble, and test the products we have designed and developed. If we cannot secure such services from them, or the services they provide are inadequate, our business and operating results could be harmed.

We depend on a limited number of third-party manufacturers, assemblers, and test suppliers in Taiwan, Singapore, Malaysia, and the Philippines for our business. Any interruption in our relationship with any of these third-parties could cause interruptions or delays in the delivery of our products to our customers, and this may force us to seek services from alternative sources, or develop such capabilities internally, which may not have the required specifications, or be available in time to meet demand or on commercially reasonable terms, if at all. In addition, any disruption in the ability of our third-party service providers to provide the requested services could disrupt our product sales and product offerings.

We have no control over the personnel employed and facilities used by our third-party service providers and any significant interruption in the operation of the facilities where they are employed, including an interruption caused by our failure to successfully procure services from them because of technological systems failures, or a failure of third-party service providers to handle higher volumes of services requested or train new personnel adequately, could reduce our ability to fulfill product sales orders, which could result in canceled sales, loss of revenues and damage to our brand and reputation. These facilities are vulnerable to damage or interruption from natural disasters, fires, power loss, telecommunications failures, and similar events. They are also subject to break-ins, computer viruses, sabotage, intentional acts of vandalism, and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions, which would have a serious adverse impact on our business.

While we endeavor to ensure that our third-party service providers comply with all of our corporate policies and practices, including privacy and data security practices, we have a limited ability to monitor and ensure compliance. As a result, if a third-party service provider deviates from these policies, our reputation with our customers may be harmed, and we may incur liability from our customers or governmental agencies.

We depend heavily on third parties.

We partner with a limited number of external suppliers and rely on them to fulfill our customers’ orders. These third-party suppliers perform complex manufacturing processes, including die processing, packaging, and test, tape, and reel. The semiconductor industry has experienced supply constraints for specific items, which the COVID-19 pandemic has exacerbated.

If these third-party suppliers fail to deliver our products on time, we will be unable to satisfy our customers’ orders, which will negatively impact our financial results, cash flow, and our ability to fund further product development efforts.

Our key suppliers commit to being compliant with applicable ISO 9001 quality standards; however, should they experience quality and reliability issues, this may delay shipments to our customers and negatively affect our reputation directly with customers and our reputation in the market, which could negatively impact our financial results.

We sell to several large companies with considerable bargaining power, which may require us to agree to terms and conditions that could harm our business or ability to recognize revenues.

Large companies comprise a significant portion of our current and target customer base. These customers generally have greater purchasing power than smaller entities and, accordingly, often demand more favorable terms from suppliers, including us. As a result, as we seek to expand our sales to existing customers and acquire new customers, we may be required to agree to terms and conditions that are more favorable to our customers, and that may affect the timing of our ability to recognize revenue, increase our costs, and harm our business, financial condition, and results of operations. Failure to satisfy such onerous terms may result in litigation, damages, additional costs, market share loss, and reputation loss. Additionally, these large customers may require that we agree to most-favored customer or exclusivity provisions concerning specific products that restrict our ability to do business with other customers causing us to increasingly rely on such large customers.

We face risks related to sales through independent sales representatives and distributors.

We sell a significant portion of our products through third-party distributors. We depend on these distributors to help us create end-user customer demand, provide technical support and other value-added services to end-user customers, fill end-user customer orders, and stock our products. As a result, a material change in our relationship with one or more of these distributors or their failure to perform as expected could negatively impact our financial results.

Our ability to add or replace distributors for some of our products may be limited because our end-user customers may be hesitant to accept the addition or replacement of a distributor due to advantages in the incumbent distributors’ technical support and favorable business terms related to payments, discounts, and stocking of acceptable inventory levels.

Using third parties for sales representation and distribution exposes us to many risks, including competitive pressure, concentration, credit risk, and compliance risks. Other third parties may use one of our distributors or sales representatives to sell products that compete with our products. We may need to provide financial and other incentives such as higher commission rates to encourage them to prioritize the sale of our products. Our distributors may face financial difficulties, including bankruptcy, which could harm our collection of accounts receivable and financial results.

Violations of the Foreign Corrupt Practices Act of 1977 or similar laws by our distributors or other third-party intermediaries could have a material impact on our business.

Failure to manage risks related to our use of distributors or other third-party intermediaries may reduce sales, increase expenses, and weaken our competitive position.

Information technology (“IT”) system failures or other disruptions may impact our business and reputation.

We may be subject to IT systems failures and network disruptions. These may be caused by natural disasters, industrial accidents, power disruptions, telecommunications failures, acts of terrorism or war, cybersecurity incidents, physical or electronic break-ins, or other events or disruptions. System redundancy may be ineffective or inadequate, and our disaster recovery planning may not be sufficient for all eventualities. Such failures or disruptions could prevent the delivery of our products, compromise our data or our customers’ data or result in delayed or canceled orders, as well as potentially expose us to third-party claims. System failures and disruptions could also impede our transactions processing services and financial reporting.

A significant portion of our research and development activities, our corporate headquarters, our IT systems, and certain of our other critical business operations are concentrated in a few geographic areas. Therefore, in the event of business disruption in one or more of those areas, our ability to deliver products could suffer, and we could incur significant losses, require substantial recovery time, and experience significant expenditures to resume operations, which could materially and adversely impact our business, financial condition, and operating results.

We carry commercial property damage and business interruption insurance against various risks, with limits we deem adequate, for reimbursement for damage to our fixed assets and the resulting disruption of our operations. However, this coverage likely would not wholly cover the negative impact to our business for any lengthy interruption, which could harm our Company in an unanticipated way and result in significant losses, a decline in revenue, and an increase in our costs and expenses. Disruptions from these events would likely require substantial recovery time and impact profits and cash flow in a significant manner. In addition, such business disruptions would adversely impact our relationships with our customers. If our customers independently experience similar business disruptions, they may reduce or cancel their orders, which may adversely affect our results of operations.

If we experience poor manufacturing yields, our operating results may suffer.

Our products are unique and fabricated using semiconductor process technologies that are highly complex. In some cases, we assemble our products in customized packages. Some of our products consist of multiple components in a single module and feature enhanced levels of integration and complexity. Our customers insist that we design our products to meet their same quality, performance, and reliability specifications. Our manufacturing yield is a combination of yields across the entire supply chain, including wafer fabrication, assembly, and test yields. Due to the complexity of our products, we periodically experience difficulties in achieving acceptable yields, particularly for new products.

Our end-user customers test our products once they assemble them into their products. The number of usable products that result from our subcontractor production process can fluctuate because of many factors, including:

•        design errors;

•        defects in photomasks (which are used to print circuits on a wafer);

•        minute impurities and variations in materials used;

•        contamination of the manufacturing environment;

•        equipment failure or variations in the manufacturing processes;

•        losses from broken wafers or other human error; and

•        defects in substrates and packaging.

Although our supply chain partners and our engineering and quality groups constantly seek to improve our manufacturing yields, such efforts may encounter significant barriers to success resulting in less-than-optimal yields or losses that would directly impact profits and increase costs, and lower cash flows. For example, costs of product defects and deviations from required specifications include the following:

•        disposal of inventory or financial write-offs of inventory;

•        accepting returns of products;

•        providing product replacements at no charge;

•        reimbursement of direct and indirect costs incurred by our end-user customers in recalling or reworking their products due to defects in our products;

•        travel and personnel costs to investigate potential product quality issues and to identify or confirm the failure mechanism or root cause of product defects; and

•        defending against litigation.

These issues could negatively impact our market position and reputation with customers, resulting in long-term harm to our business and financial results.

We are subject to inventory risks and costs because we build our products based on anticipated customer orders and forecasts often before receiving purchase orders for the products.

To ensure the availability of our products for some of our largest end-user customers, we start manufacturing certain products in advance of receiving purchase orders based on forecasts provided by these end-user customers. However, these forecasts do not represent binding purchase commitments, and we do not recognize sales for these products until they are shipped to our customers. As a result, we incur significant inventory and manufacturing costs in advance of anticipated sales. Because demand for our products may not materialize or may be lower than expected, manufacturing based on forecasts subjects us to heightened risks of higher inventory carrying costs, increased obsolescence, and higher operating costs. In addition, if product demand decreases or we fail to forecast demand accurately, we could be required to write off inventory, which would negatively impact our gross margin and other operating results.

We operate in a very competitive industry and must continue to innovate.

We compete with several companies primarily to design, manufacture, and sell RF solutions and discrete integrated circuits and modules. Increased competition from any source could adversely affect our operating results through lower prices for our products, reduced demand for our products, losses of existing design slots with critical end-user customers, and a corresponding reduction in our ability to recover development, engineering, and manufacturing costs.

Many of our existing and potential competitors have entrenched market positions, historical affiliations with OEMs, considerable internal manufacturing capacity, established IP rights, and substantial technological capabilities. The semiconductor industry has experienced increased industry consolidation over the last several years, a trend we expect to continue. Many of our existing and potential competitors may have more significant financial, technical, manufacturing, or marketing resources than we do. As a result, we cannot be sure that we will compete successfully with our competitors.

Unfavorable changes in interest rates, pricing of certain precious metals, utility rates, and foreign currency exchange rates may adversely affect our financial condition, liquidity, and results of operations.

Any of these macro conditions could negatively impact our supply chain partners and the industry as a whole, which could materially decrease our profits and cash flow.

To compete, we must attract, retain, and motivate key employees, and our failure to do so could harm our business and our results of operations.

We must hire and retain qualified employees, develop leaders for essential business functions, and train and motivate our employees. Our future operating results and success depend on keeping critical technical personnel and management and expanding our sales and marketing, R&D, finance, and administration personnel. We do not have employment agreements with the vast majority of our employees.

We must attract qualified personnel. The competition for qualified personnel is intense especially considering the size of our organization, which must compete with much larger companies for top talent. The number of people with experience, particularly in RF engineering, software engineering, integrated circuit design, and technical marketing and support, is limited. In addition, existing or new immigration laws, policies, or regulations in the U.S. may limit the pool of available talent. For example, travel bans, difficulties obtaining visas, and other restrictions on international travel could make it more challenging to manage our international operations effectively, operate as a global company, or service our international customer base. Changes in the interpretation and application of employment-related laws to our workforce practices may also result in increased operating costs and less flexibility in meeting our changing workforce needs. As a result, we cannot be sure that we will be able to attract and retain skilled personnel in the future, which could harm our business and our results of operations.

Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.

We may be a party to various litigation claims and legal proceedings from time to time. We will evaluate these claims and proceedings to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses. For example, our manufacturers’ failure to successfully manufacture products that conform to our design specifications and the U.S. Federal Communications Commission (FCC) strict regulatory requirements may lead to product defects and substantial costs to repair or replace these parts or materials, significantly impacting our ability to develop and implement our technology and improve our products’ performance. In addition, claims made or threatened by our suppliers, distributors, end-user customers, competitors, or current or former employees could adversely affect our relationships, damage our reputation or otherwise adversely affect our business, financial condition, or results of operations. The costs associated with defending legal claims and paying damages could be substantial. Our reputation could also be adversely affected by such claims, whether or not successful.

We may establish reserves as appropriate based upon assessments and estimates under our accounting policies in accordance with U.S. GAAP. We base our assessments, estimates, and disclosures on the information available to us at the time and rely on legal and management judgment. Actual outcomes or losses may differ materially from assessments and estimates. Actual settlements, verdicts, or resolutions of these claims or proceedings may negatively affect our business and financial performance. For example, a successful claim against us that is not covered by insurance or over our available insurance limits could require us to make significant damages payments and could materially adversely affect our financial condition, results of operations, and cash flows.

We may become subject to warranty claims, product recalls, and product liability claims that could materially and adversely affect our financial condition and results of operations.

We may become subject to warranty claims, product recalls, and product liability claims, leading to a significant expense. In addition, although we maintain reserves for reasonably estimable liabilities and purchase product liability insurance, we may elect to self-insure concerning some issues, and our reserves may be inadequate to cover the uninsured portion of such claims.

Product liability insurance is subject to significant deductibles, and such insurance may be unavailable or inadequate to protect against all claims. If one of our end-user customers recalls a product containing one of our devices, we may incur material costs and expenses, including replacement costs, direct and indirect product recall-related costs, diversion of technical and other resources, and reputational harm. Our customer contracts typically contain warranty and indemnification provisions, and in some instances, may also have liquidated damages provisions relating to product quality issues. The potential liabilities associated with such provisions are significant, and in some cases, are included in agreements with some of our largest end-user customers. Any such liabilities may significantly exceed any revenue we receive from the sale of the relevant products. Costs, payments, or damages incurred or paid by us in connection with warranty and product liability claims and product recalls could materially and adversely affect our financial condition and results of operations.

We are subject to environmental, health, and safety regulations and climate change risks.

We are subject to many U.S. and foreign environmental, health, and safety laws and regulations. These laws and regulations include those related to the use, transportation, storage, handling, emission, discharge, and recycling or disposal of hazardous materials. Our failure to comply with any of these existing or future laws or regulations could result in:

•        regulatory penalties and fines;

•        legal liabilities, including financial responsibility for remedial measures if our properties are contaminated;

•        expenses to secure required permits and governmental approvals;

•        reputational damage; and,

•        suspension or curtailment of third-party manufacturing, assembly, and test processes.

Existing and future environmental laws and regulations could also impact our product designs and limit or restrict the materials or components included in our products.

New climate change laws and regulations could require changes to manufacturing processes and increase our costs. In addition, new restrictions on carbon dioxide emissions or other greenhouse gases could result in increased costs for us and our suppliers. Various jurisdictions are developing different climate change-based regulations that may increase expenses and adversely affect our operating results. We expect increased worldwide regulatory activity relating to climate change in the future. Future compliance with these laws and regulations may adversely affect our business and the results of operations.

Impact of Product Demand on our Business

Our revenue, earnings, margins, and other operating results have fluctuated significantly and may fluctuate considerably in the future. If demand for our products weakens as a result of economic conditions or for other reasons, our revenue and profitability will be impacted. Our future operating results will depend on many factors, including business, political and macroeconomic changes such as trade restrictions and recession or slowing growth in the semiconductor industry and the overall global economy.

If demand for our products slows, our financial and operating results will be negatively impacted, thus impeding our ability to fund future product development efforts and, in extreme cases, negatively impacting our ability to finance normal operations without acquiring funds through credit or equity raises.

In addition, if our end-user customers experience spikes in demand far more than anticipated, our ability to respond effectively to such demand might be impacted. This type of demand surge could negatively impact cash flow (e.g., supply chain inventory requirements) in the short term and potential loss of credibility with the industry in the long term if we do not meet demands reasonably.

We are subject to high degrees of product demand variability. Even if we achieve a design win, our end-user customers can delay or cancel a program without advanced warning, creating risk for inventory obsolescence, ineffective use of cash, and resources channeled to less than optimal business opportunities. The loss of a design win and failure to add new design wins to replace lost revenue and weakened customer demand would have a material adverse effect on our business, financial condition, and results of operations.

Unauthorized use of our proprietary technology and intellectual property could adversely affect our business and results of operations.

Our success and competitive position largely depend on our ability to obtain and maintain intellectual property rights protecting our products. We rely on a combination of patents, copyrights, trademarks, service marks, trade secrets, confidentiality provisions, and licensing arrangements to establish and protect our intellectual property and proprietary rights. Unauthorized parties may attempt to copy or discover aspects of our products or to obtain, license, sell, or otherwise use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and we may not be able to protect our technology from unauthorized use. Additionally, our competitors may independently develop products that are substantially the same or superior to our products and do not infringe our rights. In these cases, we would be unable to prevent our competitors from selling or licensing these similar or superior products. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S. As a result, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Regardless of the outcome, litigation can be very expensive and divert management focus and efforts.

We may be subject to claims of infringement of third-party intellectual property rights.

Our operating results may be adversely affected if third parties claim that our products infringed their patent, copyright, or other intellectual property rights. Such assertions could lead to expensive and unpredictable litigation, diverting the attention of management and technical personnel. An unsuccessful result in such litigation could adversely affect our business, including injunctions, exclusion orders, and royalty payments to third parties. In addition, if one of our customers or a supplier to one of our end-user customers is found to have infringed on third-party intellectual property rights, such a finding could adversely affect the demand for our products.

We are subject to various state and federal, and foreign laws and regulations, including data protection and privacy laws and regulations, that may impact our business and subject us to significant fines and penalties or other negative consequences.

Our operations may be directly or indirectly subject to various state and federal laws. Many states and foreign jurisdictions have similar laws and regulations related to, including but not limited to, things such as anti-bribery and corruption and privacy and data protection, to which we are currently and may in the future, be subject. For instance, the U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits companies and individuals from engaging in specified activities to obtain or retain business or influence a person working in an official capacity. Under the FCPA, it is illegal to pay, offer to pay, or authorize the payment of anything of value to any foreign government official, governmental staff members, political party, or political candidate in an attempt to obtain or retain business or to influence otherwise a person working in an official capacity. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the corporation’s transactions and devise and maintain an adequate system of internal accounting controls. Although we take our obligation to maintain our compliance with these various laws and regulations seriously and our evolving compliance program is designed to prevent the violation of these laws and regulations, we cannot guarantee that our compliance program will be sufficient or effective, that we will be able to integrate the operations of any acquired businesses into our compliance program on a timely basis, that our employees will comply with our policies and that our employees will notify us of any violation of our policies, that we will have the ability to take appropriate and timely corrective action in response to any such violation, or that we will make decisions and take actions that will necessarily limit or avoid liability for whistleblower claims that individuals, such as employees or former employees, may bring against us or that governmental authorities may prosecute against us based on information provided by individuals. If we are found to be in violation of any of the laws and regulations described above or other applicable state and federal laws, we may be subject to penalties, including civil, criminal, and administrative penalties, damages, fines, disgorgement, contractual damages, reputational harm, imprisonment, diminished profits and future earnings, additional reporting requirements, and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could have a material adverse effect on our business, results of operations and growth prospects. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal, state, and foreign laws could be costly and time-consuming for our management.

We also may be bound by contractual obligations and other obligations relating to privacy, data protection, and information security that are more stringent than applicable laws and regulations. The costs of compliance and other burdens imposed by laws, regulations, standards, and other obligations relating to privacy, data protection, and information security could be significant. Some companies, particularly larger or global enterprises, often will not contract with vendors that do not meet these rigorous standards and often seek contract terms to ensure we are financially liable for any breach of laws or regulations. Accordingly, our failure, or perceived inability, to comply with these laws, regulations, standards, and other obligations may limit the use and adoption of our products, reduce overall demand for our products, lead to regulatory investigations, breach of contract claims, litigation, and significant fines, penalties, or liabilities for actual or alleged noncompliance or slow the pace at which we close sales transactions, any of which could harm our business.

The effects of regulation may materially and adversely impact our business. For example, the FCC’s regulatory policies relating to radio frequency emissions, consumer protection laws of the U.S. Federal Trade Commission, product safety regulatory activities of the U.S. Consumer Products Safety Commission, and environmental regulatory actions of the U.S. Environmental Protection Agency could impede sales of our products in the United States. In addition, our customers and we are also subject to various import and export laws and regulations. Should we fail to comply with these regulations, we may be unable to produce and deliver these products to specific customers, and we may become subject to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions.

Our product or manufacturing standards could also be impacted by new or revised environmental rules and regulations or other social initiatives. Those rules, or similar rules adopted in other jurisdictions, could adversely affect our costs, the availability of minerals used in our products, and our relationships with customers and suppliers.

We may incur substantial expenses related to regulatory requirements, and any regulatory compliance failure could cause our business to suffer.

The wireless communications industry is subject to ongoing regulatory obligations and reviews. Maintaining compliance with these requirements may result in significant additional expense to us, and any failure to maintain such compliance could cause our business to suffer.

Noncompliance with applicable regulations or requirements could also subject us to investigations, sanctions, mandatory product recalls, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. An adverse outcome in such litigation could require paying contractual damages, compensatory damages, punitive damages, attorneys’ fees, and other costs. These enforcement actions could harm our business, financial condition, and results of operations. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition, and results of operations could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and increased professional fees.

Our international customer base and third-party service providers subject us to additional risks that can adversely affect our business operations and financial condition.

We currently have a considerable international customer base. Additionally, as of September 30, 2021, approximately 55% of our product sales were to international end-user customers. Our international third-party service providers are significant to our operations. They are in emerging markets such as Taiwan, the Philippines, and Malaysia. We continue to expand our international customer base as part of our growth strategy.

Our strategy to diversify geographical risk by using several third-party service providers located throughout Asia and grow our international end-user customer base may fail due to our inability to navigate the challenge of international business. Conducting business in global markets, and particularly South Asia, requires significant management attention and could subject us to regulatory, economic, and political risks and competition that are different from those in the U.S. We cannot assure you that our international efforts will be successful or that returns on such efforts will be sustained or grow in the future. In addition, our international business efforts may fail to succeed due to other risks inherent in conducting businesses internationally, including:

•        difficulties and costs associated with staffing and managing foreign business activities;

•        anti-bribery or corruption compliance by our third-party service providers or us;

•        the potential diversion of management’s attention to oversee and direct business activities that are geographically distant from our U.S. headquarters;

•        compliance with multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy, antitrust and competition, environment, health, safety, and data protection laws and regulations;

•        labor market conditions and workers’ rights affecting our manufacturing operations or those of our end-user customers or suppliers;

•        legal systems in which our ability to enforce and protect our rights may be different or less effective than in the U.S. and in which the ultimate result of dispute resolution is more difficult to predict;

•        differences in workplace cultures;

•        disruptions in capital and securities and commodities trading markets;

•        unexpected changes in regulatory requirements including the formal or informal imposition of export, import, or doing-business regulations, including trade sanctions, tariffs, and other related restrictions;

•        currency controls and fluctuations;

•        occurrences of geopolitical crises such as terrorist activity, armed conflict, civil or military unrest or political instability, which may disrupt manufacturing, assembly, logistics, security, and communications and result in reduced demand for our products;

•        pandemics and similar major health concerns, including COVID-19, could adversely affect our business and customer order patterns;

•        our ability to manage our third-party service providers compliance with differing technical and certification requirements outside the U.S.;

•        more limited protection for intellectual property rights in some countries; and

•        new and different sources of competition.

Our failure to manage these risks successfully could harm our existing and future international business operations and seriously impair our overall business.

Approximately 6% of our 2020 sales were attributable to customers located in China. We expect that revenue from international sales to China and other markets will continue to be a significant part of our total revenue. Any weakness in these economies could decrease demand for products that contain our products, which could materially and adversely affect our business. The imposition by the U.S. of tariffs on goods imported from China and potentially other countries, countermeasures imposed by China in response, U.S. export restrictions on sales of products to China, and other government actions that restrict or otherwise adversely affect our ability to sell our products to Chinese customers may have a material impact on our business, including our ability to sell products and to manufacture or source components.

As a company with significant sales outside of the U.S., our results may be affected by movements in currency exchange rates. In addition, our exposure may increase or decrease over time as our foreign business levels fluctuate in the countries where we may have sales or operations. These changes could have a material impact on our financial results. The functional currency for our current operations and international sales is the U.S. dollar; however, that may expand to other currencies as we grow.

Economic regulation in China and other countries where we sell products could adversely impact our business and the results of operations.

A significant portion of our potential customer base is located in China and other countries outside of the U.S. For many years, the Chinese economy has experienced periods of rapid growth and wide fluctuations in inflation. In response to these factors, the Chinese government has, from time to time, adopted measures to regulate growth and to contain inflation, including currency controls and measures designed to restrict credit, control prices, or set currency exchange rates. Such actions in the future, as well as other changes in Chinese or other non-U.S. laws and regulations, including efforts in furtherance of reducing dependence on foreign semiconductor manufacturers, could increase the cost of doing business in other countries, foster the emergence of foreign competitors, decrease the demand for our products in those countries, or reduce the supply of necessary materials for our products, which could have a material adverse effect on our business and results of operations.

Changes in government trade policies, including the imposition of tariffs and export restrictions, have limited and could continue to limit our ability to sell or provide our products and other items to specific end-user customers and distribution-customers, which may materially adversely affect our sales and results of operations.

The U.S. and foreign governments have taken and may continue to take administrative, legislative, or regulatory action that could materially interfere with our ability to export, re-export, and transfer products and other items in certain countries, particularly in China. For example, the imposition of tariffs has not had a direct, material adverse impact on our business; however, the direct and indirect effects of tariffs and other restrictive trade actions are difficult to measure and are only one part of economic and trade policy.

Furthermore, we have experienced and may continue to experience restrictions on our ability to export, re-export, and transfer our products and other items to specific foreign end-user customers and/or distribution-customers where exports, re-exports, or transfers of products require export licenses or are prohibited by government action. As an example, the U.S. government has in the past imposed export restrictions that effectively banned American companies from exporting, re-exporting, and transferring products to DJI Technology Company and Huawei Technologies Co., Ltd.

Even if such restrictions are lifted, any financial or other penalties or continuing export restrictions imposed on our customers could have a continuing negative impact on our future revenue and results of operations. In addition, other foreign end-user customers and/or distribution-customers affected by future U.S. government sanctions or threats of sanctions may respond by developing new solutions to replace our products or by adopting our foreign competitors’ solutions.

We cannot predict what further actions may ultimately be taken concerning tariffs or other trade measures between the U.S. and China or other countries, what products or entities may be subject to such actions, or what steps may be taken by other countries in response. The loss of foreign customers or suppliers or the imposition of restrictions on our ability to sell or transfer products to customers due to tariffs, export restrictions, or other U.S. regulatory actions could materially and adversely affect our sales and business and results of operations.

If our products contribute to a data security breach, we may lose current or future customers, our reputation and business may be harmed, and we may incur liabilities.

Our end-user customers use our products in a wide variety of ways. Although we do not control security features surrounding the use of our products by our end-user customers, our end-user customers’ security measures may not detect or prevent hacker interceptions, break-ins, security breaches, the introduction of viruses or malicious code, such as “ransomware,” and other disruptions that may jeopardize the security of information transmitted through an electronic pathway using our products. In addition, cyber-attacks and other malicious Internet-based activity continue to increase generally. They may be directed at either the electronic transmission pathway within which our end-user customers use our products or even our own our corporate information technology software and infrastructure.

Because techniques used to obtain unauthorized access, exploit vulnerabilities, or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques, patch vulnerabilities, or implement adequate preventative measures as we research and develop our products. In addition, certain of our end-user customers may have a greater sensitivity to security defects or breaches in electronic pathways using our products. As a result, any actual or perceived security breach or theft of the business-critical data of one or more of our end-user customers, regardless of whether the breach is attributable to electronic transmission through one of our products, may adversely affect the market’s perception of our products. There can be no assurance that limitation of liability, indemnification, or other protective provisions in our contracts would be applicable, enforceable, or adequate in connection with a security breach, or would otherwise protect us from any such liabilities or damages concerning any particular claim. We also cannot be sure that our existing general liability insurance coverage and coverage for errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not deny coverage as to any future claim. As a result, one or more large claims may be asserted against us that exceed our available insurance coverage, or changes in our insurance policies may occur, including premium increases or the imposition of large deductible or co-insurance requirements. Furthermore, because some of our employees and third-party service provider personnel have shifted to some degree of remote work due to the COVID-19 pandemic, our ability to safeguard our own systems may be adversely impacted, and we may be more susceptible to data security breaches.

Furthermore, a party that can circumvent security measures or exploit any vulnerabilities in end-user customer systems using our products could misappropriate our end-user customers’ proprietary or confidential information, cause an interruption in their operations, damage or misuse their computer systems, misuse any information that they misappropriate, cause termination of our sales with those end-user customers, subject us to notification and indemnity obligations, litigation, and regulatory investigation or governmental sanctions, cause us to lose existing customers, and harm our ability to attract future customers. Any such breach could cause harm to our reputation, business, financial condition, and results of operations, and we may incur significant liability. As a result, our business and financial position may be harmed.

Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

We rely on trade secrets, technical know-how, and other unpatented proprietary information relating to our product development and manufacturing activities to provide us with competitive advantages. We protect this information by entering into confidentiality agreements with our employees, consultants, strategic partners, and other third parties. We also design our computer systems and networks and implement various procedures to restrict unauthorized access to the dissemination of our proprietary information.

We face internal and external data security threats. For example, current, departing, or former employees or third parties could attempt to improperly use or access our computer systems and networks to copy, obtain, or misappropriate our proprietary information or otherwise interrupt our business. Like others, we are also subject to significant system or network disruptions from numerous causes, including computer viruses and other cyber-attacks, facility access issues, new system implementations, and energy blackouts.

Security breaches, computer malware, phishing, spoofing, and other cyber-attacks have become more prevalent and sophisticated in recent years. While we defend against these threats daily, we do not believe that such attacks have caused us any material damage to date. Because the techniques used by computer hackers and others to access or sabotage networks constantly evolve and generally are not recognized until launched against a target, we may be unable to anticipate, counter or ameliorate all these techniques. As a result, our and our customers’ proprietary information may be misappropriated, and we cannot predict the impact of any future incident. Any loss of such information could harm our competitive position, result in a loss of customer confidence in the adequacy of our threat mitigation and detection processes and procedures, cause us to incur significant costs to remedy the damages caused by the incident, and divert management and other resources. We routinely implement improvements to our network security safeguards, and we are devoting increasing resources to the security of our information technology systems. However, we cannot assure that such system improvements will be sufficient to prevent or limit the damage from any future cyber-attack or network disruptions.

The costs related to cyber-attacks or other security threats or computer systems disruptions typically would not be fully insured or indemnified by others. As a result, the occurrence of any of the events described above could result in the loss of competitive advantages derived from our R&D efforts or our IP. Moreover, these events may result in the early obsolescence of our products, product development delays, or diversion of the attention of management and critical information technology and other resources, or otherwise, adversely affect our internal operations and reputation or degrade our financial results and stock price.

We may be subject to theft, loss, or misuse of personal data by or about our employees, customers, or other third parties, which could increase our expenses, damage our reputation, or result in legal or regulatory proceedings.

In the ordinary course of our business, we have access to sensitive, confidential, or personal data or information regarding our employees and others that is subject to privacy and security laws and regulations. Therefore, the theft, loss, or misuse of personal data collected, used, stored, or transferred by us to run our business, or by our third-party service providers, including business process software applications providers and other vendors that have access to sensitive data, could result in damage to our reputation, disruption of our business activities, significantly increased business and security costs or costs related to defending legal claims.

Global privacy legislation, enforcement, and policy activity in this area are rapidly expanding and creating a complex regulatory compliance environment. For example, the European Union has adopted the General Data Protection Regulation (“GDPR”), which requires companies to comply with rules regarding the handling of personal data, including its use, protection, and the ability of persons whose data is stored to correct or delete such data about themselves. Failure to meet GDPR requirements could result in penalties of up to 4% of worldwide revenue. In addition, the interpretation and application of consumer and data protection laws in the U.S., Europe, and elsewhere are often uncertain and fluid and may be interpreted and applied in a manner that is inconsistent with our data practices. As a result, complying with these changing laws has caused, and could continue to cause, us to incur substantial costs, which could harm our business and results of operations. Further, failure to comply with existing or new rules may result in significant penalties or orders to stop the alleged noncompliant activity. Finally, even our inadvertent failure to comply with federal, state, or international privacy-related or data protection laws and regulations could result in audits, regulatory inquiries, or proceedings against us by governmental entities or others.

Our sales have been concentrated in a small number of market segment end-user customers.

Our revenues have been concentrated in a relatively small number of large end-user customers, and we have historically derived a significant percentage of our total product revenues from a few end-user customers. For fiscal years ended December 31, 2020 and 2019, our five largest end-user customers and three largest end-user customers accounted for approximately 61%, of our revenues. Our three largest end-user customers and four largest end-user customers comprised 54% and 70% of our revenues for the nine months ended September 30, 2021 and 2020, respectively. If one of our large end-user customers ceases or significantly reduces its product orders from us, or if we fail to generate additional product sales with these or similarly significant end-user customers, there could be a material adverse effect on our business, financial condition or results of operations.

We expect that we will continue to depend upon a relatively small number of market segment end-user customers for a significant portion of our total revenues for the foreseeable future. Therefore, the loss of any of these end-user customers or industry sector groups of end-user customers for any reason or a change of relationship with any of our key end-user customers could cause a material decrease in our total revenues.

Additionally, mergers or consolidations among our end-user customers could reduce the number of our end-user customers and could adversely affect our revenues and sales. In particular, if our end-user customers are acquired by entities that are not also our end-user customers, that do not use our products or purchase products from one of our competitors, and choose to discontinue, reduce or change the volume of product purchases from us, our business and operating results could be materially and adversely affected.

Currently, those employed by our third-party service providers and distibutors may be forced to work from home due to ongoing shelter-in-place orders due to the COVID-19 pandemic. As a result, the productivity of our third-party service providers and distributors may suffer as they adapt to these new environments, and our ability to ensure compliance with our privacy and data security policies is more limited. These circumstances may also force us to modify our product manufacturing process.

We depend on many technology providers, and if we cannot source solutions from them, our business and operating results could be harmed.

Our product design and development processes incorporate multiple software components obtained from licensors on a non-exclusive basis. Our license agreements can be terminated for cause. In many cases, these license agreements specify a limited term and are only renewable beyond that term with the licensor’s consent. If a licensor terminates a license agreement for cause, objects to its renewal or conditions renewal on modified terms and conditions, we may be unable to obtain licenses for equivalent software components on reasonable terms and conditions, including licensing fees, warranties, or protection from infringement claims. In addition, some licensors may discontinue licensing their software to us or support the software version used in our product design and development processes. In such circumstances, we may need to redesign our processes with substantial cost and time investment to incorporate alternative software components or be subject to higher technology costs. Any of these circumstances could adversely affect the cost and efficiency of our product research and development.

Due to the COVID-19 pandemic, we have taken certain precautions to keep our employees safe that could harm our business.

In light of the uncertain and evolving situation relating to the spread of COVID-19 and in compliance with applicable government executive orders, we have taken measures intended to help minimize the risk of transmitting the virus to our employees, our customers, and the communities in which we participate, which could negatively impact our business. These measures include allowing our employees to work remotely, suspending all non-essential travel worldwide, canceling, postponing, or holding virtually company-sponsored events when practical to do so, and discouraging employee attendance at industry events and unessential in-person work-related meetings. While we have a distributed workforce and our employees are accustomed to working remotely or with other remote employees, our workforce is not fully remote. Further, some of our employees have shifted to flexible remote work, which may have an adverse impact on our business due to decreased morale among employees, increased strain on IT systems, increased difficulty in ensuring compliance with our data security and compliance policies, and increased difficulty in the training, development, and recruitment of new employees. Although we continue to monitor the situation and may adjust our current policies as more information and guidance become available, temporarily suspending unnecessary travel and in-person business could negatively impact our marketing efforts, our ability to enter into customer relationships in a timely manner, our international expansion efforts, our ability to recruit employees across the organization and in sales and marketing, in particular, which could have longer-term effects on our sales pipeline or create operational or other challenges as we incorporate flexible remote work for the duration of the COVID-19 pandemic, any of which could harm our business. The extent to which the COVID-19 pandemic and our precautionary measures may impact our business will depend on future developments, which are highly uncertain and cannot be predicted at this time.

We may not be able to keep pace with changes in technology or provide timely enhancements to our products.

The market for our products is characterized by rapid technological advancements, changes in customer requirements, frequent new product introductions and enhancements, and changing industry standards. To maintain our growth strategy, we must adapt and respond to our end-user customers’ technological advances and technological requirements. Our future success will depend on our ability to: enhance our current products; introduce new products to keep pace with products offered by our competitors; increase the performance of our internal systems, particularly our research and development systems that meet our end-user customers’ changing requirements; and adapt to technological advancements and changing industry and regulatory standards. We continue to make significant investments in the research and development of new products. If our products become outdated, it may negatively impact our ability to meet performance expectations related to quality, time to market, cost, and innovation relative to our competitors. In addition, the failure to achieve product performance requirements of our new and existing end-user customers and sustain good customer satisfaction may adversely impact our business and operating results.

Any failure to offer high-quality customer support for our products may adversely affect our relationships with our customers and harm our financial results.

Once our products are sold, our customers use our support organization to resolve technical issues relating to our products. In addition, we also believe that our success in selling our products is highly dependent on our business reputation and favorable recommendations from our existing customers. Therefore, any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality support, could harm our reputation, adversely affect our ability to maintain existing customers or sell our products to existing and prospective customers, and harm our business, operating results, and financial condition.

If we cannot attract and retain key personnel, our business could be harmed.

We must attract and retain highly qualified personnel to execute our business strategy. If any of our key employees were to leave, we could face substantial difficulty hiring qualified successors. We could experience a loss in productivity while any successor obtains the necessary training and experience. Although we have arrangements with some of our executive officers designed to promote retention, our employment relationships are generally at-will, and we have had key employees leave in the past. We cannot assure you that one or more key employees will not leave in the future. In particular, we compete with many other companies for semiconductor developers and other skilled engineering, marketing, sales, and operations professionals, and we may not be successful in attracting and retaining the professionals we need. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and difficulty in retaining highly skilled employees with appropriate qualifications. In particular, we have experienced a competitive hiring environment in the Greater Triad Area, where we are headquartered in North Carolina. Many of the companies with which we compete for experienced personnel have greater resources than we do. In addition, in making employment decisions, job candidates often consider the value of the equity incentives they are to receive in connection with their employment. If we and our third-party service providers experience difficulty recruiting and retaining qualified personnel, our business may be adversely affected. If the price of our stock declines or experiences significant volatility, our ability to attract or retain key employees will be adversely affected. We intend to continue to hire additional highly qualified personnel, including research and development and operational personnel. Still, we may not be able to attract, assimilate, or retain qualified personnel in the future. Any failure to attract, integrate, motivate, and retain these employees could harm our business.

Our revenues and operating results have fluctuated and are likely to continue to fluctuate, making our quarterly results difficult to predict, which may cause us to miss analyst expectations and may cause the price of our common stock to decline.

Our operating results have been and may continue to be difficult to predict, even in the near term, and are likely to fluctuate due to various factors, many of which are outside of our control.

Comparisons of our revenues and operating results on a period-to-period basis may not be meaningful. You should not rely on our past results to indicate our future performance. Each of the following factors, among others, could cause our operating results to fluctuate from quarter to quarter:

•        the financial health of our customers;

•        occurrence of technological advances and potential effects on our business and operations;

•        market acceptance and adoption of our products;

•        changes in the regulatory environment affecting our customers;

•        our ability to expand our sales and marketing operations;

•        our ability to successfully integrate any acquired businesses, technologies, or assets;

•        the announcement of new significant contracts or customer relationships;

•        the procurement cycles of our customers and the length of our sales cycles;

•        changes in end-user customer integration of our products into their business needs;

•        variations in the amount of new customers booked in a prior quarter, but not delivered until later quarters;

•        our mix of products and royalty revenues;

•        new competitive product launches by our end-user customers that negatively impact sales or our sales cycle;

•        pricing, including discounts by us or our competitors;

•        our ability to successfully sell our products in a timely manner;

•        our ability to forecast demand and manage lead times for the recruitment and training of required personnel;

•        our ability to develop and introduce new products and features to existing products that achieve market acceptance;

•        the announcement of a new product, which may cause sales cycles to lengthen;

•        federal or state government shutdowns; and

•        future accounting pronouncements and changes in accounting policies.

The semiconductor industry is regulated. Therefore, any material changes in the political, economic, or regulatory semiconductor environment that affect the purchasing business or the purchasing practices and operations of organizations that utilize semiconductor industry products, or that lead to consolidation in our end-user customer industries, could require us to modify our products available to customers for purchase.

Our ability to grow will depend upon the economic environment of our end-user customer industries and our ability to increase the number of products that we sell to our customers. Our end-user customer industry bases often have different regulatory requirements, and they are subject to changing political, economic, and regulatory influences. As a result, changes in regulations affecting our end-user customers could require us to make unplanned modifications to our products, result in delays or cancellations of orders, or reduce demand for our products.

If we fail to offer high-quality products and support for any of our products, our operating results and our ability to sell those products in the future will be harmed.

Our ability to sell our products depends on our product support team providing high-quality support. Once our products are integrated into an end-user customer’s planned use, the end-user customer typically depends on our product support team to help resolve technical issues, if they develop, and assist in optimizing the use of our products. If we do not effectively assist our end-user customers in integrating our products, succeed in helping our end-user customers quickly resolve technical and other post-integration issues, or provide effective ongoing support services, our ability to expand the use of our products within existing end-user customers and to sell our products to new customers will be harmed. If integration of our products is deemed unsatisfactory, we may incur significant costs to attain and sustain end-user customer satisfaction or, in extreme cases, our end-user customers may choose not to use our products. In addition, as we hire new engineering personnel, we may inadvertently hire underperforming people who will have to be replaced, or fail to effectively train such employees, leading in some instances to slower growth, additional costs, and poor customer relations.

As we continue to pursue opportunities for larger sales volume that have greater technical complexity or involve the integration of our untested products, we may experience a more extended time for our products to be integrated. As a result, our product sales revenue may be delayed. Additionally, as we enter agreements with new and existing customers for larger and more complex sales, we have been and may continue to be, required to agree to end-user customer acceptance and cancellation clauses. With acceptance clauses, delays may occur in obtaining end-user customer acceptance regardless of the quality of our products and may cause us to defer revenue recognition where such acceptance provisions are substantive in nature, or they may require us to incur additional costs to obtain such end-user customer acceptance. Cancellation clauses may result in a customer cancelling an order for products, impacting our revenues.

Our sales cycles can be lengthy, and it is difficult for us to predict when or if sales will occur.

Our sales efforts are often targeted at larger end-user customers and distributors. As a result, we face higher costs, must devote greater sales support to individual customers, have longer sales cycles, and have less predictability in completing some of our sales. Also, sales to large end-user customers and distributors often require us to provide greater levels of education regarding the use and benefits of our products. Our sales cycle length could be 12 to 24 months depending on the end-user customer’s industry base and economic factors beyond our control, as measured from the point of initial contact with a potential customer to the time a purchase order is signed.

We believe that our customers view the purchase of our products as a significant and strategic decision. As a result, customers carefully evaluate our products, often over long periods with various internal constituencies. In addition, the sales of our products may be subject to delays if the customer has lengthy internal budgeting, integration, and approval and evaluation processes. As a result, it is difficult to predict the timing of our future sales.

We depend on our management team and our key sales and development and engineering personnel. The loss of one or more key employees or groups could harm our business and prevent us from implementing our business plan in a timely manner.

Our success depends on our executive officers’ expertise, efficacy, and continued services. We have in the past, and may in the future, continue to experience changes in our executive management team resulting from the departure of executives or subsequent hiring of new executives, which may be disruptive to our business. Any changes in business strategies or leadership can create uncertainty, may negatively impact our ability to execute our business strategy quickly and effectively, and ultimately be unsuccessful. In addition, the impact of hiring new executives may not be immediately realized. We are also substantially dependent on the continued service of our existing research and development personnel because of their familiarity with the inherent complexities of our products.

Failure to adequately expand and train our direct sales force and distributors will impede our growth.

We rely almost exclusively on our direct sales force and distributors to sell our products. We believe that our future growth will depend significantly on the continued development of our direct sales force and distributor relationships and their ability to manage and retain our existing end-user customer base, expand the sales of our products to existing end-user customers, and obtain new end-user customers. Because our products are complex and often must interoperate with complex technological functionality, it can take longer for our sales personnel and distributors to become fully productive. Therefore, our ability to achieve significant growth in revenues in the future will depend, in large part, on our success in recruiting, training, and retaining a sufficient number of direct sales personnel and growing our distributor base. New hires require significant training and may, in some cases, take considerable time before becoming fully productive, if at all. If we are unable to hire and develop sufficient numbers of productive direct sales personnel, and if these sales personnel are unable to achieve full productivity, sales of our products will suffer, and our growth will be impeded.

If we fail to increase market awareness of our brand and products, expand our sales and marketing operations, improve our sales execution, and increase our sales channels, our business could be harmed.

We intend to continue to add personnel and resources in sales and marketing as we focus on expanding awareness of our brand and products and capitalize on sales opportunities with new and existing customers. Our efforts to improve sales of our products will increase our sales and marketing expenses and general and administrative expense, and these efforts may not be successful. Some newly hired sales and marketing personnel may become unproductive and have to be replaced, resulting in operational and sales delays and incremental costs. If we cannot significantly increase the awareness of our brand and products or effectively manage the costs associated with these efforts, our business, financial condition, and operating results could be harmed.

We must improve our sales execution to, among other things, increase the number of our sales opportunities and grow our revenues. We must enhance the market awareness of our products, expand our relationships with our distributor partners, and create new distributor partnerships to increase our revenues. Further, we must continue to develop our relationships with new and existing end-user customers and distributor partners and create additional sales opportunities to effectively and efficiently extend our geographic reach and market penetration. Our efforts to improve our sales execution could result in a material increase in our sales and marketing expenses and general and administrative expense. There can be no assurance that such efforts will be successful. Further, as we increase our efforts to target additional industry bases and leverage distributor partnerships to drive sales, we may be unable to tailor our sales efforts to these strategies. If we are unable to improve our sales execution significantly, increase the awareness of our products, create additional sales opportunities, expand our relationships with distributor partners, leverage our relationship with existing distributor partners, or effectively manage the costs associated with these efforts, our operating results and financial condition could be materially and adversely affected.

Our revenues are dependent on our ability to maintain and expand existing customer relationships and our ability to attract new customers.

The continued growth of our revenues depends partly on our ability to expand the use of our products by existing end-user customers and attract new customers. Our customers have no obligation to repeat purchases from us, and there can be no assurance that they will do so. We have had in the past, and may in the future, end-user customers discontinue using some of our products, which may impact such end-user customers’ decisions to continue to use any of our products.

If we cannot expand our end-user customers’ use of our products, maintain our repeat customer purchase rates and expand our customer base, our revenues may decline or fail to increase at historical growth rates, adversely affecting our business and operating results. In addition, if our customers experience dissatisfaction with our products in the future, we may find it more difficult to increase the use of our products within our existing end-user customer base, and it may be more difficult to attract new customers, or we may be required to grant credits or refunds, any of which could negatively impact our operating results and materially harm our business.

Our business is subject to the risks of earthquakes, fire, floods, and other natural catastrophic events and interruption by man-made problems such as power disruptions or terrorism.

Our corporate headquarters are located in the Greensboro, North Carolina area. Most of our third-party service providers are located in South Asia, a region known to suffer terrorism and natural disasters, including floods, typhoons, droughts, epidemics, or contagious diseases. A significant natural disaster, such as a fire or a flood, epidemic, or contagious disease, such as the COVID-19 pandemic, occurring at our headquarters or where our third-party service providers are located, could harm our business, operating results, and financial condition. In addition, acts of terrorism could cause disruptions in our business, the businesses of our customers and suppliers, or the economy as a whole. We also rely on information technology systems to communicate among our workforce that is coordinated within our corporate headquarters in Greensboro, North Carolina. Any disruption to our internal communications, whether caused by a natural disaster, an epidemic or contagious disease, or by man-made problems, such as power disruptions, in the Greensboro, North Carolina area, Taiwan, Malaysia, Singapore, or the Philippines, could delay our research and development efforts, or cause delays or cancellations of customer orders.

Our use of open source and non-commercial software components could impose risks and limitations on our ability to commercialize our products.

Our product development utilizes software modules licensed under open source and other types of non-commercial licenses. We also may incorporate open source and other licensed software into our product development in the future. However, the use and distribution of such software may entail more significant risks than third-party commercial software, as licenses of these types generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, some of these licenses require the release of our proprietary source code to the public if we combine our proprietary product development software with open-source software in certain manners. This could allow competitors to create similar products with lower development effort and time and ultimately lose sales for us.

The terms of many open source and other non-commercial licenses have not been judicially interpreted, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products. In such event, to continue offering our products, we could be required to seek licenses from alternative licensors, which may not be available on a commercially reasonable basis or at all, to re-engineer our products or to discontinue the sale of our products in the event we cannot obtain a license or re-engineer our products on a timely basis, any of which could harm our business and operating results. In addition, if an owner of licensed software were to allege that we had not complied with the conditions of the corresponding license agreement, we could incur significant legal costs defending ourselves against such allegations. If such claims were successful, we could be subject to substantial damages, be required to disclose our source code, or be enjoined from the distribution of our products.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

U.S. generally accepted accounting principles (“GAAP”) are subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported operating results and financial condition and could affect the reporting of transactions already completed before the announcement of a change.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience, and other assumptions that we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity and the amount of revenues and expenses that are not readily apparent from other sources. Significant estimates and judgments involve deferred income tax valuation allowances, the valuation of the stock-based awards, and determining our common stock’s fair value. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common stock.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

Our common stock’s market price and trading volume may be volatile and could decline.

The quotation systems, including the OTC Markets QB, or stock exchanges, including Nasdaq, on which our common stock may be quoted or on which our common stock may in the future be listed following the Merger, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid, and orderly trading market develops and is sustained for our common stock, the market price of our common stock may be volatile and could decline significantly. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the original purchase price of our common stock. We cannot assure you that the market price of common stock will not fluctuate widely or decline significantly in the future in response to many factors, including, among others, the following:

•        the realization of any of the risk factors presented in this Prospectus;

•        actual or anticipated differences in our estimates, or the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity, or financial condition;

•        additions and departures of key personnel;

•        failure to comply with the requirements of the OTC Markets QB, or following our potential up-listing on Nasdaq;

•        failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•        changes to electronic communication transmission laws and laws governing semiconductor usage;

•        future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our common stock;

•        publication of research reports about us, or the semiconductor industry generally;

•        the performance and market valuations of other similar companies;

•        broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•        speculation in the press or investment community;

•        actual, potential or perceived control, accounting, or reporting problems; and,

•        changes in accounting principles, policies, and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

We are obligated to develop and maintain proper and effective internal control over financial reporting. If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired. In addition, the presence of material weaknesses increases the risk of material misstatement of the consolidated financial statements.

We are a public company and are required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting on its annual report on Form 10-K. Effective internal control over financial reporting is necessary for reliable financial statements, and, together with adequate disclosure controls and procedures, such internal controls are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in reported financial information, which could have a negative effect on the trading price of our common stock.

The report by management will need to include disclosure of any material weaknesses identified in internal control over financial reporting. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. Management’s assessment of internal controls, when implemented, could detect problems with internal controls, and an independent assessment of the effectiveness of internal controls by our auditors could detect further problems that management’s assessment might not, and could result in the identification of material weaknesses that were not otherwise identified. Undetected material weaknesses in internal controls could lead to financial statement restatements and require us to incur remediation expenses. We are required to disclose changes made in internal control and procedures on a quarterly basis. To comply with the public company requirements, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

We are in the early stages of developing the system and processing the documentation necessary to perform the evaluation needed to comply with Section 404. As a result, we may not complete its evaluation, testing, and any required remediation in a timely fashion. During the evaluation and testing process, if we identify material weaknesses in internal control over financial reporting, we will be unable to assert that internal control over financial reporting is effective.

If we are unable to assert that our internal control over financial reporting is effective, including as a result of the material weaknesses described below, we could lose investor confidence in the accuracy and completeness of financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC. In addition, if we are unable to continue to meet these requirements, we may not be able to be quoted on the OTC Markets QB, or following our potential up listing, to Nasdaq.

We have identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our consolidated financial statements in future periods.

We have limited accounting and financial reporting personnel and other resources to address our internal controls and related procedures. In connection with the audit of Guerrilla RF’s financial statements for the years ended December 31, 2020, and 2019, we identified some deficiencies regarding our internal control over financial reporting, some of which constitute material weaknesses under standards established by the PCAOB. The PCAOB defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. We identified material weaknesses related to the fact that certain members of our finance team and personnel can operate across several different functions and have user access that gives rise to segregation of duties risks in connection with our information technology infrastructure. Access to systems has subsequently been restricted, and independent personnel will manage access. The other material weakness relates to a lack of evidence to support review work, oversight procedures, and certain accounting policies. Formal review processes and meetings are being introduced in addition to creating a specific role in the finance team to review documentation and prepare evidence of such review and accounting policy decisions.

These material weaknesses have a pervasive impact on various activity levels and financial reporting cycles. As a result, we will need to take additional measures to remediate these issues fully. The actions we have taken, and expect to take, to improve our internal controls may not be sufficient to (1) address the issue identified, (2) ensure that our internal controls are effective, or (3) ensure that the identified material weaknesses or other material weaknesses will not result in a material misstatement of our annual or interim financial statements. In addition, other material weaknesses may be identified in the future. If we cannot correct deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the periods specified in SEC rules and forms will be adversely affected. This failure could negatively affect our common stock’s market price and trading liquidity, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our business and financial condition.

There currently is no market for our common stock, and there can be no assurance that a market will ever develop. Failure to establish or maintain a trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares. In addition, if a market for our common stock develops, our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

Our common stock is not listed on a national securities exchange or other exchange or quoted on an over-the-counter market. Therefore, there is no trading market, active or otherwise, for our common stock. We plan for our common stock to be quoted on and remain eligible for quotation on the OTCQB, another over-the-counter quotation system, or in the pink sheets. In those venues, however, the shares of our common stock may infrequently trade and in low volumes, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent, and the trading price of our common stock may be extremely volatile. As a result, investors may find it difficult to obtain accurate quotations as to the market value of our common stock or to sell their shares at or near bid prices or at all. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. This would also make it more difficult for us to raise capital.

In addition, we may not ever be able to satisfy the listing requirements for our common stock to be listed on a national securities exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our common stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our common stock may not be sufficiently widely held; we may not be able to secure market makers for our common stock; and, we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our common stock listed. Should we fail to satisfy the initial listing standards of the national exchanges or the OTCQB, or our common stock is otherwise rejected for listing, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid, and our common stock price may be subject to increased volatility.

If a market for our common stock develops, whether on a national exchange or the OTCQB, its market price could fluctuate substantially due to various factors, including the other risks described in this section titled “Risk Factors.” In addition, the stock markets in general, including the industry in which we operate, have experienced extreme volatility, particularly due to the COVID-19 pandemic, which has, in some cases, been unrelated to the operating performance of the issuer. Accordingly, these broad market and industry factors may also seriously harm the market price of our common stock, regardless of our operating performance.

The designation of our common stock as “penny stock” would limit the liquidity of our common stock.

Our common stock may be deemed a “penny stock” (as that term is defined under Rule 3a51-1 of the Exchange Act) in any market that may develop in the future. Generally, a “penny stock” is a common stock not listed on a securities exchange and trades for less than $5.00 a share. Prices are often unavailable to buyers and sellers, and the market may be minimal. Penny stock in start-up companies is among the riskiest equity investments. Broker-dealers who sell penny stock must provide purchasers with a standardized risk disclosure document prepared by the SEC. The document provides information about a penny stock and the nature and level of risks involved in investing in the penny stock market. A broker must also provide purchasers with bid and offer quotations and information regarding broker and salesperson compensation and make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. As a result, many brokers choose not to participate in penny stock transactions. If our common stock is deemed “penny stock” because of penny stock rules, there may be less trading activity in any market that develops for our common stock in the future, and stockholders are likely to have difficulty selling their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Before recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements apply to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company through an underwritten initial public offering because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock.

Because the Merger was a reverse merger, the registration statement we file for the shares of common stock received by investors in the Merger might be subject to heightened scrutiny by the SEC, and we may not be able to attract the attention of major brokerage firms.

Additional risks may exist due to our becoming a public reporting company through a “reverse merger.” For example, certain SEC rules are more restrictive when applied to reverse merger companies, such as the ability of stockholders to resell their shares of common stock pursuant to Rule 144. In addition, securities analysts of major brokerage firms may not provide coverage of our capital stock or business. Because we became a public reporting operating company through a reverse merger, brokerage firms have no incentive to recommend purchasing our common stock. As a result, we cannot assure you that brokerage firms will want to provide analyst coverage of our capital stock or business in the future.

We are an emerging growth company and a smaller reporting company. Any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

•        not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes- Oxley Act;

•        reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and,

•        exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years following the completion of the initial public offering of Laffin Acquisition Corp. Our status as an emerging growth company will end as soon as any of the following takes place:

•        the last day of the fiscal year in which we have more than $1.07 billion in annual revenues;

•        the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•        the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•        the last day of the fiscal year ending after the fifth anniversary of the completion of this Offering.

We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock, and our common stock’s market price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a “smaller reporting company” even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

We may face risks related to securities litigation resulting in significant legal expenses and settlement or damage awards.

We may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs. To the extent permitted by law, we are generally obliged to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits. Regardless of the outcome, litigation may require significant attention from management and could result in substantial legal expenses, settlement costs, or damage awards that could negatively impact our financial position, results of operations, and cash flows.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and prevent stockholders’ attempts to replace or remove our current management.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions:

•        establish a classified board of directors so that not all members of our board are elected at one time;

•        permit only the board of directors to establish the number of directors and fill vacancies on the board;

•        provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

•        require super-majority voting to amend some provisions in our amended and restated certificate of incorporation and amended and restated bylaws;

•        authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan;

•        eliminate the ability of our stockholders to call special meetings of stockholders;

•        prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•        prohibit cumulative voting; and,

•        establish advance notice requirements for nominations for election to our board or propose matters that stockholders can act upon at annual stockholder meetings.

In addition, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law (“DGCL”), our amended and restated certificate of incorporation, or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our amended and restated bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (“Federal Forum Provision”). Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. While neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Thus, our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with our directors or us, officers, or other employees, which may discourage lawsuits against our directors and us, officers, and other employees.

In addition, Section 203 of the DGCL may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our common stock.

We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions, contractual restrictions, including any loan or debt financing agreements, and on such other factors as our board of directors deems relevant. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we guarantee that stockholders will not lose the entire amount of their investment.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our stock price and trading volume could decline.

Our stock price and trading volume following our quotation on the OTC Markets QB, if any, or following our potential up listing on Nasdaq, if any, will be heavily influenced by how analysts and investors interpret our financial information and other disclosures. Securities and industry analysts do not currently, and may never, publish research on our business. If few securities or industry analysts commence coverage of us, our stock price could be negatively affected. If securities or industry analysts downgrade our common stock, or publish adverse reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price to decline and could reduce the trading volume of our common stock.

DESCRIPTION OF THE MERGER, THE OFFERING, AND RELATED TRANSACTIONS

Merger Agreement

On October 22, 2021, Laffin Acquisition Corp., Acquisition Sub, and Guerrilla RF entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, on October 22, 2021, Acquisition Sub merged with and into Guerrilla RF, with Guerrilla RF continuing as the surviving corporation and our wholly-owned subsidiary.

As a result of the Merger, we acquired the business of Guerrilla RF, a fabless semiconductor company. See “Description of our Business” below. At the Effective Time, each of Guerrilla RF’s shares of capital stock issued and outstanding immediately prior to the closing of the Merger (including capital stock issued upon the conversion of $4.5 million of convertible notes) was converted into the right to receive approximately 2.95 shares of our common stock (referred to as the “Common Share Conversion Ratio”) or an aggregate of 24,130,642 shares of common stock. Immediately prior to the effective time of the Merger, an aggregate of 2,025,000 shares of our common stock owned by the stockholders of Laffin Acquisition Corp. were forfeited and cancelled (referred to as the “Stock Forfeiture”).

In addition, pursuant to the Merger Agreement, options to purchase 3,146,366 shares of Guerrilla RF’s common stock issued and outstanding immediately prior to the closing of the Merger under the Guerrilla RF Plan were assumed and converted into options to purchase shares of our common stock.

See “Description of Capital Stock” below for more information. The issuance of shares of our common stock, or options, or warrants to purchase shares of our common stock, to Guerrilla RF’s former security holders are collectively referred to as the “Share Conversion.”

The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

As a condition to the Merger, we entered into a Pre-Merger Indemnity Agreement, pursuant to which we agreed to indemnify such former officer and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

The Merger was treated as a recapitalization and reverse acquisition for us for financial reporting purposes. Guerrilla RF is considered the acquirer for accounting purposes, and our historical financial statements before the Merger have been replaced with the historical financial statements of Guerrilla RF before the Merger in the registration statement of which this prospectus is a part, and in future filings with the SEC. The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The Offering

Following the Merger, we sold an aggregate of 5,766,550 shares of our common stock pursuant to a private placement offering at a price of $2.00 per share. Also in connection with the private placement, the placement agent and its affiliates received 275,000 shares of our common stock and warrants to purchase an aggregate of 331,580 shares at an exercise price of $2.00 per share and a term of five years.

The aggregate gross proceeds from the closings of the Offering was $11.5 million (before deducting placement agent fees and expenses of approximately $2.1 million).

The closings of the Offering were exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder. The common stock was sold to “accredited investors,” as defined in Regulation D, and was conducted on a “reasonable best efforts” basis.

Registration Rights

In connection with the Merger and the Offering, we entered into a Registration Rights Agreement, pursuant to which we agreed that promptly, but no later than 60 calendar days from the final closing of the Offering (November 16, 2021), we would file, subject to customary exceptions, a Registration Statement with the SEC, covering (i) the shares of our common stock issued in the Offering; (ii) the shares of common stock issuable upon exercise of the placement agent warrants, (iii) the shares of our common stock issued as a result of the Share Conversion; (iv) 2,975,000 shares of our common stock held by persons who purchased or received such shares for services rendered from Laffin Acquisition

Corp. prior to the Merger; and (v) 275,000 shares of our common stock issued to our placement agents ((i)-(v) collectively referred to as the “Registrable Securities”). We also undertook to use our commercially reasonable efforts to ensure that such Registration Statement is declared effective within 150 calendar days after the final closing of the Offering on November 16, 2021.

Subject to customary exceptions, if (i) we are late in filing the Registration Statement, (ii) the Registration Statement is not declared effective within 150 days after the final closing of the Offering (provided that such failure of the Registration Statement to be declared effective within one hundred fifty (150) calendar days is the result of any action or failure to act on the part of the Company)(the “Registration Effectiveness Date”), (iii) we fail to maintain the effectiveness of the Registration Statement, (iv) the holders of Registrable Securities cannot use the Registration Statement to resell the Registrable Securities for a period of more than 15 consecutive trading days (except for suspension of the use of the Registration Statement during certain Blackout Period (as defined below)), or (v) following the listing or inclusion for quotation on the OTC Markets, the Nasdaq Stock Market (“Nasdaq”), the New York Stock Exchange (“NYSE”) or the NYSE American, trading of our common stock is suspended or halted for more than three full, consecutive trading days ((i)-(v) collectively, “Registration Events”), we will make payments to each holder of Registrable Securities as monetary penalties at a rate equal to 12% per annum of the total value of Registrable Securities held or purchased by such holder and affected during the period, based on the offering price of $2.00 per share; provided that the maximum amount of monetary penalties paid by us will not exceed 8% of such total value. No monetary penalties will accrue with respect to (1) any Registrable Securities removed from the Registration Statement in response to a comment from the staff of the SEC limiting the number of shares of common stock which may be included in the Registration Statement (a “Cutback Comment”), (2) any Registrable Securities that may be resold without manner of sale restrictions, current information requirements, volume limitations or other limitations under Rule 144 or another exemption from registration under the Securities Act, (3) any Registrable Securities excluded from a Registration Statement because a holder fails to provide information concerning the holder and the manner of distribution of the holder’s Registrable Securities that is required by SEC rules to be disclosed, and (4) any circumstance in which the SEC does not declare the Registration Statement effective on or before 150 days after the final closing of the Offering, and the reason for the SEC’s determination is that (a) the offering of any of the Registrable Securities constitutes a primary offering of securities by the Company, (b) Rule 415 of the Securities Act may not be relied upon for the registration of the resale of any or all of the Registrable Securities, and/or (c) a holder of any Registrable Securities must be named as an underwriter and such holder does not consent to be so named in the Registration Statement. Notwithstanding the previous sentence, if the SEC does not declare the Registration Statement effective before the Registration Effectiveness Date, in certain circumstances we may still be liable for liquidated damages if we do not continue to use our commercially reasonable efforts at the first opportunity that is permitted by the SEC to register for resale all such Registrable Securities, using one or more registration statements that we are then entitled to use. Any cutback resulting from a Cutback Comment shall be allocated to the Registrable Securities pro rata based on the total number of such shares held by or issuable to each holder thereof.

We must use commercially reasonable efforts to keep the Registration Statement effective for five years from the date it is declared effective by the SEC or until the date on which all Registrable Securities have been transferred other than to certain enumerated permitted assignees under the Registration Rights Agreement.

We will pay all expenses in connection with the registration obligations provided in the Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent public accountants, and the reasonable fees and disbursements of a single counsel to the holders of the Registrable Securities, not to exceed $35,000 in the aggregate. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any other attorney or advisor such holder decides to employ.

OTC Quotation

Our common stock is currently not listed on a national securities exchange or any other exchange, or quoted on an over-the-counter market. We intend to cause our common stock to be quoted on the OTC Markets QB tier as soon as practicable following the effectiveness of the Registration Statement. However, we cannot assure you that we will be able to do so and, even if we do so, there can be no assurance that our common stock will continue to be quoted on the OTC Markets or quoted or listed on any other market or exchange, or that an active trading market for our common stock will develop or continue. See “Risk Factors — There currently is no market for our common stock, and there can be no assurance that a market will ever develop. Failure to establish or maintain a trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares. In addition, if a market for our common stock develops, our stock price may be volatile, and purchasers of our common stock could incur substantial losses.” below.

DESCRIPTION OF OUR BUSINESS

We were incorporated in the State of Delaware on November 9, 2020. Guerrilla RF was incorporated in the State of Delaware on June 23, 2014. Pursuant to the Merger, on October 22, 2021, our wholly-owned subsidiary, Acquisition Sub, merged with and into Guerrilla RF. Guerrilla RF was the surviving corporation in the Merger and became our wholly-owned subsidiary, and the business of Guerrilla RF became our business.

Our telephone number is (336) 510-7840. Our website address is www.guerrilla-rf.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus.

Glossary of Terms and Abbreviations

The following is a glossary of technical terms used in this Report:

64T64R, 32T32R, 16T16R, 8T8R systems — Describes the number of transmit and receive paths in a 5G system architecture.

5G — A technology standard to increase the speed or amount of data communicated in a cellular network relative to 3G or LTE networks.

AEC-Q101 — Automotive Electronic Council’s electronic components stress qualification standard.

Cellular booster/DAS — System which extends and distributes a cellular signal within buildings such as below ground, large-area, or high-rise structures.

Cellular Compensator — Improves a cellular link inside a motorized vehicle by using an antenna outside the vehicle in combination with amplifiers to boost the signal in both the transmit and receive paths.

Cellular Repeater — Improves poor cellular service by boosting signal strength inside a building or structure.

C-V2X — Cellular-technology-based vehicle-to-everything communication standard.

CMOS — Complementary MOS (metal oxide semiconductor), widely used semiconductor transistor architecture.

Copper lead frame — Copper-based substrate used as a foundation for semiconductor packages.

DAB — Digital audio broadcasting. A terrestrial-based digital radio standard (HD Radio).

Design win — Acknowledgment by end-user customer that a product has been chosen or finalized for use in the customer’s system.

Die/Chip — An individual semiconductor device on the wafer.

Distribution-customer — A customer that purchases Guerrilla RF products for the purpose of selling to a third-party rather than for its own use.

DSRC — Dedicated short-range communications. (Typically used in electronic toll collection).

End-user customer — The ultimate customer that utilizes or incorporates our products into its own products or solutions whether it purchased our products directly from Guerrilla RF or from a third party.

EAR — Export Administration Regulation

Fab — Fabrication, generally refers to a semiconductor wafer fabrication facility.

Fabless — Semiconductor company that utilizes pure-play or outsourced wafer fabrication partners rather than owning and operating their own wafer foundry.

FM/DAB — Terrestrial-based radio broadcast standards.

GaN — Gallium nitride Semiconductor process used in high power amplifier applications.

GaAs HBT — Gallium arsenide heterojunction bipolar transistor. A semiconductor process allowing higher efficiency and improved linearity compared to GaAs MESFET processes.

GaAs pHEMT — Gallium Arsenide pseudomorphic high electron mobility transistor. A semiconductor process that allows larger bandgap differences, thus providing higher performance.

Gain blocks, switches, power detectors, drivers, mixers, digital step attenuators, high power amplifiers — Functional building blocks of RF components in a typical radio frequency system or architecture.

GHz — Frequency bands of operation (in Gigahertz).

GPS/GNSS — Global satellite positioning technologies.

IP — Intellectual property.

LNA — Low noise amplifier.

Linear driver amplifier — An amplifier used before the final amplification stage that produces increased power levels while adding minimal distortion to the output signal.

mMIMO active antenna array — Massive multiple-input and multiple-output antenna systems that include beamforming ability.

MMIC — Monolithic microwave integrated circuit. An integrated circuit designed to utilize the microwave frequency bands. (300MHz to 300GHz).

MESFET — Metal-semiconductor field-effect transistor, a type of transistor.

OEM — Original equipment manufacturers.

PA — Power Amplifier.

Package lead frame — Substrate (typically copper) used as a foundation to mount and package semiconductor devices.

pHEMT — Pseudomorphic high electron mobility transistor, a type of transistor.

Point-to-point radio — Radio link used between two communication endpoints or devices.

RF — Radio frequency.

RFIC — Radio frequency integrated circuit.

RFID — Radio frequency identification.

SDARS — Satellite Digital Audio Radio Service (e.g., Sirius XM Satellite Radio).

Si — Silicon — Standard fabrication process used for semiconductor processing.

SOI — Silicon on insulator. Fabrication process used for semiconductor manufacturing. Beneficial to reduce parasitic capacitance for a device.

Tape and reel — A method of packing surface mount devices by placing each device in an individual pocket on a carrier tape. Clear tape is applied to contain the device within the pocket. The carrier tape is wound on a reel, easing device handling and transportation.

Telematics — The convergence of telecommunications and information processing. The term is generally used for describing systems used in motor vehicles.

UWB — Ultra-wideband Radio technology using very low energy levels for short-range, high-bandwidth communications.

V2X — Vehicle-to-everything. Communication technology to allow vehicles to communicate with other vehicles, infrastructure, pedestrian devices, etc.

Wafer — Thin slice of semiconductor material used as the substrate for building electronic circuits. Wafers are the output from the semiconductor foundry process before the assembly/packaging processes.

WiFi — Wireless network protocol, based on the IEEE 802.11 family of standards.

Wireless backhaul point-to-point — A method used by communication providers to use wireless data links to connect radio towers or the core network.

Wireless infrastructure — Systems designed or used by network operators or other professionals to ensure strong communication links to consumers or customers.

Overview of Guerrilla RF

Guerrilla RF is a fabless semiconductor company based in Greensboro, N.C. Guerrilla RF was founded in 2013 with a mission to employ RF semiconductor technology to deliver RF solutions to customers in underserved markets. Over the past several years, Guerrilla RF has become a leader in developing high-performance MMIC products for wireless connectivity. It continues to target underserved markets and customers, delivering a range of high-performance MMIC products and associated technical support to a diverse set of customers that enable a more connected world.

Guerrilla RF possesses in-house design, applications, sales, and customer support functions as a fabless semiconductor company. It outsources the manufacture and production of its MMIC products to subcontractors located overseas, providing access to multiple semiconductor process technologies. Guerrilla RF’s primary external wafer foundries are in Taiwan and Singapore, and its primary assembly and test suppliers are located in Malaysia and the Philippines.

Industry Trends

Global demand for ubiquitous, always-on connectivity has increased over the past several years, driving data traffic over wireless and wired networks. We believe that wireless and wired markets are undergoing a multi-year technology upgrade cycles to keep pace with this demand.

Cellular operators have been migrating to 5G technology to improve efficiency, increase data throughput, reduce signal latency, and enable massive machine-to-machine connectivity. Because 5G networks operate on different frequencies (low-, mid-, and high-band spectrum) and coexist with prior cellular standards, we believe 5G deployments will increase the content opportunity for Guerrilla RF’s infrastructure RF products.

Over the past several years, automakers have added more entertainment and safety features to their automobiles due in part to customer demands and in part due to increased demand for electric vehicles (EV) and an increasing focus on the development of autonomous vehicle technologies. We expect this trend to continue and increase demand for RF semiconductors in modern automobiles. We believe this trend offers a growing content opportunity for Guerrilla RF’s automotive RF products.

Markets

Our business is diversified across the following markets primarily: wireless infrastructure, automotive, and catalog markets.

Wireless Infrastructure

The wireless infrastructure market is characterized by the deployment of 5G networks over sub-7 GHz and millimeter wave frequencies, often with mMIMO active antenna arrays, which may significantly increase the number of RF transmit and receive channels. These 5G networks require a broad portfolio of highly efficient RF solutions that increase capacity and expand coverage in a compact form factor. We support wireless infrastructure OEM located across the globe with a broad portfolio of RF solutions serving all major/applicable frequency bands under 7 GHz.

Automotive

Next-generation wireless technologies are enabling new use cases in automotive wireless connectivity, including V2X applications that facilitate direct, high-speed communication. These new use cases require complex RF solutions spanning multiple protocols, including GPS, satellite radio, DAB, WiFi, 5G (sub-7 GHz), and UWB.

Catalog Markets

Other markets (which we group and refer to as ‘catalog markets’) include satellite navigation, cellular repeaters, point-to-point radios, RFID/asset tracking, defense, wireless audio, and test and measurement, as well as other high-performance RF applications. Our satellite navigation solutions enable precision location finding for agricultural, aviation, maritime, mining, and construction applications. Our solutions for the cellular repeater and point-to-point radio markets facilitate network densification and expanded coverages. Our offerings enable longer battery life and improved coverage for RFID/asset tracking and defense radios. In addition, our portfolio of devices offering a wide range of gain, linearity, and noise figure performance lend themselves to use in various demanding applications in certain product markets, including those referenced above.

Products

Guerrilla RF’s portfolio of products has been developed to improve performance, reduce complexity, enable smaller form factors, and solve other critical RF challenges.

Wireless Infrastructure

Our solutions for mMIMO systems include LNA’s, linear driver amplifiers, and discrete PA’s. In addition, we are in the course of developing GaN amplifier modules and SOI switches, and digital step attenuators to grow our wireless infrastructure product offerings.

Automotive

We provide automotive RF connectivity products, including LNAs, linear driver amplifiers, switches, PAs, and front-end solutions. Our automotive products are designed to meet or exceed AEC-Q100 quality and reliability standards, and we supply automotive OEMs, tier-1 suppliers, and chipset vendors.

Catalog

We supply various standard RF catalog components to several markets. Our products’ unique combination of low noise, broad bandwidth, and high linearity suit many applications, including wireless audio equipment, defense, first responder 2-way radios, test and measurement equipment, cellular repeaters, and wireless backhaul point-to-point links.

Research and Development

Since its inception, Guerrilla RF has focused on under-served markets by providing industry-leading performance in discrete and integrated RF devices including ultra-low noise amplifiers (Ultra-LNAs), gain blocks, drivers, PAs, switches, mixers, power detectors, digital step attenuators, and infrastructure-class high power amplifiers.

We invest in research and development (“R&D”) to develop products necessary to serve our target markets. Our R&D activities typically support competitive design win opportunities for significant programs at key end-user customers, which require best-in-class performance, size, cost, and functional density. We also invest in R&D to develop new products for broader market applications. Our R&D efforts require us to focus on continuous improvement and innovation in fundamental areas, including software, simulation and modeling, systems architecture, circuit design, device packaging, module integration, and test related materials and designs.

As a fabless semiconductor company, we utilize our wafer foundry manufacturing suppliers’ GaAs, GaN, and SOI CMOS process technologies. We combine these technologies with proprietary design methods, IP and applications engineering expertise to improve performance, increase integration and reduce the size and cost of our products.

We work with our package and test suppliers to develop and qualify advanced packaging technologies to reduce component size, improve performance and reduce package costs. Our manufacturing partners’ capabilities enable us to bring these technologies to market in high volumes.

R&D expenses totaled $3.6 million for the year ended December 31, 2020 and $1.8 million for the year ended December 31, 2019. R&D activities in 2020 and 2019 focused on developing and releasing 25 new products to bring GRF’s product catalog to a total of 87 products at the end of 2020. In addition, during 2021, we have added 11 new products.

Raw Materials

We utilize an outsourced manufacturing model, and our manufacturing suppliers purchase raw materials to support our requirements. Our suppliers typically use industry-standard raw materials, which reduces supply chain risk. In addition, we purchase passive components for use in modules that include tuning components.

During 2020 and 2021, the semiconductor industry experienced supply constraints for specific raw materials, including wafers and package lead frames. We expect the industry to address these constraints eventually, but we believe it may take one to two years for these constraints to ease. Meanwhile, we work closely with our manufacturing partners, developing long-term strategic partnerships to forecast our product needs and achieve adequate manufacturing capacity to mitigate the risk of having limited availability of raw materials suppliers. As a result of these strategic partnerships, we can add suppliers, redesign products using alternative raw materials, qualify multiple wafer foundries, and extend or add supply commitments to provide flexibility in our supply chain.

Manufacturing

We believe that our outsourced manufacturing strategy allows us to identify the optimum semiconductor process technology for each product while ensuring we pay competitive prices for manufacturing. Our manufacturing suppliers are broadly distributed around the globe. We qualify additional manufacturing sites and sources of supply to reduce the risk of supply interruptions or price increases, and we closely monitor our suppliers’ key performance indicators. In addition, we seek to ensure that materials and manufacturing services are available from multiple sources.

Our product manufacturing comprises a two-step process: 1) wafer fabrication and 2) packaging. Wafers are produced in wafer foundries by subcontractors and shipped to our assembly subcontractors for packaging. Most of our products are manufactured using a single die which is placed on a copper lead frame. We use bond wires to connect terminals on the package to the appropriate pads on the die. Material composition and wire length significantly affect the performance of the end-product. Once a product has completed manufacturing, each device is RF tested to ensure it meets published specifications. We transfer compliant devices to tape and reel — the generally accepted method end-user customers use in their downstream manufacturing processes.

We subcontract with multiple wafer foundries located in Taiwan and Singapore. We currently utilize GaAs HBT and GaAs pHEMT process technologies; however, we are developing new products using SOI and GaN technologies.

We partner with multiple test and assembly (packaging) subcontractors in Malaysia and the Philippines, each of whom we consider highly experienced and well suited to support our new product roadmap. In addition, we believe that having multiple relationships provides us with additional capacity and flexibility, which is critical to risk mitigation.

Manufacturing yields vary significantly based on many factors, including product complexity, performance requirements, and the maturity of the chosen manufacturing processes. To maximize wafer yields and quality, parameters are measured throughout the manufacturing process to ensure the systems are in control and produce the expected outputs. Ongoing reliability monitoring and numerous quality control inspections are also conducted throughout the production flow to ensure that we deliver high-quality products to our customers.

Semiconductor fabrication is a specialized field requiring highly controlled and clean environments. As a result, the die on a wafer can become defective due to minute impurities, variances in the fabrication process, or defects in the masks used to transfer circuit patterns onto the wafers.

Our subcontractors’ manufacturing facilities are certified to the ISO 9001 quality standard, and select locations are accredited to additional automotive (IATF 16949) and environmental (ISO 14001) standards. These stringent standards are audited and certified by third-party certification bodies. The ISO 9001 standard is the international standard for creating a quality management system. IATF 16949 is the highest international quality standard for the global automotive industry and incorporates specific additional requirements for the automotive industry. ISO 14001 is an internationally agreed-upon standard for an environmental management system. Many of our key vendors and suppliers are certified to be compliant with these standards.

Customers

We design, develop, manufacture, and market products for leading domestic and international original equipment manufacturers and original design manufacturers. We also collaborate with leading reference design partners and design consultants globally.

Approximately 85% of our business in 2020 and 2021 year-to-date is from sales to customers in the following market segments: Wireless Infrastructure, Automotive, and Cellular Boosters/DAS. Approximately 90% of all of our product sales are made via distributors, and approximately 10% of sales are made directly to end-user customers.

Our customers purchase RFIC and MMIC solutions for various applications, including base stations, satellite radio antennas, GPS/GNSS products, small cells, WiFi, cellular boosters, and compensators.

Export Controls

Some of our sales to overseas customers may, from time to time, be required to comply with export licenses or other restrictions imposed by the U.S. Department of Commerce. Additionally, all of our exports are required to comply with Export Administration Regulations. Most of the products, services, and technologies that fall within the scope of the Export Administration Regulations are not specifically controlled for export and are classified as “EAR99”. As of November 30, 2021, none of our products were subject to export licenses and, as such, were classified as “EAR99”. As such, they fall under U.S. Department of Commerce jurisdiction and are not included in the U.S. Department of Commerce’s Control List. We are also required to adhere to the Entity List published by the U.S. Department of Commerce’s Bureau of Industry and Security (https://www.bis.doc.gov/index.php/policy-guidance/lists-of-parties-of-concern/entity-list).

Sales and Marketing

We sell our products worldwide directly to end-user customers and through a network of U.S. and foreign sales representative firms and distributors. We select our domestic and foreign sales representatives based on their technical skills and sales expertise, complementary product lines, and end-user customer bases. In addition, we provide ongoing educational training about our products to our internal and external sales representatives and distributors. We maintain an internal sales and marketing organization responsible for key account management, customer application engineering support, sales and advertising literature, and technical presentations for industry conferences. Our direct sales personnel are located throughout the world. We handle all our technical customer support from our headquarters in Greensboro, N.C.

Our website contains extensive product information and includes state-of-the-art parametric search tables that allow engineers to locate products quickly and easily. Customers can learn about our products, download datasheets, product catalogs, s-parameters, application notes, and many other technical documents from our website. Our team of application engineers interacts with end-user customers during all design and production stages, maintains regular contact with end-user customer engineers, provides product application notes and engineering data, and assists in resolving technical problems. We maintain close relationships with our customers and provide them technical support to help them anticipate future product needs. We actively seek their input to guide our product roadmaps.

Seasonality

Our sales are generated via standard purchase orders or specific agreements with customers. Historically, we have experienced seasonal fluctuations in the sale of our products, with revenue typically strongest in our fourth fiscal quarter.

Competition

We operate in competitive environments across all of our market segments. Our end-user customers’ product life cycles can be relatively long compared to mobile phones or similar consumer products. For example, wireless infrastructure and automotive market product life cycles can be in the 5-10 year range compared to the 12-18 month range for mobile phones or similar products. Our ability to effectively compete is primarily determined by our ability to innovate with new products, improve existing products already on the market, maintain close relationships with our supply chain partners and key customers, and deliver new and improved products before our competitors. In addition, our competitiveness is affected by the quality of our customer service and technical support.

We compete primarily with Qorvo, Inc., NXP Semiconductors N.V., Skyworks Solutions, Inc., and MACOM Technology Solutions Inc.

Many of our current and potential competitors have entrenched market positions and customer relationships, established patents, and other IP and substantial technological capabilities. The selection process for our products is highly competitive, and our end-user customers provide no guarantees that they will include our products in the next generation of their products. Additionally, many of our competitors may have significant financial, technical, manufacturing, and marketing resources, which may allow them to implement new technologies and develop new products more quickly.

Intellectual Property (IP)

Our IP, including patents, copyrights, trademarks, and trade secrets, is essential to our business, and we actively seek opportunities to leverage our IP portfolio to promote our business interests. We also actively seek to monitor and protect our global IP rights and deter unauthorized use of our IP and other assets. Such efforts can be complex because of the absence of consistent international standards and laws. Moreover, we respect the IP rights of others and strive to mitigate the risk of infringing or misappropriating third-party IP.

Patent applications are filed within the U.S. and may be filed in other countries where we have a market presence. On occasion, some applications do not mature into patents for various reasons, including rejections based on prior art. In addition, the laws of some foreign countries do not protect IP rights to the same extent as U.S. laws. We have two patents, each of which will expire in February 2034. Because of our rapid innovation and product development and the comparatively slow pace of patenting processes, our products could be obsolete before the related patents expire or are granted. However, we believe the duration and scope of our patents are sufficient to support our business, which as a whole is not significantly dependent on any one particular patent or IP right. As we expand our products and offerings, we also seek to expand our patent prosecution efforts to cover such products.

We periodically register federal trademarks, service marks, and trade names that distinguish our product brand names in the market. We also monitor these marks for their proper and intended use. Additionally, we rely on non-disclosure and confidentiality agreements to protect our interest in confidential and proprietary information that gives us a competitive advantage, including business strategies, unpatented inventions, designs, and process technology. Such information is closely monitored and made available only to those employees whose responsibilities require access to the data.

Rights in trademarks, service marks and trade names do not have expiration dates. Of those rights, we have five federal registrations and three pending federal applications for registration at the United States Patent and Trademark Office (USPTO). The registrations have (and will have) technical expiration dates, but each are renewable indefinitely.

Human Capital

We believe that our employees are our greatest assets, and we must continue to attract, develop, retain and motivate our employees to remain competitive and execute our business strategy. We strive to meet these objectives by offering competitive pay and benefits in a diverse, inclusive, and safe workplace. In addition, we provide opportunities for our employees to grow and develop their careers.

As of November 30, 2021, we had 57 permanent employees and three temporary employees in four countries. By region, approximately 90% of our total employees are located in the United States and 10% in Asia. By primary job function, about 50% of our employees have engineering or technician roles, 8% are in operations, and 42% have sales, marketing, or other administrative roles. None of our employees is represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

EMPLOYEE BASE
Sales, Marketing, and Administrative
Engineering and Technical
Operations

Competitive Pay and Benefits

We provide compensation and benefits packages that we believe are competitive within our industry. We use a combination of compensation and other programs (which vary by region and salary grade) to attract, motivate and retain our employees, including stock option awards, retirement programs, unlimited personal time off, and health and wellness benefits and programs. In addition, we benchmark our compensation and benefits packages annually to remain competitive with our peers and attract and retain talent throughout our organization.

Employee Recruitment, Retention, and Development

We are committed to recruiting, hiring, retaining, promoting, and engaging a diverse workforce to serve our global customers. We have established relationships with professional associations and industry groups to attract talent proactively. In addition, we partner with universities to recruit undergraduate and graduate students for our internship program and entry-level positions. We also invest in employee development programs to provide employees with the training and education they need to help achieve their career goals and build relevant skills.

We believe our unique corporate culture, competitive compensation and benefits programs, and career growth and development opportunities promote longer employee tenure and reduce turnover. We monitor employee turnover rates as our success depends upon retaining and investing in our highly skilled technical staff. As a result, our attrition rate has consistently been below the technology industry average.

Diversity, Equity, and Inclusion

We value the uniqueness that an inclusive and diverse global team brings to our company. Therefore, we are focused on creating an environment that leverages the perspectives and contributions of each employee.

Safety, Health, and Wellness

In response to the COVID-19 pandemic, we reduced business travel and instituted comprehensive safety protocols for our facility. In addition, we offered the option to our employees to work from home, though most opted to return to in-person work after lockdowns ended.

We prioritize safe working conditions. We are committed to an injury-free workplace and provide dedicated workplace training and leadership support to reduce or eliminate health and safety risks.

Government Regulations

Environmental

Guerrilla RF and our overseas manufacturing subcontractors are subject to various extensive and changing domestic and international federal, state, and local governmental laws, regulations, and ordinances related to the use, storage, discharge, and disposal of toxic, volatile, or otherwise hazardous chemicals used in the manufacturing process.

We monitor our manufacturing subcontractors and their compliance with applicable environmental laws and regulations.

We require that our suppliers certify their compliance with applicable environmental laws and regulations related to hazardous materials used in the manufacturing, assembly, and testing of our products, particularly materials retained in the final product. In addition, we have developed specific restrictions on the content of certain hazardous materials in our products and those of our suppliers and outsourced manufacturers and subcontractors. This practice helps ensure our products are compliant with the requirements of the markets into which we sell our products and with our customers’ needs.

Import/Export Controls

We are also subject to import/export controls, tariffs, and other trade-related regulations and restrictions in countries where we conduct business. These controls, tariffs, regulations, and restrictions (including those related to, or affected by, United States-China relations, as discussed below) may impact our business, including our ability to sell products and manufacture or source components.

Other Governmental Regulations

Government regulations are subject to change in the future. Accordingly, we cannot assess the possible effect of compliance with future requirements or whether our compliance with such regulations will materially impact our business, results of operations, or financial condition.

Facilities

Our current corporate headquarters are located in Greensboro, North Carolina. We lease approximately 10,800 square feet of office space under a lease agreement which is scheduled to expire in 2024, subject to a right to early-termination upon payment of an early termination fee.

Although we believe our existing facilities are suitable to meet our current needs, we also believe that substantial additional space will be required to meet projected growth. In that regard, we have entered into a new lease agreement for alternative space in which we would occupy a different building having in excess of 50,000 square feet in Greensboro, North Carolina once the building is renovated in accordance with plans we have agreed upon with a new landlord. The lease is for a term of 10 years and two months once all improvements and renovations are substantially complete and we take possession of the building.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business.

We are currently not aware of any pending legal proceedings to which we are a party or of which any of our property is the subject, nor are we aware of any such proceedings that are contemplated by any governmental authority.

Available Information

Our website address is www.guerrilla-rf.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such reports, when available, are filed with the SEC. We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements, and other information with the SEC. Such reports and other information filed by us with the SEC will be available free of charge on our website at www.guerrilla-rf.com when such reports are available on the SEC’s website. The SEC maintains a website that contains reports, proxy and information statements, and other information that issuers file electronically with the SEC at www.sec.gov.

The contents of the websites referred to above are not incorporated into this filing. Further, our references to the URLs for these websites are intended to be inactive textual references only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties as described under the heading “Special Note Regarding Forward-Looking Statements” elsewhere in this prospectus. Accordingly, you should review the disclosure under the heading “Risk Factors” in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Guerrilla RF was incorporated in 2014 and began producing and distributing its products in 2016. Guerrilla RF, Inc. is a fabless semiconductor company based in Greensboro, North Carolina. Guerrilla RF was founded in 2013 with a mission to employ radio frequency (“RF”) semiconductor technology to deliver RF solutions to customers in underserved markets. Over the past several years, Guerrilla RF has become a leader in developing high-performance MMIC products for wireless connectivity. It continues to target underserved markets and customers, delivering a range of high-performance MMIC products and associated technical support to a diverse set of customers that enable a more connected world. We have produced and distributed over 100 million products in our portfolio of products to over 500 customers worldwide.

Guerrilla RF possesses in-house design, applications, sales, and customer support functions as a fabless semiconductor company. It outsources the manufacture and production of its MMIC products to subcontractors located overseas, providing access to multiple semiconductor process technologies. Guerrilla RF’s primary external wafer foundries are in Taiwan and Singapore, and its primary assembly and test suppliers are located in Malaysia and the Philippines.

The current COVID-19 pandemic and resulting safety protocols have affected our business, resulting in supply-chain management challenges, customer demand fluctuations, and price fluctuations in the semiconductor industry. We anticipate that the global health crisis caused by COVID-19 will continue to impact business activity across the globe unpredictably. When COVID-19 is demonstrably contained, we anticipate a rebound in economic activity, depending on the rate, pace, and effectiveness of the containment efforts deployed by various national, state, and local governments; however, the timing and extent of any such rebound is uncertain. We continue to monitor the situation actively as the potential effects of alterations or modifications we may need to make to our operations remain unclear.

Merger Agreement

On October 22, 2021, Laffin Acquisition Corp., Acquisition Sub, and Guerrilla RF entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, on October 22, 2021, Acquisition Sub merged with and into Guerrilla RF, with Guerrilla RF continuing as the surviving corporation and our wholly-owned subsidiary.

As a result of the Merger, we acquired the business of Guerrilla RF, a fabless semiconductor company. See “Description of our Business” below. At the Effective Time, each of Guerrilla RF’s shares of capital stock issued and outstanding immediately prior to the closing of the Merger (including capital stock issued upon the conversion of $4.5 million of convertible notes) was converted into the right to receive approximately 2.95 shares of our common stock (the “Common Share Conversion Ratio”) or an aggregate of 24,130,642 shares of common stock. Immediately prior to the effective time of the Merger, an aggregate of 2,025,000 shares of our common stock owned by the stockholders of Laffin Acquisition Corp. were forfeited and cancelled (the “Stock Forfeiture”).

In addition, pursuant to the Merger Agreement, options to purchase 3,146,366 shares of Guerrilla RF’s common stock issued and outstanding immediately prior to the closing of the Merger under the 2014 Guerrilla RF Plan were assumed and converted into options to purchase shares of our common stock.

See “Description of Capital Stock” below for more information. The issuance of shares of our common stock or options to purchase shares of our common stock to Guerrilla RF’s former security holders is collectively referred to as the “Share Conversion.”

Private Placement Offering

Following the Merger, we sold an aggregate of 5,766,550 shares of our common stock pursuant to a private placement offering at a price of $2.00 per share. Also in connection with the private placement, the placement agent and its affiliates received 275,000 shares of our common stock and warrants to purchase an aggregate of 331,580 shares at an exercise price of $2.00 per share and a term of five years.

COVID-19 Pandemic Update

In light of the uncertain and rapidly evolving situation relating to the spread of the COVID-19 pandemic and in compliance with government executive orders, we have taken measures intended to help minimize the risk of transmitting the virus to our employees, our customers, and the communities in which we participate, which could negatively impact our business. These measures include allowing all employees a flexible remote work schedule, as feasible, and suspending all non-essential travel worldwide for our employees, canceling, postponing, or holding virtually our sponsored events, and discouraging employee attendance at industry events and unnecessary in-person work-related meetings. While we have a distributed workforce and our employees are accustomed to working remotely or with other remote employees, our workforce is not fully remote. Our employees frequently travel to establish and maintain relationships with one another and with our customers, partners, and investors. The functional shift to remote work may adversely impact our business due to possible adverse employee morale developing, increased strain on IT systems, increased difficulty in ensuring compliance with our data security and compliance policies, and increased difficulty in the training and development, and recruitment of new employees. Our ability to service our customers working remotely is contingent upon the consent of our customers, which some customers may not provide. Although we continue to monitor the situation and may adjust our current policies as more information and health guidance evolves, temporarily suspending travel and doing business unnecessarily in person could negatively impact our marketing efforts, our ability to achieve customer sales in a timely manner, our expansion efforts, our ability to recruit employees across the organization and in sales and marketing, in particular, which could have longer-term effects on our sales pipeline or create operational or other challenges as we adjust to a flexible remote workforce for the duration of the COVID-19 pandemic, any of which could harm our business. In addition, our management team has, and will likely continue, to spend the necessary time, attention, and resources monitoring the COVID-19 pandemic and seeking to manage its effects on our business and workforce. The extent to which the COVID-19 pandemic and our precautionary measures may impact our business will depend on future developments, which are highly uncertain and cannot be predicted at this time.

Key metrics

We regularly review the following key metrics to measure our performance, identify trends affecting our business, formulate financial projections, make strategic business decisions, and assess working capital needs.

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Metrics	2021	2020	2021	2020
	(unaudited)		(unaudited)
Number of products released	0	1	11	8
Number of total products	98	85	98	85
Number of products with lifetime revenue exceeding $100 thousand	36	22	36	22

Number of products released:    The total quantity of distinct new products released into production (products that have completed design, quality, and supply chain readiness) for the period.

Number of total products:    The cumulative number of production-released products since our inception through the end of the period.

Number of products with lifetime revenue exceeding $100 thousand:    The number of products that have achieved the threshold of cumulative sales of $100,000 during the period, i.e., a product achieved cumulative lifetime sales exceeding $100 thousand since we released the product at any prior point in time.

Components of Results of Operations

Revenues

We derive our revenue from sales of high-performance RF semiconductor products. We design, integrate, and package differentiated, semiconductor-based products that we sell to customers through our direct sales organization, our network of independent sales representatives, and our distributors. We generate revenue from customers located within and outside the U.S. In addition to sales to customers, we generate royalty revenue under a royalty agreement with one semiconductor manufacturer.

Direct Product Costs and Gross Profit

Direct Product Costs.    Our direct product costs primarily consist of salaries and related expenses, overhead, third party services vendors, and depreciation expense related to the equipment and information technology costs incurred directly in the Company’s revenue-generating activities.

Gross Profit.    Our gross profit is calculated by subtracting our cost of revenues from revenues. Gross margin is expressed as a percentage of total revenues. Our gross profit may fluctuate from period to period as revenues fluctuate due to the mix of products we sell to customers, royalty revenue volume, operational efficiencies, and changes to our technology expenses and customer support.

We plan to focus on and grow the sales volume of new and existing products with the highest gross margin. We intend to continue investing additional resources in our engineering and design capabilities, which drives our research and development efforts and, in turn, enables us to improve our gross margin over time. The level and timing of investment in these areas could affect our cost of revenues in the future.

Operating Expenses

Operating expenses consist primarily of research and development expenses, sales and marketing expenses, and employee compensation costs for operations management, finance, accounting, information technology, compliance, and human resources personnel. In addition, general and administrative expenses include non-personnel costs, such as facilities, legal, accounting, and other professional fees, and other supporting corporate expenses not allocated to other departments. We expect our general and administrative expenses will increase in absolute dollars as our business grows, but we expect general and administrative expenses to decrease as a percent of revenues in the coming years.

Research and development expenses consist of costs for the design, development, testing, and enhancement of our products and are generally expensed as incurred. These costs consist primarily of personnel costs, including salaries, benefits, bonuses, and stock-based compensation for our product development personnel. Research and development expenses also include training costs, product management, third-party partner fees, and third-party consulting fees. We expect our research and development expenses to increase in absolute dollars as our business grows, but as a percent of revenues, R&D expenses are expected to decrease.

Sales and marketing expenses consist primarily of employee compensation costs related to sales and marketing, including salaries, benefits, bonuses, and stock-based compensation, costs of general marketing activities and promotional activities, travel-related expenses, and allocated overhead. Sales and marketing expenses also include costs for advertising and other marketing activities. Advertising is expensed as incurred. We expect our sales and marketing expenses will increase in absolute dollars as we expand our sales and marketing efforts.

Interest Expense

Interest expense consists primarily of the interest incurred on our debt obligations, our factoring arrangement expense, the non-cash interest expense associated with the amortization of warrants issued to certain of our debtholders that have a contingent beneficial conversion feature related to certain convertible notes payable, and lease expense related to our capital leases.

PPP Loan Forgiveness

On April 30, 2020, the Company received loan proceeds of $535,800 under the Paycheck Protection Program (“PPP”). Established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) administered by the Small Business Administration (“SBA”). PPP loans and accrued interest are forgivable after a “covered period” (24 weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible purposes, including payroll, benefits, rent, and utilities. As of December 31, 2020, the Company had $535,800 of principal outstanding on the PPP loan together with accrued interest of $3,611 as accounts payable and accrued expenses on the balance sheet. On February 17, 2021, the Company received approval from the SBA that the $535,800 PPP loan was forgiven, including all accrued interest.

On February 19, 2021, the Company received loan proceeds of $833,300 (the “2021 PPP Loan”) under the same CARES Act. The Company used the 2021 PPP Loan to retain current employees, maintain payroll, and make lease and utility payments. The Company applied for the February 2021 PPP Loan to be forgiven on August 13, 2021. On August 18, 2021, the Company received notification from the SBA that the February 2021 PPP Loan proceeds of $833,300, including accrued interest, under the PPP had been forgiven.

The following table summarizes the results of our operations for the periods presented:

	Year Ended December 31,		Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2021	2020	2021	2020
			(unaudited)		(unaudited)
Revenues	$8,089	$7,026	$2,167	$1,812	$7,745	$5,687
Cost of revenues	2,911	2,394	946	723	3,139	1,914
Gross profit	5,178	4,632	1,221	1,089	4,606	3,773
Operating expenses:
General and administrative	1,000	931	679	256	1,362	778
Sales and marketing	2,129	1,629	657	524	1,883	1,578
Research and development	3,591	1,829	1,058	934	3,182	2,649
Total operating expenses	6,720	4,389	2,394	1,714	6,427	5,005
Loss from operations	(1,542)	243	(1,173)	(625)	(1,821)	(1,232)
Other income (expense):
Interest expense	(470)	(465)	(160)	(130)	(470)	(333)
Other income (expense)	—	—	833	—	1,369	—
Loss before income taxes	(2,012)	(222)	(500)	(755)	(922)	(1,565)
Income tax expense (benefit)	—	—	—	—	—	—
Net Loss	$(2,012)	$(222)	$(500)	$(755)	$(922)	$(1,565)

Comparison for the three months ended September 30, 2021, and 2020:

Revenues

	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Revenues	$2,167	$1,812	$355	20%

Revenues increased 20%, or $355 thousand, to $2.2 million during the three months ended September 30, 2021, compared to $1.8 million during the three months ended September 30, 2020. The increase in revenue was driven by the growth of product sales to our automotive supplier customers, our wireless infrastructure supplier customers, and our catalog products over a wide breadth of applications and customers. Sales to our large automotive supplier customers grew approximately 10% from the previous year’s comparative period. New and established catalog products also contributed over 10% in revenue growth. Our overall number of product offerings and the number of customers we ship to in volume continue to contribute to increased sales. Our increased sales were driven by market share increases and rebounding volumes in markets recovering from supply chain difficulties that have impacted sales of our products.

We generate revenue from customers located within and outside the U.S. While we have several large customers, we define major customers as those responsible for more than 10% of Guerrilla RF’s annual product shipment revenue. Using this definition, Guerrilla RF had one major customer, Richardson RFPD, Inc. (“RFPD”) during the three months ended September 30, 2021, and September 30, 2020. RFPD, a large product distributor serving numerous end-user customers, generated 83.2% and 90.6% of product shipment revenue for the three months ended September 30, 2021, and September 30, 2020, respectively. Royalty revenues decreased 74.6% for the three months ended September 30, 2021, compared to September 30, 2020, as our customer with which we have a royalty agreement has experienced a decline in the wireless infrastructure products licensed under our proprietary designs.

International shipments amounted to $1.3 million (approximately 63.1% of product revenue) and $0.7 million (approximately 56.1% of product revenue) for the three months ended September 30, 2021, and September 30, 2020, respectively.

Direct Product Costs and Gross Profit

	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Direct product costs	$946	$723	$223	31%

Direct Product Costs increased $0.2 million to $0.9 million during the three months ended September 30, 2021, compared to $0.7 million during the three months ended September 30, 2020. The 31% increase in direct product cost was driven by a product sales volume increase of 61% (excluding royalty revenue), which was offset by greater absorption of fixed overhead costs and product mix improvements year over year. Overall gross profit was negatively impacted by decreasing royalty revenues of $0.4 million or a decline of 75% between the comparative periods.

Research and Development Expenses

	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Research and development	$1,058	$934	$124	13%

Research and development expenses increased $0.1 million to $1.1 million during the three months ended September 30, 2021, compared to $0.9 million during the three months ended September 30, 2020. The increase was attributable to $0.03 million of headcount investment into our engineering department, and $0.09 million was attributable to lab and equipment expenses.

Sales and Marketing Expenses

	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Sales and marketing	$657	$524	$133	25%

Sales and marketing expenses increased $0.2 million to $0.7 million during the three months ended September 30, 2021, compared to $0.5 million during the three months ended September 30, 2020. The moderate increase year over year was driven by a variety of sales and marketing expenses including sales commissions, information technology support, and customer support.

Administration Expenses

	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Administration expenses	$679	$256	$423	165%

Administration expenses increased $0.4 million to $0.7 million during the three months ended September 30, 2021, compared to $0.3 million during the three months ended September 30, 2020. The increase was primarily related to wages and benefits ($0.25 million), which were driven by headcount additions within our information technology and accounting departments, and $0.2 million of professional fees.

Other Income (Expenses)

	Three Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Interest expense	$(160)	$(130)	$(30)	-23%
PPP loan forgiveness	833	—	833	0%
	$673	$(130)	$803	618%

Interest expense increased approximately $30 thousand to $0.2 million during the three months ended September 30, 2021, compared to $0.1 million during the three months ended September 30, 2020. The increase was primarily attributable to newly issued convertible debt and factoring.

PPP loan forgiveness increased from $0 to $0.8 million during the three months ended September 30, 2021, compared to the three months ended September 30, 2020. The increase was due to the second PPP loan being forgiven, which was issued in February 2021. There was no PPP loan forgiven in 2020.

Comparison for the nine months ended September 30, 2021, and 2020:

Revenues

	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Revenues	$7,745	$5,687	$2,058	36%

Revenues increased 36%, or $2.1 million, to $7.7 million during the nine months ended September 30, 2021, compared to $5.7 million during the nine months ended September 30, 2020. The increase was almost entirely attributable to increases in our sales to our automotive supplier customers as the overall automotive market adjusted to the COVID pandemic and related supply chain challenges that have impacted the automotive market.

We generate revenue from customers located within and outside the U.S. While we have several large customers, we define major customers as those responsible for more than 10% of Guerrilla RF’s annual product shipment revenue. Using this definition, Guerrilla RF had one major customer during the nine months ended September 30, 2021, and September 30, 2020. Our major customer, RFPD, a large product distributor serving numerous end-user customers, generated 81.0% and 75.6% of product shipment revenue for the nine months ended September 30, 2021, and September 30, 2020, respectively. Royalty revenues decreased 75.3% for the nine months ended September 30, 2021, compared to September 30, 2020, as our customer with which we have a royalty agreement has experienced a decline in the wireless infrastructure products licensed under our proprietary designs.

International shipments amounted to $4.4 million (approximately 56.3% of product revenue) and $2.3 million (approximately 60.7% of product revenue) for the three months ended September 30, 2021, and September 30, 2020, respectively.

Direct Product Costs and Gross Profit

	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Direct product costs	$3,139	$1,914	$1,225	64%

Cost of revenues increased $1.2 million to $3.1 million during the nine months ended September 30, 2021, compared to $1.9 million during the nine months ended September 30, 2020. The 64% increase in direct product corresponds with an 92% increase in direct product sales net of royalty revenues during this comparative period. Our increased gross profit during this comparative period resulted from the sales of a more profitable product mix and the absorption of fixed overhead costs.

Research and Development Expenses

	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Research and development	$3,182	$2,649	$533	20%

Research and development expenses increased $0.5 million to $3.2 million during the nine months ended September 30, 2021, compared to $2.6 million during the nine months ended September 30, 2020. The increase was attributable to $0.2 million of headcount investment into our engineering and product development functions, and $0.4 million was attributable to facility, lab, and information technology expenses (engineering software tools).

Sales and Marketing Expenses

	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Sales and marketing	$1,883	$1,578	$305	19%

Sales and marketing expenses increased $0.3 million to $1.9 million during the nine months ended September 30, 2021, compared to $1.6 million during the nine months ended September 30, 2020. The most significant drivers of the $0.3 million increase were increased headcount in our customer account management and sales teams, and to a lesser extent, support costs for those teams, including information technology.

Administration Expenses

	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Administration expenses	$1,362	$778	$584	75%

Administration expenses increased $0.6 million during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was primarily attributable to a $0.4 million increase in wages and benefits, which were related to various functions, including information technology and accounting. Increased professional fees drove the remaining increase of $0.2 million.

Other Income (Expenses)

	Nine Months Ended September 30,
(in thousands)	2021	2020	$ Change	% Change
	(unaudited)	(unaudited)
Interest expense	$(470)	$(333)	$(137)	41%
PPP loan forgiveness	1,369	—	1,369	—
	$899	$(333)	$1,232	(370)%

Interest expense increased approximately $137 thousand to $0.5 million during the nine months ended September 30, 2021, compared to $0.3 million during the nine months ended September 30, 2020. The increase was primarily attributable to newly issued convertible debt and factoring.

PPP loan forgiveness increased from $0 to $1.4 million during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was due to both of our PPP loans being forgiven in 2021. There was no PPP loan forgiven in 2020.

Comparison for the years ended December 31, 2020, and 2019:

Revenues

	Year Ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Revenues	$8,089	$7,026	$1,063	15%

Revenues increased 15%, or $1.1 million, to $8.1 million during the year ended December 31, 2020, compared to $7.0 million during the year ended December 31, 2019. The increase was primarily attributable to new products sales (approximately 10% the increase) the sale of established products to our wireless infrastructure and automotive markets end-user customers. Some of the stronger market demand comes from a rebound in those respective markets from the COVID-19 pandemic in combination with our success in enhancing programs with major automotive market end-user customers and additional market segment customers from our design wins over the course of the last few years.

We generate revenue from customers located within and outside the U.S. While we have several large customers, we define major customers as those responsible for more than 10% of Guerrilla RF’s annual product shipment revenue. Using this definition, Guerrilla RF had one major customer during the year ended December 31, 2020, and December 31, 2019. Our major customer, RFPD, a large product distributor serving numerous end-user customers, generated 81.8% and 62.8% of product shipment revenue for the years ended December 31, 2020, and December 31, 2019, respectively. Royalty revenues decreased 0.08% for the year ended December 31, 2020, compared to December 30, 2019, as wireless infrastructure programs utilizing our chip design began to mature.

International shipments amounted to $3.5 million (approximately 58.4% of product revenue) and $3.0 million (approximately 63.4 % of product revenue) for the years ended December 31, 2020, and December 31, 2019, respectively.

Direct Product Costs and Gross Profit

	Year Ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Direct product costs	$2,911	$2,394	$517	22%

Direct Product Costs increased $0.5 million to $2.9 million during the year ended December 31, 2020, compared to $2.4 million during the year ended December 31, 2019. The increase’s principal driver was attributable to greater product sales, which increased 26% during this comparative period. Operating efficiencies and the sale of a more profitable product mix significantly offset greater direct product costs due to volume. Our gross profit was 64.0% of revenues during the year ended December 31, 2020, compared to 65.9% during the year ended December 31, 2019.

Research and Development Expenses

	Year Ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Research and development	$3,591	$1,829	$1,762	96%

Research and development expenses increased $1.8 million to $3.6 million during the year ended December 31, 2020, compared to $1.8 million during the year ended December 31, 2019. The increase was attributable to $0.9 million of headcount investment into our engineering and product development functions, $0.5 million in non-labor product development expenses, and $0.4 million in lab, information technology, and facility expenses.

Sales and Marketing Expenses

	Year Ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Sales and marketing	$2,129	$1,629	$500	31%

Sales and marketing expenses increased $0.5 million to $2.1 million during the year ended December 31, 2020, compared to $1.6 million during the year ended December 31, 2019. This increase was entirely driven by our investment in sales and marketing headcount.

Administration Expenses

	Year Ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Administration expenses	$1,000	$931	$69	7%

Administration expenses increased $0.1 million to $1.0 million during the year ended December 31, 2020, compared to $0.9 million during the year ended December 31, 2019. This modest increase was driven by wages and benefits related to the administration of our business offset by the moderation of various facility and information technology support expenses.

Other Income (Expenses)

	Year Ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Interest expense	$(470)	$(465)	$(5)	1%

Interest expense was flat year over year as our interest-bearing notes payables had similar principal balances and interest rates in 2019 and 2020.

Liquidity and Capital Resources

We have relied on debt and equity financing to fund operations to date. Prior to the Merger and the Offering, our primary source of liquidity was private financing activities, which are further described in the section titled “Description of the Merger, The Offering, and Related Transactions”.

The aggregate gross proceeds from the Offering was approximately $11.5 million before deducting placement agent fees and expenses of approximately $2.1 million. Accordingly, the net proceeds raised in our Offering was approximately $9.4 million.

We intend to use the net proceeds from the Offering to implement our long-term strategic plan, to accelerate new product development through increased research and development spending, to expand our sales and marketing efforts, and to increase our overall headcount in order to achieve operational efficiencies through scaled growth.

As our fiscal year 2022 progresses and we use the Offering proceeds to catalyze the implementation of our long-term strategic plan, additional debt or equity financing may be required if we do not generate sufficient revenue from new and existing products. Based upon our current financial projection models, we anticipate that the Offering proceeds will continue to fund our ongoing operations, into the fourth quarter of fiscal 2022. We anticipate that we will require additional funding in the future and we are actively evaluating alternative funding sources as part of our ongoing strategic planning. If we need additional funds in the future, there is no assurance that appropriate financing will be available on terms, which are acceptable to us, or at all. This requirement for additional funding raises substantial doubt about our ability to continue as a going concern.

As of December 31, 2021, we had cash resources of $5.3 million. As described in Footnote 1 of our unaudited interim condensed financial statements, we have incurred recurring losses, and negative cash flows from operations since inception and have an accumulated deficit at September 30, 2021, of $13.1 million. We expect losses and negative cash flows to continue, primarily due to continued research, development, and marketing efforts as well as increased administration expenses as our company grows.

The following table summarizes our sources and uses of cash for each of the periods presented:

	Year Ended December 31,		Nine Months Ended September 30,
(in thousands)	2020	2019	2021	2020
			(unaudited)
Cash (used in) provided by:
Operating activities	$(1,952)	$(974)	$(1,984)	$(870)
Investing activities	(311)	(309)	(343)	(307)
Financing activities	1,786	1,711	2,303	946
Effects of exchange rate changes on cash and restricted cash	—	—	—	—
Net increase (decrease) in cash and restricted cash	$(477)	$428	$(24)	$(231)

Operating Activities

Cash used in operating activities was $2.0 million and $1.0 million for the nine months ended September 30, 2021, and 2020, respectively. During the nine months ended September 30, 2021, cash used in operating activities principally resulted from our net loss of $0.9 million, which included PPP loan forgiveness of $1.4 million for a total net loss without PPP forgiveness of $2.3 million. Offsetting this net loss was a decrease in our accounts receivable of $0.4 million as collections exceeded billings for the nine-month period.

Cash used in operating activities was $2.0 million and $1.0 million for the year ended December 31, 2020, and 2019, respectively. Cash used in operating activities for the year ended December 31, 2020, principally resulted from our net loss of $2.0 million. Moderate increases in our accounts receivable and inventories were offset by moderate increases in accounts payable and minimal decrease in our prepaid expenses. Cash used in operating activities for the year ended December 31, 2019, principally resulted from our net loss of $0.2 million, along with a $0.8 million increase of our accounts receivable.

Investing Activities

Cash used in investing activities was $0.3 million for the nine months ended September 30, 2021, and 2020. Cash used in investing activities was $0.3 million for the year ended December 31, 2020, and 2019. Cash used in investing activities resulted from our capital expenditures for property and equipment for all periods presented.

Financing Activities

Cash provided by financing activities during the nine months ended September 30, 2021, of $2.3 million principally resulted from $1.6 million in debt proceeds, $0.04 million of proceeds from the exercise of stock options, and the proceeds of our government-subsidized debt of $0.8 million. Cash provided by financing activities during the nine months ended September 30, 2020, of $0.9 million principally resulted from proceeds from the issuance of our convertible promissory notes of $0.4 million and government-subsidized debt of $0.5 million.

Cash provided by financing activities during the year ended December 31, 2020, of $1.8 million principally resulted from proceeds from the issuance of notes payable ($0.4 million), the use of our factoring agreement totaling $0.9 million, and government-subsidized debt ($0.5 million).

Cash provided by financing activities during the year ended December 31, 2019, of $1.7 million principally resulted from proceeds from the sale of notes payable of $1.65 million and proceeds from the exercise of stock options of $0.06 million.

Contractual Obligations and Commitments

The following summarizes our significant contractual obligations as of December 31, 2020:

	Payments due by period
(in thousands)	Total	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years
Purchase order obligations	$800	$800	$—	$—	$—
Short-term debt obligations (excluding interest)	850	850	—	—	—
Long-term debt obligations (excluding interest)	5,140	448	4,551	7	134
Operating lease obligations	394	129	265	—	—
Capital lease obligations	359	74	149	136	—
Total	$7,542	$2,301	$4,965	$143	$134

Off-Balance Sheet Arrangements

As of September 30, 2021, and December 31, 2020, we do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or variable interest entities, which would have been established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and reported amounts of revenue and expenses during the reporting period. Our most significant estimates and judgments involve the valuation of our stock-based compensation, including the underlying estimated fair value of our preferred and common stock. Accordingly, actual results may differ from these estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

Other than as described under Note 2 to our unaudited interim condensed financial statements, the Critical Accounting Policies and Significant Judgments and Estimates included in our Form 8-K for the year ended December 31, 2020, filed with the SEC on October 27, 2021, have not materially changed.

We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the policies we think are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Stock-Based Compensation

We recognize the grant-date fair value of stock-based awards issued as compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award. To date, we have not issued awards where vesting is subject to performance or market conditions. The fair value of stock options is estimated at the time of grant using the Black-Scholes option-pricing model, which requires the use of inputs and assumptions such as the estimated fair value of the underlying common stock, exercise price of the option, expected term, risk-free interest rate, expected volatility and dividend yield, the most critical of which is the estimated fair value of our common stock.

The estimated fair value of each grant of stock options awarded during fiscal 2020 and fiscal 2019 and the three and nine months ended September 30, 2021, and 2020 were determined using the following methods and assumptions:

•        Estimated fair value of common stock.    As our common stock has not historically been publicly traded, our board of directors periodically estimates the fair value of our common stock considering, among other things, contemporaneous valuations of our preferred and common stock prepared by an independent third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held- Company Equity Securities Issued as Compensation.

•        Expected term.    Due to the lack of a public market for the trading of our common stock and the lack of sufficient company-specific historical data, the expected term of employee stock options is determined using the “simplified” method, as prescribed in SEC Staff Accounting Bulletin (“SAB”) No. 107 (SAB 107), Share-Based Payment, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option.

•        Risk-free interest rate.    The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

•        Expected volatility.    The expected volatility is based on historical volatilities of peer companies within our industry which were commensurate with the expected term assumption, as described in SAB 107.

•        Dividend yield.    We assume a dividend yield of 0% because we have never paid, and for the foreseeable future, do not expect to pay, a dividend on our common stock.

The inputs and assumptions used to estimate the fair value of stock-based payment awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different inputs and assumptions, our stock-based compensation expense could be materially different for future awards.

In valuing our common and preferred stock, our board of directors determined the equity value of our business by taking a combination of the income and market approaches.

The income approach estimates a company’s fair value based on the present value of its future estimated cash flows and its residual value beyond the forecast period. These future values are discounted to their present values using a discount rate which is derived from an analysis of the cost of capital of comparable publicly-traded companies in the same industry or similar lines of business as of each valuation date and is adjusted to reflect the risks inherent in us achieving these estimated cash flows. We utilized the guideline company method for the market approach by analyzing a population of comparable companies and selecting technology companies that we considered the most comparable to us in terms of product offerings, revenue, margins, and growth. We then used these guideline companies to develop relevant market multiples and ratios, which are then applied to our corresponding financial metrics to estimate our equity value.

The enterprise values determined by the income and market approaches were then allocated to our common stock using the Option Pricing Method, or OPM. The OPM treats common stock and preferred stock as call options on a company’s enterprise value, with exercise prices based on the liquidation preferences of the preferred stock. Therefore, the common stock has value only if the funds available for distribution to the stockholders exceed the value of the liquidation preference at the time of an assumed liquidity event such as a merger, sale, or initial public offering. Thus, the common stock is modeled as a call option with a claim on the enterprise at an exercise price equal to the remaining value immediately after liquidating the preferred stock. The OPM uses the Black-Scholes option-pricing model to determine the call option price. The OPM is appropriate when the range of possible future outcomes is so difficult to predict that forecasts would be highly speculative.

Given the absence of a public trading market for our capital stock, our board of directors exercised reasonable judgment and considered a number of subjective factors to determine the best estimate of the fair value of our common stock, including:

•        our business, financial condition, and results of operations, including related industry trends affecting our operations;

•        the likelihood of achieving a liquidity event, such as an initial public offering or the sale of the Company, given prevailing market conditions;

•        the lack of marketability of our preferred and common stock;

•        the market performance of comparable publicly traded companies; and

•        U.S. and global economic and capital market conditions and outlook.

Once our common stock is quoted on the OTC Markets QB, it will not be necessary to use estimates to determine the fair value of the common stock. In addition, as all of our preferred stock was converted into common stock, we will no longer need to estimate the fair value of the preferred stock.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. We have not elected to adopt certain new accounting standards early, as described in Note 2 of our financial statements. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our audited financial statements appearing elsewhere in this prospectus. Additionally, we are electing to adopt ASU 2020-05, which amended the effective date upon adoption for the Company of Topic 842, and ASC Update No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity as of the effective date for private companies which is January 1, 2022.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

Interest Rate Risk

Our cash consists of cash on deposit. The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Therefore, we do not believe that an increase or decrease in interest rates of 100 basis points would have a material effect on our operating results or financial condition. However, we will continue to evaluate our investment policy to ensure that we meet our overall objectives in future periods.

Foreign Currency Exchange Risk

We do not currently have foreign currency risks as all of our revenues and expenses are denominated in U.S. dollars.

Management

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of January 31, 2022:

Name	Age	Positions
Executive Officers
Ryan Pratt	44	Chief Executive Officer and Director
John Berg	61	Chief Financial Officer
Mark Mason	47	Chief Operating Officer
Kellie Chong	58	Chief Business Officer
Non-Employee Directors
David Bell(2)(3)	65	Director
James (Jed) E. Dunn(1)(2)	61	Director
William J. Pratt(1)	79	Director
Gary Smith(2)	63	Director
Greg Thompson(3)	59	Director

____________

(1)      Member of the corporate governance and nominating committee.

(2)      Member of the audit committee.

(3)      Member of the compensation committee.

Executive Officers

Ryan Pratt is the founder of Guerrilla RF and has served as its Chief Executive Officer and as a member of its board of directors since 2014. Prior to founding Guerrilla RF, Mr. Pratt served as Director of Engineering at Skyworks, Greensboro Design Center from June 2008 to February 2013. Prior to that, Mr. Pratt served in various roles at RF Micro Devices, Inc. (“RFMD”), a global company providing wireless communication products, now named Qorvo, Inc., including as Senior Design Engineer from January 2004 to May 2006, and as Design Engineering Manager from May 2006 to June 2008. Mr. Pratt holds a Bachelor of Science degree in Electrical and Electronics Engineering from North Carolina State University. We believe that Mr. Pratt is qualified to serve on our board of directors because he is the founder and Chief Executive Officer of Guerrilla RF and due to his extensive business and technical experience in the RF semiconductor industry.

John Berg has served as Chief Financial Officer of Guerrilla RF since 2016. From December 1999 to March 2014, Dr. Berg served as Director of Finance at RFMD. Prior to joining RFMD, Dr. Berg served as Corporate Controller for Sara Lee Branded Apparel from 1985 to 1999. Dr. Berg holds a Bachelor of Science degree in Accounting from the University of North Carolina at Greensboro, an MBA from High Point University, a Master of Science degree in Accounting from the University of Connecticut, and a DBA from Northcentral University.

Mark Mason has served as Chief Operating Officer of Guerrilla RF since July 2019. From February 2011 until July 2019, he was Vice President of Operations at Triad Semiconductor. Prior to joining Triad Semiconductor, Mr. Mason spent 14 years at RFMD, most recently as the Manager of the Production Test Development Multi-Market Products Group. Mr. Mason holds a Bachelor of Science degree in Electrical Engineering from West Virginia University.

Kellie Chong joined Guerrilla RF in January 2022 as a Chief Business Officer. Kellie has 35 years of industry experience where she spent over 29 years at Qorvo, Inc. She started as an integrated Circuit (IC) designer in 1992, served as a Director of Corporate Engineering in 1996, transitioned to oversee Global Positioning System (GPS) product line in 2003 to a Director of Filter Technology in 2006, a Director of Infrastructure and Standard Products in 2009, and lastly as the Director of the Broadband Product line in 2013 before leaving to join Guerrilla RF. Earlier in her career, Ms. Chong worked as a test engineer at ASEA Brown Boveri and a design engineer for high speed Analog to Digital Converter at Addacon (Micro Networks). Ms. Chong holds a Bachelor of Science degree in Electrical Engineering from the North Carolina State University and an Executive Management Masters certificate from University of North Carolina at Greensboro.

Non-Employee Directors

David Bell has served as a member of the Guerrilla RF board of directors since 2020. Mr. Bell has 40 years of technology development experience. Mr. Bell co-founded Actev Motors, Inc. in December 2014, a company now focused on modular drivetrains for robots and instruments used in UVC ultraviolet light disinfection. He has served as Actev Motor’s Chief Executive Officer since its founding. Prior to co-founding Actev Motors, Mr. Bell served as President and Chief Operating Officer, then President and Chief Executive Officer at Intersil Corporation from 2007 to 2012. From 1994 to 2007, Mr. Bell served in various roles at Linear Technology Corporation, including as President from 2003 to 2007. Mr. Bell holds a degree in Electrical Engineering from the Massachusetts Institute of Technology. We believe that Mr. Bell is qualified to serve on our board of directors due to his experience as an entrepreneur and substantial operational experience, business acumen and expertise in technology development.

James (Jed) E. Dunn has served as a member of the Guerrilla RF board of directors since 2016. Since 2013, Mr. Dunn has served as Managing Director at Newport LLC, a business advisory company assisting middle market and startup companies focus on strategy and growth and he is the co-lead of the mergers and acquisition practice at the firm. Prior to Newport, Mr. Dunn served as the Chief Executive Officer at Piedmont Hematology-Oncology Associates, PLLC, from 2008 to 2012. From 1988 to 2007, Mr. Dunn was the Owner and Chief Executive Officer at Coleman Resources, a contract supplier of design, printing, fulfillment, and logistics services. Earlier in his career, Mr. Dunn served as a corporate lender at First Union Bank. Mr. Dunn currently serves as a director of Triad Growth Partners, Inc., a provider of technology commercialization services. He also serves on the Board of Trustees for Washington and Lee University. Mr. Dunn holds a Bachelor of Arts degree in Economics from Washington and Lee University. We believe that Mr. Dunn is qualified to serve on our board due to his experience as an entrepreneur and business advisor to middle market and start-up companies.

William J. Pratt has served as a member of the Guerrilla RF board of directors since 2014. In 1991, Mr. Pratt co-founded RFMD. He retired in 2008 as RFMD’s Chief Technology Officer. Mr. Pratt served as chairman of the board of directors of RFMD from 1991 until 2002. Mr. Pratt earned a Bachelor of Science degree in Electrical Engineering from Villanova University and brings significant experience as a semiconductors and technology professional. We believe that Mr. Pratt is qualified to serve on our board due to his more than 30 years of experience in the wireless communications industry and his deep understanding of the challenges and issues facing semiconductor companies gained from his experience as co-founder and Chief Technology Officer of RFMD.

Gary Smith has served as a member of the Guerrilla RF board of directors since August 2020. Since August 2018, Mr. Smith has served as President at AMB Investments, LLC. Before joining AMB Investments, Mr. Smith served as President and Chief Executive Officer of North State Aviation, LLC, an aviation MRO, from September 2016 through July 2018, and as Vice President and General Manager of the Elastomers Group at Wabtec Corporation from January 2014 to September 2016. Earlier in his career, Mr. Smith served as Executive Vice President and Chief Financial Officer at Longwood Industries from 2011 to 2013, Kinetic Systems Inc. from 2008 to 2011, International Textile Group, Inc. from 2004 to 2008, and Cone Mills Corporation from 1999 to 2004. Mr. Smith holds a Bachelor of Science degree in Accounting and Finance from the University of North Carolina at Greensboro and an MBA from the Bryan School of Business, the University of North Carolina at Greensboro. We believe that Mr. Smith is qualified to serve on our board of directors due to his extensive experience in global operations and financial leadership.

Greg Thompson has served as a member of the Guerrilla RF board of directors since 2019. Since 2013, Mr. Thompson has served as Director of Regional Sales and Business Development at pSemi Corporation, a Murata company, a manufacturer of high-performance radio frequency CMOS integrated circuits. Prior to joining pSemi Corporation, Mr. Thompson was Vice President of Sales at RFMD from 1993 to 2011. Mr. Thompson holds a Bachelor of Science degree in Engineering and Management from Clarkson University and an MBA from Pepperdine University. We believe that Mr. Thompson is qualified to serve on our board of directors due to his substantial experience in the semiconductor and wireless communications industry, including broad operating experience in sales.

Corporate Governance

Appointment of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors.

Board Composition

Our board of directors currently consists of six members: Ryan Pratt, David Bell, James (Jed) E. Dunn, William J. Pratt, Gary Smith and Greg Thompson. Mr. Funchess stepped down from the board on January 1, 2022 to take up the role of Vice President-Investor Relations for the Company.

Classified Board of Directors

Our board of directors consists of six members, divided into three classes of directors, designated Class I, Class II and Class III, with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our current directors are divided among the three classes as follows:

•        Ryan Pratt, Gary Smith and Greg Thompson are the Class I directors. Their terms will expire at the 2022 annual meeting of stockholders;

•        David Bell is the sole Class II director. His term will expire at the 2023 annual meeting of stockholders; and

•        James (Jed) E. Dunn and William J. Pratt are the Class III directors. Their terms will expire at the 2024 annual meeting of stockholders.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacancies on the board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Director Independence

Our securities are not listed on a national securities exchange or quoted on any inter-dealer quotation system that has a requirement that a majority of directors be independent. We evaluate independence by the standards for director independence set forth in the Nasdaq Marketplace Rules. Under such rules, our board of directors has determined that all members of the board of directors except Ryan Pratt and William J. Pratt are independent directors. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the relationship of our directors with the holders of more than 5% of our common stock.

Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period of listing. In addition, rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating, governance, and corporate responsibility committees be independent. Under such rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that Messrs. Bell, Dunn, Smith and Thompson are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Family Relationships

There is one family relationship to note among the directors and executive officers. Ryan Pratt, our Chief Executive Officer, is the son of William J. Pratt, a director.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, and a corporate governance and nominating committee, each of which, pursuant to its respective charter, have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is composed of Mr. Bell, Mr. Dunn and Mr. Smith. Mr. Smith is the chair of our audit committee. Each member of our audit committee is financially literate. Our board of directors has determined that each member of our audit committee is independent within the meaning of the Nasdaq director independence standards and applicable rules of the SEC for audit committee members. Our board of directors has also determined that Mr. Smith qualifies as an “audit committee financial expert” under the rules of the SEC. Our audit committee’s principal functions are to assist our board of directors in its oversight of:

•        selecting a firm to serve as our independent registered public accounting firm to audit the Company’s financial statements;

•        ensuring the independence of the independent registered public accounting firm;

•        discussing the scope, timing and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•        reviewing the adequacy of the Company’s system of internal controls;

•        in consultation with management, periodically reviewing the adequacy of the Company’s disclosure controls and procedures;

•        reviewing related-party transactions that are material or otherwise implicate disclosure requirements;

•        providing the audit committee report for inclusion in our proxy statement for our annual meeting for shareholders; and

•        approving or pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is composed of Mr. Bell and Mr. Thompson. Mr. Thompson is the chair of our compensation committee. Our compensation committee is responsible for, among other things:

•        reviewing and approving the compensation of our chief executive officer;

•        reviewing and recommending to our board of directors the compensation of our directors;

•        reviewing our executive compensation programs;

•        administering and implementing the Company’s incentive compensation plans and equity-based plans; and

•        establishing our overall compensation philosophy.

Each member of our compensation committee is a non-employee director as defined in Rule 16b-3 of the Exchange Act. Our board of directors has also determined that each member of our compensation committee is also an independent director within the meanings of Nasdaq’s director independence standards and applicable SEC rules.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee is composed of Mr. Dunn and Mr. William J. Pratt. Mr. Dunn is the chair of our corporate governance and nominating committee. Our corporate governance and nominating committee’s principal functions include, among other things:

•        recommending to our board of directors persons to serve as members of the board of directors and as members and chairpersons of the committees of our board of directors;

•        reviewing the size and composition of our board of directors and recommending to our board of directors any changes it deems advisable;

•        reviewing and recommending to our board of directors any changes to our corporate governance principles;

•        overseeing the process of evaluating the performance of our board of directors; and

•        advising our board of directors on corporate governance matters.

Our corporate governance and nominating committee does not currently satisfy the listing standards of Nasdaq, and therefore we are ineligible to be listed on the exchange until we satisfy these requirements.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of our officers or employees. In addition, none of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board or compensation committee during fiscal 2021.

Non-Employee Director Compensation

Since our incorporation, no compensation has been earned or paid to Ian Jacobs or Mark Tompkins, who were our sole directors prior to the Merger. Guerrilla RF became our wholly-owned subsidiary upon the closing of the Merger on October 22, 2021. In connection with the closing of the Merger, Messrs. Jacobs and Tompkins resigned from our board directors, and the current members were appointed to our board of directors, effective as of October 22, 2021.

During 2021, 2020, and 2019, no cash compensation was paid to the non-employee members of our board of directors. All compensation paid to Mr. Ryan Pratt, our employee director, is set forth below in the section titled “Executive Compensation — Summary Compensation Table.” In addition, we have not yet established a formal policy to provide cash or equity compensation to our non-employee directors for their service on our board of directors or committees of our board of directors. The following table summarizes the compensation paid to the Company’s non-employee directors for 2021, 2020, and 2019.

Name	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Equity Awards ($)(2)	Total ($)
David Bell	2019 2020 2021	— — —	— 578 —	— — 25,000	— 578 25,000
James (Jed) E. Dunn	2019 2020 2021	— — —	300 385 —	— — 25,000	300 385 25,000
Samuel Funchess, Sr.	2019 2020 2021	— — —	300 385 —	— — 25,000	300 385 25,000
William J. Pratt	2019 2020 2021	— — —	480 308 —	— — 25,000	480 308 25,000
Gary Smith	2019 2020 2021	— — —	— 578 —	— — 25,000	— 578 25,000
Greg Thompson	2019 2020 2021	— — —	1,200 308 —	— — 25,000	1,200 308 25,000

____________

(1)      Amounts represent the aggregate grant date fair value of the stock options awarded to the non-employee directors during 2020 in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Notes 7 and 8 of the notes to our financial statements as of December 31, 2020 and September 30, 2021, respectively. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions that may occur. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that our non-employee directors may receive from the stock options.

(2)      Amounts represent the aggregate grant date fair value of the common stock (using the Offering price of $2.00 per share) awarded to the non-employee directors in January 2022 for services provided in 2021. There are no service-based vesting conditions associated with these equity awards. Note that the amounts reported in this column reflect the accounting cost for these equity awards and does not correspond to the actual economic value that our non-employee directors may receive from any future disposition of the common stock.

Outstanding Equity Awards at December 31, 2021

The following table presents information regarding the outstanding options held by each of our directors and named executive officers as of December 31, 2021. The table below reflects options to purchase our common stock, which were converted in connection with the Merger. None of our directors or named executive officers held any outstanding restricted stock unit or other equity awards as of December 31, 2021.

		Option Awards
		Number of Securities Underlying Unexercised Options
Name	Grant Date	Exercisable (#)	Unexercisable (#)	Exercise price ($)	Expiration Date
David Bell	12/3/20	22,156	0	$0.37	12/3/30
John Berg	12/5/16	36,927	0	$0.24	12/5/26
	09/25/18	25,603	0	$0.32	9/25/28
	09/11/19	8,272	4,136	$0.37	9/11/29
	10/30/20	2,954	5,908	$0.53	10/30/30
James (Jed) E. Dunn	07/16/15	17,725	0	$0.48	7/16/25
	09/30/16	14,771	0	$0.24	9/30/26
	09/30/18	14,771	0	$0.32	9/30/28
	09/11/19	7,385	0	$0.37	9/11/29
	10/30/20	14,771	0	$0.53	10/30/30
Samuel Funchess, Sr.	12/31/14	17,725	0	$0.34	12/31/24
	09/30/16	29,541	0	$0.24	9/30/26
	09/30/18	14,771	0	$0.32	9/30/28
	09/11/19	7,385	0	$0.37	9/11/29
	10/30/20	14,771	0	$0.53	10/30/30
Mark Mason	09/11/19	73,854	73,854	$0.37	9/11/29
	10/30/20	3,545	7,090	$0.53	10/30/30
Ryan Pratt	—	—	0	N/A	—
William J. Pratt	09/30/16	14,771	0	$0.24	9/30/26
	09/30/18	14,771	0	$0.32	9/30/28
	09/11/19	11,817	0	$0.37	9/11/29
	10/30/20	11,817	0	$0.53	10/30/30
Gary Smith	10/30/20	22,156	0	$0.53	10/30/30
Greg Thompson	09/11/19	29,541	0	$0.37	9/11/29
	10/30/20	11,817	0	$0.53	10/30/30

EXECUTIVE COMPENSATION

The following tables and accompanying narrative set forth information about the compensation provided to our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer) who were serving as executive officers as of December 31, 2021. These executive officers were Ryan Pratt, our Chief Executive Officer, Mark Mason, our Chief Operating Officer, and John Berg, our Chief Financial Officer, whom we refer to in this section as our “named executive officers.”

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers in 2021, 2020 and 2019.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Equity Awards(2)	All Other Compensation(3)	Total
Ryan Pratt,	2021	$251,815	$250,000	—	$50,000	$52,577	$604,392
Chief Executive Officer	2020	$245,538	—	—	—	$44,114	$289,652
	2019	$160,000	$125,000	—	—	$29,788	$314,788

Mark Mason,	2021	$223,431	$7,500	—	—	$43,284	$274,215
Chief Operating Officer	2020	$211,701	—	$277	—	$40,184	$252,162
	2019	$81,415	—	$3,850	—	$9,799	$91,214

John Berg,	2021	$215,192	$7,500	—	—	$41,876	$264,568
Chief Financial Officer	2020	$195,461	—	$231	—	$38,009	$233,701
	2019	$130,898	$2,360	$283	—	$24,949	$158,490

____________

(1)      Amounts represent the aggregate grant date fair value of the stock options awarded to the named executive officer during 2020 and 2019 in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Notes 7 and 8 of the notes to our financial statements as of December 31, 2020 and September 30, 2021, respectively. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions that may occur. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our named executive officers from the stock options.

(2)      Amount represents the aggregate grant date fair value of restricted stock units awarded to the named executive officer during January 2022 for services rendered in 2021. Such grant-date fair market value does not take into account any forfeitures related to service-based vesting conditions as the amount reported has a three-year service-based vesting condition. Note that the amounts reported in this column reflect the accounting cost for these restricted stock units and does not correspond to the actual economic value that may be received by our named executive officers from the restricted stock units.

(3)      The amounts reported in “All Other Compensation” are comprised of the items listed in the following table:

Name and Principal Position	Year	Employer 401(k) Match	Premiums Paid on Short and Long Term Disability Insurance	Premiums Paid on Group Life Insurance	Premiums Paid on Group Health Insurance
Ryan Pratt,	2021	$15,570	$828	$2,071	$34,108
Chief Executive Officer	2020	$9,704	$831	$1,583	$31,996
	2019	—	$807	$1,140	$27,841

Mark Mason,	2021	$9,609	$785	$1,657	$31,233
Chief Operating Officer	2020	$8,510	$822	$1,714	$29,138
	2019	—	$316	$617	$8,866

John Berg,	2021	$9,252	$767	$4,843	$27,014
Chief Financial Officer	2020	$7,938	$586	$3,446	$26,039
	2019	—	$558	$1,985	$22,964

Equity Compensation

From time to time, we grant equity awards in the form of stock options to our named executive officers, which are generally subject to vesting based on each named executive officer’s continued service with us. As of December 31, 2021, two of our named executive officers held options to purchase shares of our common stock that were granted under the Guerrilla RF Plan, as set forth in the table below titled “Outstanding Equity Awards at 2021 Fiscal Year-End.”

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table presents, for each of our named executive officers, information regarding outstanding stock options as of December 31, 2021.

	Option Awards
	Number of Securities Underlying Unexercised Options(1)
Name	Grant Date	Exercisable (#)	Unexercisable (#)	Exercise Price ($)	Expiration Date
Ryan Pratt	—	—	—	—	—
Mark Mason	7/22/2019	73,854	73,854	$0.37	7/22/2029
	10/30/2020	3,545	7,090	$0.53	7/22/2030
John Berg	12/5/2016	36,927	0	$0.24	12/5/2026
	9/25/2018	25,603	0	$0.32	9/25/2028
	9/11/2019	8,272	4,136	$0.37	9/11/2029
	10/30/2020	2,954	5,908	$0.53	10/30/2030

____________

(1)      Adjusted to reflect the number of shares of common stock and the exercise price following the closing of the Merger.

Employment Agreement

In 2020, we entered into an employment agreement with Mr. Pratt, our Chief Executive Officer and a member of our board. The employment agreement supersedes an earlier agreement and provides for an initial annual base salary of $240,000. The employment agreement does not have a fixed employment term and provides that Mr. Pratt is an at-will employee, meaning that either he or we may terminate the employment relationship at any time, with or without cause, and with or without notice. Under the terms of the employment agreement, Mr. Pratt is entitled to participate in all employee benefits to the extent generally available to our other similarly situated employees, including, without limitation, benefits such as medical, life insurance, 401(k) plan, and paid time off. The employment agreement also restricts him from competing against us, soliciting our customers or employees, or interfering with our relationships with our vendors, consultants and independent contractors, in each case for a period of one year following a termination of employment. The employment agreement also includes invention assignment and confidentiality provisions.

Offer Letters

We have entered into offer letters with Messrs. Mason and Berg. In addition, each of our named executive officers has executed our form of standard employee invention assignment and confidentiality agreement.

Mark Mason

In 2019, we entered into an offer letter with Mr. Mason, our Chief Operating Officer. This offer letter provided for an initial annual base salary of $201,600 and an award of 50,000 stock options. Mr. Mason is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

John Berg

In 2016, we entered into an offer letter with Mr. Berg, our Chief Financial Officer. This offer letter provided for an initial annual base salary of $36,000 and an award of 50,000 stock options. Mr. Berg is an at-will employee and does not have a fixed employment term. He is eligible to participate in our employee benefit plans, including medical, dental, vision, disability, and life insurance benefits.

Potential Payments upon Termination or Change in Control

We have entered into an employment agreement with Mr. Pratt and offer letters with Messrs. Mason and Berg, which provide for the following benefits upon certain terminations as provided below:

Ryan Pratt

If Mr. Pratt is terminated by us without cause (as such term is defined in his employment agreement), he will be eligible to continue to receive his base salary for 12 months following termination, in exchange for executing a customary release of claims and his continued compliance with the restrictive covenants contained in his employment agreement.

Mark Mason

If Mr. Mason is terminated for any reason, he is not entitled to any severance.

John Berg

If Mr. Berg is terminated for any reason, he is not entitled to any severance.

As more fully described in the section titled “Executive Compensation — Employee Benefit and Stock Plans — Guerrilla RF Plan”, in the event that we are subject to a “corporate transaction” or “change in control”, each outstanding stock option may automatically become fully vested and exercisable, in which event Messrs. Mason and Berg’s unvested stock options would immediately become exercisable. See the section titled “Executive Compensation — Outstanding Equity Awards at 2020 Fiscal Year-End” for additional information.

Employee Benefit and Stock Plans

We believe that our ability to grant equity-based awards is a valuable compensation tool that enables us to attract, retain, and motivate our employees, consultants, and directors by aligning their financial interests will those of our stockholders. The principal features of our equity incentive plans are summarized below.

Guerrilla RF Plan

In 2014, Guerrilla RF adopted the Guerrilla RF Plan, most recently amended on October 22, 2021. The purposes of the Guerrilla RF Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants and to promote the success of our business.

Share Reserve.    As of the Effective Time, we had 3,146,366 shares of our common stock reserved for issuance pursuant to grants under our Guerrilla RF Plan. As of the Effective Time, options to purchase 3,146,366 shares remained outstanding, with a weighted-average exercise price of $0.35 per share. No other awards have been granted under the Guerrilla RF Plan, and no additional awards may be made under the Guerrilla RF Plan.

Administration

The Guerrilla RF Plan is administered by our compensation committee. Subject to the terms of the Guerrilla RF Plan, the compensation committee has the authority to, among other things, select the persons to whom awards will be granted, construe and interpret the Guerrilla RF Plan as well as to prescribe, amend and rescind rules and regulations relating to the Guerrilla RF Plan and awards granted thereunder. The compensation committee may modify awards subject to the terms of the Guerrilla RF Plan.

Eligibility

Pursuant to the Guerrilla RF Plan, incentive stock options could be granted only to Guerrilla RF employees or the employees of its subsidiaries, as applicable (including officers and directors who are also employees). Non-statutory stock options, shares of restricted stock, and performance units could be granted to Guerrilla RF employees (including officers and directors who were also employees), non-employee directors, and consultants, or the employees, directors, and consultants of subsidiaries, as applicable. Effective October 22, 2021, participation in the Guerrilla RF plan was frozen, and no new awards will be made under that plan on or after that date, although previously granted awards, as converted, will continue to be administered under the terms of the Guerrilla RF Plan.

Options

The Guerrilla RF Plan provides for the grant of both (i) incentive stock options, which are intended to qualify for tax treatment as set forth under Section 422 of the Code and (ii) non-statutory stock options to purchase shares of our common stock, each at a stated exercise price. The exercise price of each option must be at least equal to the fair market value of our common stock on the date of grant, as converted (unless otherwise determined by the compensation committee). However, the exercise price of any incentive stock option granted to an individual who owns more than 10% of the total combined voting power of all classes of our capital stock must be at least equal to 110% of the fair market value of our common stock on the date of grant, as converted. The compensation committee will determine the vesting schedule applicable to each option. The maximum permitted term of options granted under the Guerrilla RF Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who owns more than 10% of the total combined voting power of all classes of our capital stock is five years from the date of grant.

Restricted Stock

In addition, the Guerrilla RF Plan allows for the grant of restricted stock awards, with terms as generally determined by the compensation committee (in accordance with the Guerrilla RF Plan) and to be set forth in an award agreement. We have not granted any shares of restricted stock under the Guerrilla RF Plan.

Limited Transferability

Unless otherwise determined by the compensation committee, awards under the Guerrilla RF Plan generally may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will, the laws of descent and distribution and, with respect to non-statutory stock options, by instrument to an inter vivos or testamentary trust in which the non-statutory stock options are to be passed to beneficiaries upon the death of the trustor, or by gift to a qualified family member, all as permitted under the SEC’s rules, regulations and interpretations existing at the time of the transfer.

Change of Control

In the event that we are subject to a “corporate transaction” or “change in control” (as defined in the Guerrilla RF Plan and generally meaning, collectively, a merger, a sale or transfer of more than 50% of the voting power of all of our outstanding securities, or a sale of all or substantially all of the assets of ours), the Guerrilla RF Plan provides that unless the Committee determines otherwise, on the specified effective date of such “corporate transaction” or “change in control”, each award that is at the time outstanding under the plan will automatically become fully vested and exercisable and will be released from any restrictions on transfer (other than transfer restrictions subject to ISOs) and repurchase or forfeiture rights, except to the extent the acceleration of exercisability would result in an “excess parachute payment” within the meaning of Section 280G of the Code.

Adjustments

In the event that the number of outstanding shares of our common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, spin-off, or other change in our capital structure affecting our shares without consideration, then in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Guerrilla RF Plan (i) the number of shares reserved for issuance under the Guerrilla RF Plan, (ii) the exercise prices of and number of shares subject to outstanding options, and (iii) the purchase prices of and/or number of shares subject to other outstanding awards will (to the extent appropriate) be proportionately adjusted (subject to required action by the board or our stockholders).

Exchange, repricing and buyout of awards

The compensation committee may, with the consent of the respective participants, issue new awards in exchange for the surrender and cancelation of any or all outstanding awards. The compensation committee may also reprice, or reduce the exercise price, of options or buy an award previously granted with payment in cash, shares or other consideration, in each case, subject to the terms of the Guerrilla RF Plan.

Amendment; Termination

Our board of directors may amend or terminate the Guerrilla RF Plan at any time and may terminate any and all outstanding options, upon a dissolution or liquidation of us, provided that certain amendments will require shareholder approval or participant consent.

2021 Equity Incentive Plan

Pursuant to the Merger Agreement, we adopted and our stockholders approved the 2021 Plan which serves as a replacement to the Guerilla RF Plan. Our 2021 Plan authorizes the award of stock options, restricted stock awards, SARs, RSUs, performance awards, cash awards, and stock bonus awards. We initially reserved 222,991 shares of our common stock, plus any reserved shares not issued or subject to outstanding grants under the Guerrilla RF Plan on the effective date of the 2021 Plan, for issuance pursuant to awards granted under our 2021 Plan. The number of shares reserved for issuance under our 2021 Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of our common stock as of the immediately preceding January 1, or a number as may be determined by our board of directors. In addition, the following shares of our common stock will be available for grant and issuance under our 2021 Plan:

•        shares subject to options granted under our 2021 Plan that cease to be subject to the option for any reason other than exercise of the option;

•        shares subject to awards granted under our 2021 Plan that are subsequently forfeited or repurchased by us at the original issue price;

•        shares subject to awards granted under our 2021 Plan that otherwise terminate without shares being issued;

•        shares surrendered, canceled or exchanged for cash or the same type of award or a different award (or combination thereof);

•        shares subject to awards under the 2021 Plan that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to any award;

•        shares issuable upon the exercise of options or subject to other awards under the Guerilla RF Plan that cease to be subject to such options or other awards by forfeiture or otherwise after the effective date of the 2021 Plan;

•        shares issued pursuant to outstanding awards under the Guerrilla RF Plan that are forfeited or repurchased by us at the original issue price after the effective date of the 2021 Plan; and

•        shares subject to awards under the Guerrilla RF Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.

The following is a description of the material terms of the 2021 Plan. The summary below does not contain a complete description of all provisions of the 2021 Plan and is qualified in its entirety by reference to the 2021 Plan.

Administration

Our 2021 Plan is administered by our compensation committee. Subject to the terms and conditions of the 2021 Plan, the compensation committee has the authority, among other things, to select the persons to whom awards may be granted, construe and interpret our 2021 Plan as well as to determine the terms of such awards and prescribe, amend, and rescind the rules and regulations relating to the 2021 Plan or any award granted thereunder. The 2021 Plan provides that the compensation committee may delegate its authority, including the authority to grant awards, to one or more officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by our board of directors.

Eligibility

Our 2021 Plan provides for the grant of awards to our employees, directors, and consultants. No non-employee director may receive awards under our 2021 Plan that, when combined with cash compensation received for service as a non-employee director, exceed $750,000 in value (measured as of the date of grant) in any fiscal year.

Options

The 2021 Plan provides for the grant of both incentive stock options intended to qualify under Section 422 of the Code, and non-statutory stock options to purchase shares of our common stock at a stated exercise price. Incentive stock options may only be granted to employees, including officers and directors who are also employees. The exercise price of stock options granted under the 2021 Plan must be at least equal to the fair market value of our common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of our capital stock must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant.

Options may vest based on service or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2021 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of our capital stock is five years from the date of grant.

Restricted Stock Awards

An award of restricted stock is an offer by us to sell shares of our common stock subject to restrictions that may lapse based on the satisfaction of service or achievement of performance conditions. The price, if any, of an award of restricted stock will be determined by the compensation committee. Unless otherwise determined by the compensation committee, holders of restricted stock will be entitled to vote and to receive any dividends or stock distributions paid pursuant to any unvested shares of restricted stock. If any such dividends or distributions are paid in shares of common stock, the shares will be subject to the same restrictions on transferability and forfeiture as the shares of restricted stock with respect to which they were paid.

Stock Appreciation Rights

A SAR provides for a payment, in cash or shares of our common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and a pre-determined exercise price, multiplied by the number of shares with respect to which the SAR is being exercised. The exercise price of a SAR must be at least the fair market value of a share of our common stock on the date of grant. SARs may vest based on service or achievement of performance conditions, and may not have a term that is longer than ten years from the date of grant.

Restricted Stock Units

RSUs represent the right to receive shares of our common stock at a specified date in the future, and may be subject to vesting based on service or achievement of performance conditions. Settlement of earned RSUs may be made as soon as practicable after the date determined at the time of grant or on a deferred basis in the discretion of the committee, and may be settled in cash, shares of our common stock or a combination of both. No RSU may have a term that is longer than ten years from the date of grant.

Performance Awards

Performance awards granted pursuant to the 2021 Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of our common stock, that may be settled in cash, property or by the issuance of those shares subject to the satisfaction or achievement of specified performance conditions.

Stock Bonus Awards

A stock bonus award provides for payment in the form of cash, shares of our common stock or a combination thereof, based on the fair market value of shares subject to such award as determined by our compensation committee. The awards may be subject to vesting restrictions based on continued service or performance conditions.

Cash Awards

A cash award is an award that is denominated in, or payable to an eligible participant solely in, cash.

Dividend Equivalent Rights

Dividend equivalent rights may be granted at the discretion of our compensation committee and represent the right to receive the value of dividends, if any, paid by us in respect of the number of shares of our common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and will be paid only at such time as the underlying award has become fully vested. Dividend equivalent rights may be settled in cash, shares or other property, or a combination of thereof as determined by the compensation committee.

Change of Control

Our 2021 Plan provides that, in the event of a “corporate transaction” (as defined in the 2021 Plan), awards granted under the 2021 Plan may (i) be continued by the Company, if we are the successor entity; or (ii) assumed or substituted by the successor corporation, or a parent or subsidiary of the successor corporation, for substantially equivalent awards (including, but not limited to, an award to acquire the same consideration paid to our stockholders pursuant to the corporate transaction), in each case after taking into account appropriate adjustments for the number and kind of shares and exercise prices. The successor corporation may also issue, as replacement of our outstanding shares held by the participant, substantially similar shares, or other property subject to repurchase restrictions no less favorable to the participant. In the event the successor corporation refuses to assume, substitute, or replace any award, then such award will become fully vested and, as applicable, exercisable and any rights of repurchase or forfeiture restrictions thereon will lapse, immediately prior to the consummation of the corporation transaction. Awards with performance-based vesting criteria that are not assumed will be deemed earned and vested based on the greater of actual performance (if determinable) or 100% of the target level, unless otherwise indicated pursuant to the terms and conditions of the applicable award agreement.

Adjustment

In the event of a change in the outstanding shares of our common stock without consideration by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, spin-off, or similar change in our capital structure, appropriate proportional adjustments will be made to (i) the number and class of shares reserved for issuance under our 2021 Plan and the incentive stock option limit; (ii) the exercise prices of options and SARs; (iii) number and class of shares subject to outstanding awards; and (iv) any applicable maximum award limits pursuant to the 2021 Plan.

Clawback; Transferability

All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the board of directors or required by law to the extent set forth in such policy or applicable agreement. Except in limited circumstances, awards granted under our 2021 Plan may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.

Amendment and Termination; Exchange Program

Our board of directors may amend our 2021 Plan at any time, subject to stockholder approval as may be required. Our 2021 Plan will terminate ten years from the date our board of directors adopts the plan, unless it is terminated earlier by our board of directors. No termination or amendment of the 2021 Plan may adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable laws. Subject to the foregoing, the compensation committee may at any time increase or decrease the exercise price applicable to outstanding options or SARs or pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding awards.

401(k) Plan

We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. All of our employees are eligible to participate in the plan on the first day of the month following their date of hire. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on contributions under the Code. Participant contributions are held in trust as required by law. We contribute 3% of each employee’s eligible earnings to the plan, and also make matching contributions, equal to 1% of each employee’s pre-tax contributions up to 1% of each employee’s eligible earnings, subject to vesting conditions.

Limitations on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•        any breach of the director’s duty of loyalty to us or our stockholders;

•        any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•        any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted, subject to very limited exceptions.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our other employees. These agreements, among other things, require us to indemnify our directors, officers, and key employees for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably incurred by such director, officer, or key employee in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these provisions in our amended and restated certificate of incorporation and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, we are not aware of any pending litigation or proceeding arising out of any indemnitee’s service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers, or persons controlling us, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions since January 1, 2019, in which the amounts involved exceeded or will exceed $120,000, and any of our directors, executive officers or holders of more than 5% of Guerrilla RF’s pre-Merger capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. Other than as described below, there have not been transactions to which we have been a party other than compensation arrangements, which are described under “Executive Compensation.” The following description is historical and has not been adjusted to give effect to the Merger.

2019 Notes

In March 2019, Guerrilla RF sold in a private placement an aggregate of $1.75 million of term notes at an interest rate of 12% per annum (each, a “2019 Note” and collectively, the “2019 Notes”). Prior to the Merger, and in anticipation of the Merger and the Offering, all of the 2019 Notes were amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and at the time of the Offering, the principal amounts owed under the 2019 Notes were converted under those terms, and accrued interest owed under such 2019 Notes has been paid. The following table sets forth the principal amount of the 2019 Notes, and the number of shares of our common stock into which they were converted upon the closing of the Merger, sold to our directors, executive officers or holders of more than 5% of Guerrilla RF’s pre-Merger capital stock, or an affiliate or immediate family member thereof.

Name of Stockholder	Principal Amount	Number of Shares of Common Stock Issued Upon Mandatory Conversion
Jeanne Pratt	$250,000	147,059
William H. Pratt	$50,000	29,412

AMB Notes

Guerrilla RF previously issued several promissory notes (the “AMB Notes”) to AMB Investments LLC (“AMB Investments”), which holds more than 5% of our outstanding capital stock. Certain of the AMB Notes were originally issued to Al Bodford, and each AMB Note originally issued to Al Bodford was assigned by him to AMB Investments in September 2021. The AMB Notes and their original terms are as follows: (i) Non-Negotiable Note dated March 27, 2017 issued to Al Bodford in the principal amount of $333,333 accruing interest at the rate of 8% per annum; (ii) Non-Negotiable Note dated March 12, 2018 issued to Al Bodford in the principal amount of $1,000,000 accruing interest at the rate of 8% per annum; (iii) Term Note dated March 31, 2019 issued to Al Bodford in the principal amount of $175,000 accruing interest at the rate of 12% per annum (a 2019 Note, discussed above); and (iv) Term Note dated April 15, 2020 issued to AMB Investments in the principal amount of $500,000 accruing interest at the rate of 12% per annum. Prior to the Merger, and in anticipation of the Merger and the Offering, all of the AMB Notes were amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and upon the closing of the Offering, the principal amount owed under the AMB Notes was converted under those terms, and accrued interest owed under such AMB Notes was paid.

Thompson Note

In July 2020, Guerrilla RF issued an unsecured Term Note (the “Thompson Note”) to Greg Thompson, a member of our board of directors, in the principal amount of $250,000 accruing interest at the rate of 12% per annum. Prior to the Merger, and in anticipation of the Merger and the Offering, the Thompson Note was amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and upon the closing of the Offering, the principal amount owed under the Thompson Note was converted under those terms, and accrued interest owed thereunder was paid.

2021 Convertible Debt Financing

Between July 15, 2021 and October 1, 2021, Guerrilla RF sold an aggregate of $1,488,600 of convertible promissory notes to ten accredited investors at an interest rate of 6% per annum (each, a “Convertible Note” and collectively, the “Convertible Notes”). The corresponding note purchase agreements provided for the mandatory conversion of the Convertible Notes into shares of the Company’s common stock upon the closing of the Merger and the Offering at the Offering price ($2.00 per share).

The following table sets forth the principal amount of the Convertible Notes, and the number of shares of our common stock into which they were converted upon the closing of the Merger, sold to our directors, executive officers or holders of more than 5% of Guerrilla RF’s pre-Merger capital stock, or an affiliate or immediate family member thereof.

Name of Stockholder	Principal Amount	Number of Shares of Common Stock issued upon Mandatory Conversion
William J. Pratt	$100,000	50,000
Jeanne Pratt	$100,000	50,000
William H. Pratt	$100,000	50,000

2021 Promissory Notes to Warrant Holders

In August 2021, Guerrilla RF issued promissory notes for an aggregate principal amount of approximately $300,000 to the holders of its outstanding warrants (the “2021 Notes”). The 2021 Notes accrued interest at the rate of 6% per annum until November 30, 2021 and at the rate of 12% per annum thereafter. Immediately prior to the closing of the Merger, the warrants were exercised and the warrant exercise price paid in exchange for the cancelation of the 2021 Notes. The following table sets forth the principal amount of the 2021 Notes.

Name of Stockholder	Principal Amount
AMB Investments LLC	$233,332.87
David Reich	$50,000
Jason Bodford	$16,666

Participation in the Offering

Certain of Guerrilla RF’s existing investors, including investors affiliated with certain of our directors and officers, purchased an aggregate of 1,294,000 shares of our common stock in the Offering, for an aggregate gross purchase price of $2,588,600. Such purchases were made on the same terms as the shares that were sold to other investors in the Offering and not pursuant to any pre-existing contractual rights or obligations.

Other Transactions

We have granted stock options to our executive officers and our directors. For a description of these stock options, see the sections titled “Executive Compensation” and “Non-Employee Director Compensation”.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated bylaws will require us to indemnify our directors and officers to the fullest extent not prohibited by DGCL. Subject to very limited exceptions, our amended and restated bylaws will also require us to advance expenses incurred by our directors and officers.

Policies and Procedures for Related Party Transactions

We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our board of directors. Subsequently, our audit committee adopted a charter which requires that any transaction with a related person and any other potential conflict of interest situation must be reviewed, approved and monitored by our audit committee.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit holders of the shares of common stock described in the section entitled “Selling Stockholders” to resell such shares. We will not receive any proceeds from the resale of any shares offered by this prospectus by the selling stockholders.

DIVIDEND POLICY

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

DETERMINATION OF OFFERING PRICE

The selling stockholders may only sell their shares of common stock pursuant to this prospectus at a fixed price of $2.00 per share until such time as our common stock is quoted on the OTCQB or another public trading market for our common stock otherwise develops. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. The fixed price of $2.00 at which the selling stockholders may sell their shares pursuant to this prospectus was determined based upon the purchase price per share of common stock in the initial closing of the Offering.

We have included a fixed price at which selling stockholders may sell their shares pursuant to this prospectus prior to the time there is a public market for our stock in order to comply with the rules of the SEC that require that, if there is no market for the shares being registered, this registration statement must include a price at which the shares may be sold. Except to the extent that we are involved in an underwritten secondary offering of common stock, if any, by the selling stockholders, all shares being offered pursuant to this prospectus will be sold by the selling stockholders without our involvement.

MARKET INFORMATION FOR OUR COMMON STOCK

Our common stock is not listed on a national securities exchange, an over-the-counter market or any other exchange. Therefore, there is no trading market, active or otherwise, for our common stock and our common stock may never be included for trading on any stock exchange, automated quotation system or any over-the-counter market. In connection with this offering, we intend to arrange for a registered broker-dealer to apply to have the common stock quoted on the OTCQB or another over-the-counter system; however, we cannot assure you that the common stock will become eligible for trading on the OTCQB or any other over-the-counter system.

As of January 31, 2022, we have 33,222,192 shares of common stock outstanding held by approximately 140 stockholders of record.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2021, by:

•        each of our named executive officers;

•        each of our directors;

•        all of our current directors and executive officers as a group; and

•        each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of 33,147,192 shares of common stock outstanding as of December 31, 2021. Shares of common stock that a person has the right to acquire within 60 days of December 31, 2021 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Guerrilla RF, Inc., 1196 Pleasant Ridge Road, Suite 5, Greensboro, NC 27409.

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% stockholders
Al Bodford(1)	7,985,427	24.1%
Jason Bodford(2)	1,941,154	5.9%
Ryan Pratt	5,317,467	16.0%
Mark Tompkins(3)	2,700,000	8.1%

Directors and named executive officers
David Bell(4)	22,155	*
John Berg(5)	217,337	*
James (Jed) E. Dunn(6)	98,834	*
Samuel Funchess, Sr.(7)	143,017	*
Mark Mason(8)	77,399	*
Ryan Pratt	5,317,467	16.0%
William J. Pratt(9)	640,904	*
Gary Smith(10)	22,156	*
Greg Thompson(11)	261,946	*
Directors and named executive officers as a group (9 persons)(12)	6,801,215	20.2%

____________

Unless otherwise noted, all shares are owned directly of record by the named persons, their spouses and minor children, or by other entities controlled by the named persons.

*        Represents beneficial ownership of less than one percent.

(1)      Mr. Bodford holds these shares in the name of his company, AMB Investments. The address of Mr. A. Bodford and AMB Investments is 1501 Highwoods Boulevard, Suite 302, Greensboro, NC 27410.

(2)      The address of Mr. J. Bodford is 1501 Highwoods Boulevard, Suite 302, Greensboro, NC 27410.

(3)      The address of Mr. Tompkins is App. 1, Via Guidino 23, 6900 Lugano-Paradiso, Switzerland.

(4)      Consists of options to purchase 22,155 shares of Common Stock that are exercisable within 60 days of December 31, 2021.

(5)      Consists of (i) 143,581 shares of Common Stock and (ii) options to purchase 73,756 shares of Common Stock that are exercisable within 60 days of December 31, 2021.

(6)      Consists of (i) 29,412 shares of Common Stock and (ii) options to purchase 69,422 shares of Common Stock that are exercisable within 60 days of December 31, 2021.

(7)      Consists of (i) 58,824 shares of Common Stock and (ii) options to purchase 84,193 shares of Common Stock that are exercisable within 60 days of December 31, 2021.

(8)      Consists of options to purchase 77,399 shares of Common Stock that are exercisable within 60 days of December 31, 2021.

(9)      Consists of (i) 587,729 shares of Common Stock and (ii) options to purchase 53,175 shares of Common Stock that are exercisable within 60 days of December 31, 2021.

(10)    Consists of options to purchase 22,156 shares of Common Stock that are exercisable within 60 days of December 31, 2021.

(11)    Consists of (i) 220,588 shares of Common Stock and (ii) options to purchase 41,358 shares of Common Stock that are exercisable within 60 days of December 31, 2021.

(12)    Consists of (i) 6,357,601 shares of Common Stock and (ii) options to purchase 443,614 shares of Common Stock that are exercisable within 60 days of December 31, 2021.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of 33,553,772 shares of common stock. The selling stockholders acquired our securities in connection with the Merger and the Offering, or were pre-Merger stockholders of our predecessor, Laffin Acquisition Corp. The registration of the common stock of the selling stockholders through this prospectus constitutes a secondary offering and is not an offering by or on behalf of the Company. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

Except as disclosed in the footnotes below, none of the selling stockholders has been an officer or director of ours or any of our predecessors or affiliates within the past three years. Except as disclosed in the footnotes below, no selling stockholder had a material relationship with the company or any of its affiliates within the last three years.

The following table and the accompanying footnotes are based in part on information supplied to us by the selling stockholders. The table and footnotes assume that the selling stockholders will sell all of the shares listed. However, because the selling stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. We do not know how long the selling stockholders will hold the shares before selling them.

The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below. Unless otherwise indicated, based on the information supplied to us by or on behalf of the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

	Shares Owned Before the Offering	Shares Being Offered(1)(2)		Shares Owned After the Offering(%)(1)(2)
Name of Selling Stockholders
A.K.S. FAMILY PARTNERS, LP(3)	100,000	100,000		*
ACNYC, LLC	250,000	250,000		*
AION PE LLC	125,000	125,000		*
Albert Pezone	19,250	42,460	(4)	*
AMB Investments, LLC(5)	7,985,427	7,985,427		*
Andrew & Melissa Fisher	25,000	25,000		*
Anthony D. Slaughter	25,000	25,000		*
Apollo Capital Corp	100,000	100,000		*
Barrett S. DiPaolo	6,250	6,250		*
Barry Shemaria	30,000	30,000		*
Brian Sappey	28,500	28,500		*
Bruce & Donna Haverburg	12,500	12,500		*
Casimir S. Skrzypczak	20,000	20,000		*
Catherine Shealy Sinclair	50,000	50,000		*
Charlotte Angel Fund, LLC	285,279	285,279		*
Christopher Fiore(6)	250,000	250,000		*
Christopher Lee Hill	25,000	25,000		*
Christopher Tice	50,000	50,000		*
Christopher Washburn	15,000	15,000		*
Cohen Family Trust	20,000	20,000		*
Conner Montgomery	12,500	12,500		*
Daniel Holland	19,140	19,140		*
Daniel Michael	12,500	12,500		*
David Bell(26)	12,500	12,500		*
David Ake	96,358	96,358		*
David Landskowsky	128,009	265,252	(7)	*
David M Sither	12,500	12,500		*
David Reich	1,263,700	1,263,700		*
DeLoach LS Investments, LLC	25,000	25,000		*
Dennis G. Stearns Self-Directed IRA (Old North State Trust, LLC, Custodian)	480,404	480,404		*

	Shares Owned Before the Offering	Shares Being Offered(1)(2)		Shares Owned After the Offering(%)(1)(2)
Drew and Lee Ann Naylor	200,120	200,120		*
Due Mondi Investments Ltd.	12,500	12,500		*
Dyke Rogers	100,000	100,000		*
Eric Johnson	25,000	25,000		*
Eric Rubenstein	115,509	251,832	(8)	*
Ernest Moody	250,000	250,000		*
Fred Stubblefield Jr.(9)	25,000	25,000		*
Gary Smith(5)	12,500	12,500		*
Greg Thompson(10)	233,088	233,088		*
Gubbay Investments LLC	20,000	20,000		*
H Investment Company, LLC	25,000	25,000		*
Ian Jacobs(11)	250,000	250,000		*
James (Jed) E. Dunn(12)	41,912	41,912		*
James G. Hanes, III	114,412	114,412		*
James J. Ahne(13)	25,000	25,000		*
James L. Dritz	20,000	20,000		*
Jan Arnett	25,000	25,000		*
Jane L Hanes	50,000	50,000		*
Jason M. Bodford	1,941,154	1,941,154		*
Jeanne M. Pratt(14)	378,127	378,127		*
Jeffrey B. Shealy	750,000	750,000		*
Jeffrey G. Williams	167,712	167,712		*
Jeffrey Potts	50,000	50,000		*
Jennifer and Eric Watson	10,000	10,000		*
Jeremy Fennema	30,000	30,000		*
Jerome Adolphus Camp Revocable Trust dated 2/10/2006 (Jerome A. Camp, Trustee	378,946	378,946		*
Joan L Bonanno TTE U/A DTD 12/5/2002 by Joan L Bonanno	75,000	75,000		*
Joe Rice	50,000	50,000		*
John and Linda Evans	15,000	15,000		*
John Berg(15)	143,581	143,581		*
John Hepburn	245,637	245,637		*
John Paglia	12,500	12,500		*
John Pescitelli	12,500	12,500		*
John V. Wagner, Jr.	20,000	20,000		*
Jon Glazman	14,706	14,706		*
Jonathan Kendall/Kendall FLP	20,000	20,000		*
Josef Moser	25,000	25,000		*
Joseph Manzi	25,000	25,000		*
Karl Grass and Kathy Grass Revocable Trust u/a/d June 4, 2015	512,762	512,762		*
Kevin Negus	155,205	155,205		*
Kirby Frank	11,000	11,000		*
Larry Diana	96,357	96,357		*
Lawrence Altman	25,000	25,000		*
Marc Ashley	50,000	50,000		*
Mark N. Tompkins(16)	2,700,000	2,700,000		*
Matterhorn Capital Limited	175,000	175,000		*
Michael F. Ragusa Jr.	12,500	12,500		*

	Shares Owned Before the Offering	Shares Being Offered(1)(2)		Shares Owned After the Offering(%)(1)(2)
Michael Kay	50,000	50,000		*
Michael Lappin	12,500	12,500		*
Michael Mason	25,000	25,000		*
Michael Shealy	70,000	70,000		*
Michael Sither	12,500	12,500		*
Michael Solomon(17)	50,000	50,000		*
MJ 2020, Inc.	318,478	318,478		*
New Vision Trust FBO Scott Montgomery	37,000	37,000		*
Ninth Technology, LLC	144,094	144,094		*
Northlea Partners LLLP	18,750	18,750		*
OHB Family Trust	12,500	12,500		*
P27 Holdings LLC	38,000	38,000		*
Pam S. Stearns Self-Directed IRA (Old North State Trust LLC, Custodian)	88,598	88,598		*
PAMCO Trust Dated December 21, 2012 (Pamela H. Hassenfelt, Trustee)	107,035	107,035		*
Patrick and Nicole Landry	25,000	25,000		*
Phyllis G. Hall	96,357	96,357		*
Piedmont Angel Network Three LLC	889,435	889,435		*
Randall Kaplan	50,000	50,000		*
Rasmus Fenger	186,303	186,303		*
Raymond Bonanno TTE U/A DTD 12/05/2002 by Raymond J Bonanno	75,000	75,000		*
Reliance Wealth Management Ltd.	500,000	500,000		*
Richard J. Miller	12,500	12,500		*
Robert Caione	25,000	25,000		*
Robert Payne	146,133	146,133		*
Royster Tucker III	50,000	50,000		*
Ryan M. Pratt(18)	5,317,467	5,317,467		*
Samuel W Funchess Sr.(19)	71,324	71,324		*
Sandra L. Shelton	108,824	108,824		*
Sarma N. Velamuri	12,500	12,500		*
Seug-Kyun Heo	71,685	71,685		*
Sichenzia Ross Ference LLP	18,750	18,750		*
SRAX Inc	125,000	125,000		*
Stefan Miklauz	25,000	25,000		*
Stephen C. Hassenfelt	107,035	107,035		*
Stephen Mut	12,500	12,500		*
Steve & Ann Stefurak	75,000	75,000		*
Steven DenBaars	25,000	25,000		*
Steven Seiz(20)	153,025	153,025		*
STG Technologies LTD	111,368	111,368		*
Stuart C. Miller	50,000	50,000		*
Sue W. Cole	71,357	71,357		*
Suresh Patel	12,500	12,500		*
Sydney Nelson	—	3,084	(21)	*
The Del Mar Consulting Group, Inc.	375,000	375,000		*
The Steven and Kaye Yost Family Trust dtd 2/7/92	12,500	12,500		*
Thomas and Mary Ellen Goodwin	12,500	12,500		*

	Shares Owned Before the Offering	Shares Being Offered(1)(2)		Shares Owned After the Offering(%)(1)(2)
Tim Herrmann	23,126	51,200	(22)	*
Timothy M Harvey	18,000	18,000		*
Timothy R. Rice	286,863	286,863		*
Todd Harrigan	1,606	5,252	(23)	*
Walter Tony Wohlmuth	100,000	100,000		*
William Henry Pratt(24)	79,412	79,412		*
William J. Pratt(25)	600,229	600,229		*
William Strawbridge	12,500	12,500		*
Wolsonovich SEF, LLC	25,000	25,000		*
2021 Irrevocable Trust for Nikolas Ryan Pratt u/a dated June 7, 2021 (William Henry Pratt, as Trustee)	378,131	378,131		*
2021 Irrevocable Trust for Patrick Joseph Pratt u/a dated June 7, 2021 (William Henry Pratt, as Trustee)	378,131	378,131		*
2021 Irrevocable Trust for Rachel Katherin Pratt u/a dated June 7, 2021 (William Henry Pratt, as Trustee)	378,131	378,131		*

____________

*         Less than 1%

(1)      Applicable percentage ownership is based on 33,222,192 shares of our common stock outstanding as of January 31, 2022.

(2)      Assumes the sale of all shares offered in this prospectus.

(3)      A.K.S. Family Partners, LP has represented to us that it is an affiliate of a broker-dealer, and has also represented to us that it acquired the securities in the ordinary course of its business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such securities.

(4)      Includes 23,210 shares of common stock issuable upon exercise of warrants held by selling stockholder and issued as compensation for placement agent services rendered in connection with the Private Placement. The selling stockholder has advised us that he is an affiliate of a broker-dealer, and has also represented to us that he acquired the securities in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such securities.

(5)      Gary Smith, a member of our board of directors, is President at AMB Investments, LLC.

(6)      The selling stockholder has advised us that he is an affiliate of a broker-dealer, and has also represented to us that he acquired the securities in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such securities.

(7)      Includes 137,243 shares of common stock issuable upon exercise of warrants held by selling stockholder and issued as compensation for placement agent services rendered in connection with the Private Placement. The selling stockholder has advised us that he is an affiliate of a broker-dealer, and has also represented to us that he acquired the securities in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such securities.

(8)      Includes 136,323 shares of common stock issuable upon exercise of warrants held by selling stockholder and issued as compensation for placement agent services rendered in connection with the Private Placement. The selling stockholder has advised us that he is an affiliate of a broker-dealer, and has also represented to us that he acquired the securities in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such securities.

(9)      The selling stockholder has advised us that he is an affiliate of a broker-dealer, and has also represented to us that he acquired the securities in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such securities.

(10)    Greg Thompson is a member of our board of directors.

(11)    Ian Jacobs is a former director and officer of Laffin Acquisition Corp., our predecessor.

(12)    James (Jed) E. Dunn is a member of our board of directors.

(13)    James Ahne is our Vice President, Marketing.

(14)    Jeanne Pratt is the mother of Ryan Pratt, our Chief Executive Officer and a member of our board of directors.

(15)    Dr. John Berg is our Chief Financial Officer.

(16)    Mark Tompkins is a former director of Laffin Acquisition Corp., our predecessor.

(17)    The selling stockholder has advised us that he is an affiliate of a broker-dealer, and has also represented to us that he acquired the securities in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such securities.

(18)    Ryan M. Pratt is our Chief Executive Officer and a member of our board of directors. He is the son of William J. Pratt, a member of our board of directors, and the brother of William H. Pratt, our Vice President, Data and Analytics.

(19)    Samuel Funchess, Sr. was a member of our board of directors. In January 2022, Mr. Funchess resigned from the board and became Vice President-Investor Relations for the Company.

(20)    Steven Seiz is our Vice President, Engineering.

(21)    Represents shares of common stock issuable upon exercise of warrants held by selling stockholder and issued as compensation for placement agent services rendered in connection with the Private Placement. The selling stockholder has advised us that she is an affiliate of a broker-dealer, and has also represented to us that she acquired the securities in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such securities.

(22)    Includes 28,074 shares of common stock issuable upon exercise of warrants held by selling stockholder and issued as compensation for placement agent services rendered in connection with the Private Placement. The selling stockholder has advised us that he is an affiliate of a broker-dealer, and has also represented to us that he acquired the securities in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such securities.

(23)    Includes 3,646 shares of common stock issuable upon exercise of warrants held by selling stockholder and issued as compensation for placement agent services rendered in connection with the Private Placement. The selling stockholder has advised us that he is an affiliate of a broker-dealer, and has also represented to us that he acquired the securities in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such securities.

(24)    William H. Pratt is our Vice President, Data and Analytics. He is the brother of Ryan Pratt, our Chief Executive Officer, and the son of William J. Pratt, a member of our board of directors.

(25)    William J. Pratt is a member of our board of directors. He is the father of Ryan Pratt, our Chief Executive Officer, and William H. Pratt, our Vice President, Data and Analytics.

(26)    David Bell is a member of our board of directors.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        short sales;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•        a combination of any such methods of sale; and

•        any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder in the Offering has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to this registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep this registration statement of which this prospectus constitutes a part effective for three years from the date it is declared effective by the SEC or until the date on which all of the shares required to be registered by us have been transferred other than to certain enumerated permitted assignees under the Registration Rights Agreement. See the section of this prospectus captioned “Shares Eligible for Future Sale — Registration Rights.”

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, and to the applicable provisions of Delaware law.

We have authorized capital stock consisting of 300 million shares of common stock and 10 million shares of preferred stock. Except as otherwise provided in the certificate of designation of any series of preferred stock we may issue, the number of authorized shares of common stock or preferred stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock.

As of the date of this prospectus, we had 33,222,192 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Accordingly, holders of a majority of the shares of our common stock will be able to elect all of our directors. Our amended and restated certificate of incorporation establishes a classified board of directors, divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Stock Options

As of January 31, 2022, we had outstanding stock options to purchase an aggregate of 3,146,366 shares of our common stock, with a weighted-average exercise price of $0.35 per share under the Guerrilla RF Plan, and no outstanding stock options under the 2021 Plan.

Stock Appreciation Rights

As of the January 31, 2022, we had no outstanding stock appreciation rights under the 2021 Plan.

Warrants

As of January 31, 2022, we had outstanding warrants to purchase an aggregate of 331,580 shares of our common stock, with an exercise price of $2.00 per share and a term of five years from the applicable grant date. All of the warrants were granted in connection with the Offering, with our placement agent and its affiliates receiving warrants at each of the first three closings, i.e. 183,100 warrants on October 22, 2021, 84,480 warrants on November 5, 2021, and 63,000 warrants on November 12, 2021. The warrants have a cashless exercise feature and are subject to customary adjustments in the event of a stock split or reverse stock split, the reclassification, capital reorganization or other change in the capital stock of the Company.

Registration Rights Agreement

In connection with the Merger and the Offering, we entered into the Registration Rights Agreement, pursuant to which we have agreed that promptly, but no later than 60 calendar days from the final closing of the Offering (November 16, 2021), we will file, subject to customary exceptions, the Registration Statement, covering the Registrable Securities. We also undertook to use our commercially reasonable efforts to ensure that such Registration Statement is declared effective within 150 calendar days after the final closing of the Offering.

Subject to customary exceptions, if any Registration Event occurs, we will make payments to each holder of Registrable Securities as monetary penalties at a rate equal to 12% per annum of the total value of Registrable Securities held or purchased by such holder and affected during the period, based on the Offering price ($2.00 per share); provided that the maximum amount of monetary penalties paid by us will not exceed 8% of such total value. No monetary penalties will accrue with respect to (1) any Registrable Securities removed from the Registration Statement in response to a Cutback Comment, (2) any Registrable Securities that may be resold without manner of sale restrictions, current information requirements, volume limitations or other limitations under Rule 144 or another exemption from registration under the Securities Act, (3) any Registrable Securities excluded from a Registration Statement because a holder fails to provide information concerning the holder and the manner of distribution of the holder’s Registrable Securities that is required by SEC rules to be disclosed, and (4) any circumstance in which the SEC does not declare the Registration Statement effective on or before 150 days after the final closing of the Offering, and the reason for the SEC’s determination is that (a) the offering of any of the Registrable Securities constitutes a primary offering of securities by the Company, (b) Rule 415 of the Securities Act may not be relied upon for the registration of the resale of any or all of the Registrable Securities, and/or (c) a holder of any Registrable Securities must be named as an underwriter and such holder does not consent to be so named in the Registration Statement. Notwithstanding the previous sentence, if the SEC does not declare the Registration Statement effective before the Registration Effectiveness Date, in certain circumstances we may still be liable for liquidated damages if we do not continue to use our commercially reasonable efforts at the first opportunity that is permitted by the SEC to register for resale all such Registrable Securities, using one or more registration statements that we are then entitled to use. Any cutback resulting from a Cutback Comment shall be allocated to the Registrable Securities pro rata based on the total number of such shares held by or issuable to each holder thereof.

We must use commercially reasonable efforts to keep the Registration Statement effective for five years from the date it is declared effective by the SEC or until the date on which no Registrable Securities are outstanding.

We will pay all expenses in connection with the registration obligations provided in the Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent accountants, and the reasonable fees and disbursements of a single counsel to the holders of the Registrable Securities, not to exceed $35,000 in the aggregate. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any other attorney or advisor such holder decides to employ.

Anti-Takeover Provisions

The provisions of the DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws following the Offering could have the effect of delaying, deferring, or discouraging another person from acquiring control of our Company.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time such person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•        before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers, and (ii) employee stock plans in some instances; or

•        at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•        any merger or consolidation involving the corporation and the interested stockholder;

•        any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•        subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

•        subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•        the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

•        Board Vacancies.    Our amended and restated bylaws and certificate of incorporation authorize generally only our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•        Classified Board.    Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror. See the section titled “Management — Executive Officers and Directors — Classified Board of Directors” for additional information.

•        Directors Removed Only for Cause.    Our amended and restated certificate of incorporation provide that stockholders may only remove a director for cause, and removal of our directors for cause will require a supermajority (662/3%) stockholder vote.

•        Supermajority Requirements for Amendments of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.    Our amended and restated certificate of incorporation further provide that the affirmative vote of holders of at least 66⅔% of our outstanding common stock will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the classified board, the size of the board of directors, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. The affirmative vote of holders of at least 662/3% of our outstanding common stock required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

•        Elimination of Stockholder Action by Written Consent; Special Meetings of Stockholders.    Our amended and restated certificate of incorporation provide that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated bylaws provide that a special meeting of stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, or our chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•        Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our amended and restated bylaws establish advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

•        No Cumulative Voting.    The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting.

•        Issuance of Undesignated Preferred Stock.    Our board has the authority, without further action by the stockholders, to issue up to 10 million shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

•        Choice of Forum.    Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to the company or our stockholders; (iii) any action asserting a claim against our company arising pursuant to the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws; or (v) any action asserting a claim against our company that is governed by the internal affairs doctrine. Our amended and restated bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which we refer to as a Federal Forum Provision. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. Although there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Although neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

Exchange Listing

OUR COMMON STOCK IS CURRENTLY NOT LISTED ON A NATIONAL SECURITIES EXCHANGE OR ANY OTHER EXCHANGE, OR QUOTED ON AN OVER-THE-COUNTER MARKET. WE INTEND TO SEEK TO CAUSE OUR COMMON STOCK TO BE QUOTED ON THE OTC MARKETS QB TIER AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THE REGISTRATION STATEMENT. HOWEVER, WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO DO SO AND, EVEN IF WE DO SO, THERE CAN BE NO ASSURANCE THAT OUR COMMON STOCK WILL CONTINUE TO BE QUOTED ON THE OTC MARKETS OR QUOTED OR LISTED ON ANY OTHER MARKET OR EXCHANGE, OR THAT AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK WILL DEVELOP OR CONTINUE.

Limitations of Liability and Indemnification Matters

For a discussion of liability and indemnification, see the section titled “Directors, Executive Officers, Promoters and Control Persons — Limitation on Liability and Indemnification Matters.”

SHARES ELIGIBLE FOR FUTURE SALE

Currently, there is not a public market for our common stock. Future sales of our common stock, including shares issued upon the exercise of options or warrants that we may issue, in the public market after the Merger, or the perception that those sales may occur, could cause the prevailing price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after consummation of the Merger due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

As of January 31, 2022, we had 33,222,192 shares of common stock outstanding, of which our directors and executive officers beneficially own an aggregate of 6,745,698 shares. Of those outstanding shares, no shares of common stock are freely tradable, without restriction, as of the date of this registration statement. No shares issued in connection with the Merger or the Offering can be publicly sold under Rule 144 under the Securities Act until at least 12 months have elapsed from the date on which we provided Form 10 information in our Form 8-K filed with the SEC on October 27, 2021.

Lock-up Agreements

In connection with the initial closing of the Offering, holders of approximately 21,483,584 shares of our common stock agreed, subject to certain exceptions, not to dispose of or hedge any shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lockup agreement continuing through the date 12 months after the first date on which our common stock is first traded on the OTCQB or OTCQX market maintained by OTC Markets Group, the Nasdaq Stock Market, the New York Stock Exchange or the NYSE American.

Following the lock-up periods set forth in the agreements described above, and assuming that no parties are released from these agreements and that there is no extension of the lock-up period, shares of our common stock will be eligible for sale in the public market in compliance with Rule 144 or another exemption under the Securities Act or pursuant to the registration statement of which this prospectus forms a part.

Sale of Restricted Shares

Of the 33,222,192 shares of common stock outstanding, all of such shares are “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

Rule 144

Pursuant to Rule 144 promulgated under the Securities Act, sales of the securities of a former shell company, such as us, under that rule are not permitted (i) until at least 12 months have elapsed from the date on which we provided Form 10 information in our Form 8-K filed with the SEC on October 27, 2021, and (ii) unless at the time of a proposed sale, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Current Reports on Form 8-K. We intend to register such shares for sale under the Securities Act, but are currently a “voluntary filer” and are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As a result, unless we register such shares for sale under the Securities Act, most of our stockholders will be forced to hold their shares of our common stock for at least that 12-month period before they are eligible to sell those shares, and even after that 12-month period, sales may not be made under Rule 144 unless we and the selling stockholders are in compliance with other requirements of Rule 144.

In general, Rule 144 provides that (i) any of our non-affiliates that has held restricted common stock for at least 12 months is thereafter entitled to sell its restricted stock freely and without restriction, provided that we remain compliant and current with our SEC reporting obligations, and (ii) any of our affiliates, which includes our directors, executive officers and other person in control of U.S., that has held restricted common stock for at least 12 months is thereafter entitled to sell its restricted stock subject to the following restrictions: (a) we are compliant and current with our SEC reporting obligations, (b) certain manner of sale provisions are satisfied, (c) a Form 144 is filed with the SEC, and (d) certain volume limitations are satisfied, which limit the sale of shares within any three-month period to a number of shares that does not exceed 1% of the total number of outstanding shares or, if our common stock is then listed or quoted for trading on a national securities exchange, then the greater of 1% of the total number of outstanding shares and the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of the Form 144 with respect to the sale. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Regulation S

Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the U.S., provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the U.S. (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares of common stock may be sold in some other manner outside the United States without requiring registration in the United States.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement, in compliance with Rule 701 under the Securities Act, before the Effective Date of the Merger (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the exchange act, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements (subject to the terms of the lock-up agreements described above, if applicable).

Registration Rights

In connection with the Merger and the Offering, we entered into the Registration Rights Agreement, pursuant to which we have agreed that promptly, but no later than 60 calendar days from the final closing of the Offering on November 16, 2021, we will file, subject to customary exceptions, this Registration Statement, covering the Registrable Securities. We will use our commercially reasonable efforts to ensure that such Registration Statement is declared effective within 150 calendar days after the final closing of the Offering.

Subject to customary exceptions, if any Registration Event occurs, we will make payments to each holder of Registrable Securities as monetary penalties at a rate equal to 12% per annum of the total value of Registrable Securities held or purchased by such holder and affected during the period, based on the offering price of $2.00 per share; provided that the maximum amount of monetary penalties paid by us will not exceed 8% of such total value. No monetary penalties will accrue with respect to (1) any Registrable Securities removed from the Registration Statement in response to a Cutback Comment, (2) any Registrable Securities that may be resold without manner of sale restrictions, current information requirements, volume limitations or other limitations under Rule 144 or another exemption from registration under the Securities Act, (3) any Registrable Securities excluded from a Registration Statement because a holder fails to provide information concerning the holder and the manner of distribution of the holder’s Registrable Securities that is required by SEC rules to be disclosed, and (4) any circumstance in which the SEC does not declare the Registration Statement effective on or before 150 days after the final closing of the Offering, and the reason for the SEC’s determination is that (a) the offering of any of the Registrable Securities constitutes a primary offering of securities by the Company, (b) Rule 415 of the Securities Act may not be relied upon for the registration of the resale of any or all of the Registrable Securities, and/or (c) a holder of any Registrable Securities must be named as an underwriter and such holder does not consent to be so named in the Registration Statement. Notwithstanding the previous sentence, if the SEC does not declare the Registration Statement effective before the Registration Effectiveness Date, in certain circumstances we may still be liable for liquidated damages if we do not continue to use our commercially reasonable efforts at the first opportunity that is permitted by the SEC to register for resale all such Registrable Securities, using one or more registration statements that we are then entitled to use. Any cutback resulting from a Cutback Comment shall be allocated to the Registrable Securities pro rata based on the total number of such shares held by or issuable to each holder thereof.

We must use commercially reasonable efforts to keep the Registration Statement effective for five years from the date it is declared effective by the SEC or until the date on which all Registrable Securities have been transferred other than to certain enumerated permitted assignees under the Registration Rights Agreement.

We will pay all expenses in connection with the registration obligations provided in the Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent accountants, and the reasonable fees and disbursements of a single counsel to the holders of the Registrable Securities, not to exceed $35,000 in the aggregate. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any other attorney or advisor such holder decides to employ.

Stock Plans

We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock that are outstanding or reserved for issuance under the Guerrilla RF Plan and 2021 Plan. Such registration statement is expected to be filed and become effective as soon as practicable after the registration of our shares of common stock with the SEC pursuant to this registration statement. Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations described above, if applicable.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus will be passed upon for us by Brooks, Pierce, McLendon, Humphrey and Leonard L.L.P., Greensboro, North Carolina.

EXPERTS

The financial statements of Guerrilla RF as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been audited by Dixon Hughes Goodman LLP, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Guerrilla RF’s ability to continue as a going concern as described in Note 1 to the financial statements) included in this registration statement. Such financial statements have been included herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of this document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet on the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Guerrilla RF, Inc. 1196 Pleasant Ridge Road, Suite 5, Greensboro, NC 27409, (336) 510-7840.

iNDEX TO FINANCIAL STATEMENTS

Guerrilla RF, Inc.

Audited Financial Statements for the Years Ended December 31, 2020 and 2019

Unaudited Condensed Financial Statements for the Three and Nine Months Ended September 30, 2021 and 2020

Guerrilla RF, Inc. and Laffin Acquisition Corp.

Unaudited Combined Pro Forma Financial Statements for the Year Ended December 31, 2020 and the Nine Months Ended September 30, 2021

Laffin Acquisition Corp.

Audited Financial Statements for the Period from November 9, 2020 (inception) to December 31, 2020

Unaudited Condensed Financial Statements for the Nine Months Ended September 30, 2021

Guerrilla RF, Inc.

Financial Report and Audited Financial Statements

For Years Ended December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors

Guerrilla RF, Inc.

Greensboro, North Carolina

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Guerrilla RF, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.

As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Dixon Hughes Goodman Llp

We have served as the Company’s auditor since 2021.

Raleigh, North Carolina

October 25, 2021

DHG is registered in the U.S. Patent and Trademark Office to Dixon Hughes Goodman LLP.

Guerrilla RF, Inc.
Balance Sheets
December 31, 2020 and 2019

	2020	2019
Assets
Cash	$427,269	$903,788
Accounts receivable, net	1,653,805	1,184,511
Inventories	993,633	692,606
Prepaid expense	100,447	123,441
Total Current Assets	3,175,154	2,904,346
Property, Plant, and Equipment, Net	789,587	416,576

Total Assets	$3,964,741	$3,320,922

Liabilities and Stockholders’ Deficit
Short-term debt	$1,297,611	$—
Capital lease, current portion	59,990	—
Accounts payable and accrued expenses	781,433	284,856
Total Current Liabilities	2,139,034	284,856

Capital lease	258,439	—
PPP loan	90,046	—
Notes payable	4,602,516	4,674,727
Total Liabilities	7,090,035	4,959,583

Preferred stock, $.001 par value; 5,042,000 shares authorized; 4,852,414 and 4,657,861 shares issued and outstanding as of December 31, 2020 and 2019, respectively	$4,852	$4,658
Common stock, $.001 par value; 8,484,000 shares authorized; 2,265,633 and 2,254,833 shares issued and outstanding as of December 31, 2020 and 2019, respectively	$2,261	$2,250
Additional paid-in-capital	9,076,840	8,551,959
Accumulated deficit	(12,209,247)	(10,197,528)
Total Stockholders’ Deficit	(3,125,294)	(1,638,661)
Total Liabilities and Stockholders’ Deficit	$3,964,741	$3,320,922

Guerrilla RF, Inc.
Statements of Operations
For the Years Ended December 31, 2020 and 2019

	2020	2019
Product shipments	$5,986,108	$4,743,544
Royalties	2,103,282	2,282,495
Total	8,089,390	7,026,039

Direct product cost	2,911,120	2,394,332

Gross Profit	5,178,270	4,631,707

Operating Expenses:
Research and development	3,591,336	1,828,821
Sales and marketing	2,129,238	1,628,721
Administration	999,731	931,446
Total Operating Expenses	6,720,305	4,388,988

Operating Income (Loss)	(1,542,035)	242,719

Interest expense	469,684	465,332
Net loss	$(2,011,719)	$(222,613)

Net loss per share	$(0.89)	$(0.09)

Guerrilla RF, Inc.
Statements of Changes in Stockholders’ Deficit
For the Years Ended December 31, 2020 and 2019

	Preferred Stock	Common Stock	Additional Paid-In-Capital	Accumulated Deficit	Total Stockholders’ Deficit
December 31, 2018	$4,658	$2,184	$8,452,462	$(9,974,915)	$(1,515,611)
Net loss	—	—	—	(222,613)	(222,613)
Issuance of common stock	—	66	60,476	—	60,542
Issuance of warrants	—	—	14,649	—	14,649
Share-based compensation	—	—	24,372	—	24,372
December 31, 2019	4,658	2,250	8,551,959	(10,197,528)	(1,638,661)
Net loss	—	—	—	(2,011,719)	(2,011,719)
Stock options exercised	—	11	10,501	—	10,512
Exercise of warrants	194	—	499,805	—	499,999
Debt converted to equity	—	—	(4,912)	—	(4,912)
Share-based compensation	—	—	19,487	—	19,487
December 31, 2020	$4,852	$2,261	$9,076,840	$(12,209,247)	$(3,125,294)

Guerrilla RF, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2020 and 2019

	2020	2019
Cash flows from operating activities
Net loss	$(2,011,719)	$(222,613)

Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	266,622	200,538
Share-based compensation	19,487	24,372
Warrant amortization	24,833	134,904
Changes in assets and liabilities:
Accounts receivable	(469,293)	(760,486)
Inventories	(301,026)	(208,778)
Prepaid expenses	22,994	(80,747)
Accounts payable and accrued expenses	496,577	(61,554)
Net cash used in operating activities	(1,951,525)	(974,362)

Cash flows from investing activities
Purchases of property, plant, and equipment	(310,718)	(308,572)
Net cash used in investing activities	(310,718)	(308,572)

Cash flows from financing activities
Proceeds from exercise of stock options	10,512	60,542
Proceeds from notes payable and factoring agreement	1,249,900	1,650,000
Proceeds from PPP loan	535,800	—
Principal payment on capital lease	(10,488)	—
Net cash provided by financing activities	1,785,724	1,710,542

Net increase (decrease) in cash	(476,519)	427,607

Cash, beginning of period	903,788	476,181
Cash, end of period	$427,269	$903,788

Noncash transactions:
Debt to equity conversion	$500,000	$—
Property and equipment acquired through capital leases	$328,916	$—
Property and equipment additions included in accounts payable	$—	$20,000

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

1. Organization and Nature of Business

Guerrilla RF, Inc. (the “Company”) is incorporated under the laws of the State of Delaware. The Company designs and manufactures high-performance Monolithic Microwave Integrated Circuits (MMICs) for the wireless infrastructure market.

The Company was incorporated in 2014 and primarily focused on researching and developing its existing products and building an infrastructure to handle a global distribution network; therefore, it has incurred significant start-up losses. In 2016, the Company began producing and distributing its existing product line and is still incurring significant research and development costs.

Liquidity and Going Concern

Per Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The Company has historically financed its activities principally from common and preferred equity securities and debt issuance.

The Company has incurred substantial and negative cash flows from operations in nearly every fiscal period since inception. For the year ended December 31, 2020, the Company incurred a net loss of $2.0 million and used $2.0 million in cash to fund operations during the year ended December 31, 2020. As a result, the Company had an accumulated deficit of $12.2 million as of December 31, 2020. The Company’s cash as of December 31, 2020 was $427 thousand.

Management believes that the Company has sufficient cash to support its operations through 2021 and beyond. Still, it will require significant additional cash resources to continue its planned research and development activities. The Company will need additional funds for promoting new products and working capital necessary to support increased sales. However, there can be no assurance that such financing will be available when needed, if at all, or on favorable terms and conditions. The precise amount and timing of the funding needs cannot be determined accurately at this time. They will depend on many factors, including the market demand for the Company’s products, the quality of product development efforts, management of working capital, and the continuation of standard payment terms and conditions for purchasing goods and services. As a result, the Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months. This requirement for additional funding raises substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

To address its capital needs, including its planned research and development activities and other expenditures, the Company is actively pursuing additional equity financing in the form of a private placement and a public offering.

The Company has been in ongoing discussions with institutional investors and other parties for such possible offerings. However, adequate financing opportunities might not be available to the Company, when and if needed, on acceptable terms or at all. If the Company is unable to obtain additional financing in sufficient amounts or on acceptable terms or if the Company fails to consummate the private placement or a public offering, the Company will be forced to delay, reduce, or eliminate some or all of its research and development programs and product portfolio expansion, which could adversely affect its operating results or business prospects. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

1. Organization and Nature of Business (cont.)

Risks and Uncertainties

The Company is subject to several risks associated with companies at a similar stage, including dependence on key individuals, competition from similar products and larger companies, volatility of the industry, ability to obtain adequate financing to support growth, the ability to attract and retain additional qualified personnel to manage the anticipated growth of the Company, and general economic conditions.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. In addition, the Company’s significant estimates and judgments involve the identification of performance obligations in revenue recognition and the valuation of the warrant liability and stock-based compensation, including the underlying fair value of the preferred and common stock. Accordingly, actual results could differ from those estimates.

Concentrations of Credit Risk and Major Customers

Financial instruments at December 31, 2020 and 2019 that potentially subject the Company to concentration of credit risk consist primarily of cash and accounts receivable.

The Company’s cash is deposited with major financial institutions in the U.S. At times, deposits in financial institutions located in the U.S. may be in excess of the amount of insurance provided on such deposits by the Federal Deposit Insurance Corporation (FDIC). Todate, the Company has not experienced any losses on its cash deposits.

The Company’s accounts receivable are derived from revenue earned from customers located in the U.S. and outside of the U.S. Major customers are defined as those generating revenue in excess of 10% of the Company’s annual product shipment revenue. The Company had one major customer during the year ended December 31, 2020 and one major customer during the year ended December 31, 2019. Revenues from the major customer accounted for 82% of product shipments revenue for the year ended December 31, 2020, and 63% of product shipment revenue for the year ended December 31, 2019. Accounts receivable from our major customer represented 89% of accounts receivable at December 31, 2020, and 34% of accounts receivable at December 31, 2019.

Accounts Receivable

Accounts receivable primarily relate to amounts due from customers, which are typically due within 30 to 45 days. The Company provides credit to its customers in the ordinary course of business and evaluates the need for allowances for potential credit losses. The Company does not require collateral or other security for accounts receivable. To reduce credit risk with accounts receivable, the Company performs ongoing evaluations of its customers’ financial condition. Historically, such losses have been immaterial and within management’s expectations.

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

The Company has a factoring agreement that provides advance payments on up to 85% of invoices issued one customer, our largest distributor, with receivables less than 90 days outstanding, secured by the remaining 15%. The Company sold $1,000,000 of invoices during the year ended December 31, 2020 at 0.98% for the first 30 days and prorated on a per diem basis at 0.0327% each day after. At December 31, 2020, the Company had $150,000 due from the factoring counterparty included in accounts receivable on the balance sheets. See Note 5 for additional discussion on the factoring agreement.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company depreciates computer hardware, software, production and computer equipment, and lab equipment using the straight-line method over their estimated useful lives, ranging from three to five years. The Company depreciates furniture and fixtures using the straight-line method over their estimated useful lives of seven years. Leasehold improvements are amortized over the shorter of the asset’s useful life or the remaining lease term. Repairs and maintenance are expensed as incurred by the Company.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The recoverability of assets held and used is measured by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets, less costs to sell. The Company did not record any expense related to asset impairment in 2020 or 2019.

Deferred Offering Costs

The Company has not capitalized legal, professional, accounting, and other third-party fees directly associated with in-process common equity financings as deferred offering costs as these acquisition costs are immaterial in relation to the financing and as a portion of our balance sheet until such financings are consummated.

Convertible Preferred Stock Warrants

Accounting standards require that freestanding warrants and similar instruments, with certain settlement features of the financial instruments, should be accounted for as a preferred stock warrant liability even though the underlying shares of capital stock may be classified as equity. Such warrants would be measured and recognized at fair value and subject to re-measurement at each balance sheet date. All of the Company’s convertible preferred stock warrants are classified as equity.

Revenue Recognition

The Company recognizes product revenue when it satisfies a performance obligation by transferring a product or service to its customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products and services. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Shipping and handling fees charged to customers are reported within revenue. The Company does not have any significant financing components as payment is received at or shortly after the point of sale. The Company provides an assurance-type warranty to its customers as part of its contracts’ standard terms and conditions. These warranties do not provide an additional distinct service to the customer and are not deemed a separate performance obligation. Royalty revenue is recognized at the later of when the subsequent sale or usage

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

occurs, or the performance obligation to which some or all the sales-based royalties have been allocated are satisfied. The costs incurred by the Company for shipping and handling are classified as cost of revenue in the statements of operations. Any incidental items that are immaterial in the context of a sale to a customer are recognized as expense.

Cost of Revenue

The Company’s cost of revenue consists primarily of salaries and related expenses, overhead, third party services vendors, depreciation expense related to the equipment and information technology costs incurred directly in the Company’s revenue-generating activities.

Share-Based Compensation

The Company measures and recognizes compensation expense for all stock options awarded to employees and non employees based on the estimated fair market value of the award on the grant date. The Company uses the Black-Scholes option pricing model to value its stock option awards. The Company recognizes compensation expense on a straight-line basis over the requisite service period, which is generally the award’s vesting period. In addition, the Company accounts for forfeitures of stock options as they occur. Share-based awards issued to nonemployees were revalued at each reporting period until the award vests.

The Company applies ASU 2018-7, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. As a result of the adoption, stock-based awards issued to nonemployees are no longer required to be revalued at each reporting period.

Estimating the fair market value of options requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock, the expected life of the options, stock price volatility, the risk-free interest rate, and expected dividends. Therefore, the assumptions used in the Company’s Black-Scholes option-pricing model represent management’s best estimates and involve many variables, uncertainties, and assumptions, and the application of management’s judgment, as they are inherently subjective.

Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of personnel-related engineering and technical staff wages and benefits, prototype costs, and other direct expenses.

Advertising Costs

All advertising costs are expensed as incurred and included in sales and marketing expenses. Advertising expenses for the years ended December 31, 2020, and 2019 were $42,563 and $63,150, respectively.

Inventories

Inventories are valued at the lower of cost and net realizable value. Cost is determined by the first-in, first-out (FIFO) method.

Income Taxes

Income taxes are accounted for under the asset and liability method as required by FASB ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not all or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

FASB ASC Subtopic 740 10, Accounting for Uncertainty of Income Taxes, (“ASC 740 10”) defines the criterion upon which an individual tax position must meet for any part of the benefit of the tax position to be recognized in financial statements prepared in conformity with GAAP. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not such tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the respective tax position. The tax benefits recognized in the financial statements from such a tax position should be measured based on the largest benefit having a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. In accordance with the disclosure requirements of ASC 740 10, the Company’s policy on income statement classification of interest and penalties related to income tax obligations is to include such items as part of total income tax expense.

Net Loss Per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted average number of common stock outstanding during each period. Diluted net loss per common stock includes the effect, if any, from the potential exercise or conversion of securities, such as options and warrants, which would result in the issuance of incremental common stock. In computing basic and diluted net loss per share, the weighted average number of shares is the same for both calculations because a net loss existed for the years ended December 31, 2020 and 2019. As such, all Preferred Stock, warrants, and options were excluded from the calculation of net loss per share for the years ended December 31, 2020, and 2019.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASC Topic 842, Leases. This standard requires all entities that lease assets with terms of more than 12 months to capitalize the assets and related liabilities on the balance sheet. In June 2020, the FASB issued ASU 2020-05, which amended the effective date of Topic 842 until January 1, 2022. Upon adoption, the standard requires the use of a modified retrospective transition approach for its adoption. The Company is currently evaluating the effect Topic 842 will have on its financial statements and related disclosures. However, management expects the assets leased under operating leases, similar to the leases disclosed in Note 10 to the financial statements, to be capitalized with the related lease obligations on the balance sheet upon adopting Topic 842.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU No. 2016-15 addresses eight specific cash flow issues with the objective of reducing diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard is effective for fiscal years and interim periods beginning after December 15, 2019. The adoption of this guidance did not have a material impact to the statements of cash flows.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurements, which changes the fair value measurement disclosure requirements of ASC 820. The goal of the ASU is to improve the effectiveness of ASC 820’s disclosure requirements. The new standard is effective for fiscal years and interim periods beginning after December 15, 2019. The adoption of this guidance did not have a material impact on the financial statements.

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

In August 2020, the FASB issued ASC Update No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The goal of the ASC is to simplify the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. More specifically, the amendments focus on the guidance for convertible instruments and derivative scope exception for contracts in an entity’s own equity. The new standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The impact of adoption on the financial statements is being evaluated.

3. Inventories

Inventories are summarized as follows:

	2020	2019
Raw materials	$233,256	$142,837
Work-in-process	116,513	60,353
Finished goods	643,864	489,416
	$993,633	$692,606

4. Property and Equipment

Property and equipment is summarized as follows:

	2020	2019
Production assets	$1,287,128	$1,026,373
Computer equipment and software	460,233	126,615
Lab equipment	74,815	72,781
Office furniture and fixtures	51,355	51,355
Leasehold improvements	123,109	79,881
	1,996,640	1,357,005
Less accumulated depreciation	(1,207,054)	(940,429)
	$789,587	$416,576

Depreciation expense was $266,622 and $200,538 for the years ended December 31, 2020 and 2019, respectively.

5. Debt

Short-Term Debt

Factoring Arrangement

The Company has an accounts receivable factoring arrangement with a financial institution (the “Factor”). Under the terms of the agreement, the Company, from time to time, sells to the Factor certain of its accounts receivable balances on a recourse basis for credit approved accounts. The Factor remits 85% of the domestic accounts receivable balance to the Company (the “Advance Amount”), with the remaining balance, less fees to be forwarded to the Company once the Factor collects the entire accounts receivable balance from the customer. The factoring fee is 0.98 % of the invoice’s face value factored for the first 30 days required to collect the invoice and prorated on a per diem basis at 0.0327 % each day thereafter. The minimum invoice fee for any factored invoices is $1.50. The Company includes the cost of factoring in interest expense.

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

5. Debt (cont.)

As stated above, the Company factors the accounts receivable on a recourse basis. Therefore, if the Factor cannot collect the factored accounts receivable, the Company must refund the Advance Amount remitted to us for the uncollected accounts receivable. Accordingly, the Company records the liability of having to refund the Advance Amount as short-term debt, which is $850,000 as of December 31, 2020.

Due from Factor consisted of the following:

	Original Invoice Value	Factored Amount	Factored Balance Due
Year ended December 31, 2020
Factored accounts receivable	$1,000,000	$850,000	$150,000

Year ended December 31, 2019
Factored accounts receivable	$—	$—	$—

The cost of factoring was as follows:

	December 31, 2020	December 31, 2019
Factoring Fees	$9,800	$—

Long-Term Debt

Loans Payable — PPP and EIDL

PPP

On April 30, 2020, the Company received loan proceeds in the amount of $535,800 under the Paycheck Protection Program (“PPP”). Established as part of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), the PPP provides for loans to qualifying businesses in amounts up to 2.5 times the business’s average monthly payroll expenses. PPP loans and accrued interest are forgivable after a “covered period” (24 weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible purposes, including payroll, benefits, rent, and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries during the covered period. Any unforgiven portion of a PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for ten months after the end of the covered period. The loan terms provide for customary events of default, including payment defaults, breach of representation of warranties, and insolvency events.

As of December 31, 2020, the Company had $535,800 of principal outstanding on the PPP loan together with accrued interest of $3,611, which was expensed during the year ended December 31, 2020.

On February 17, 2021, the Company received approval from Small Business Administration (“SBA”) that the $535,800 PPP loan was forgiven, including all accrued interest. (See Note 12).

EIDL

In response to COVID-19, small business owners, including agricultural businesses and nonprofit organizations in all U.S. states, Washington D.C., and territories, the SBA created the COVID-19 Economic Injury Disaster Loan (EIDL) program in March 2020. The program’s purpose was to help small businesses meet financial obligations that could have been met had the Covid-19 pandemic not occurred. Unlike the PPP Loan Program, a loan under EIDL is not forgivable in the future but provides favorable interest and payment terms to approved applications. The maximum EIDL available is equivalent to six months of a business’s working capital, up to $150,000. Businesses can use EIDL proceeds for working capital and normal operating expenses. On June 24, 2020, the Company received loan proceeds

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

5. Debt (cont.)

of $150,000 under the EIDL Program. As part of the EIDL program, the Company agreed to SBA collateral conditions and agreed to pay an annual interest of 3.75% per annum with the principal balance and interest payable 30 years from the loan date, June 24, 2050.

Notes Payable

Since its founding, the Company has utilized privately placed funding through equity and unsecured debt instruments. (See Note 6 for details on equity funding.)

The Company has entered into several debt arrangements from capital raise events and bridge loans from existing investors.

These debt arrangements are characterized by interest-only quarterly payments paid in arrears. Per the terms of the debt arrangements, principal is paid in its entirety at the respective maturity date. In addition, all such debt agreements may be prepaid by the Company without any penalty.

On March 27, 2017, the Company entered into a round of debt financing with three investors as part of the Series D capital raise for a total of $1,000,000 in promissory notes with a maturity date of December 31, 2022. Under terms of the notes, the Company may make four draws against each note, with the minimum draw being 25% of the specific note amount. The Company made the following draws under these promissory notes:

(i)     October 3, 2017 for $500,000; and,

(ii)    January 8, 2018 for $500,000

On March 12, 2018, the Company delivered a promissory note to an existing investor for $1,000,000, with interest at 8% annum paid quarterly in arrears. Under the promissory note provisions, the Company may receive funds in one or more draws, each in a minimum increment of $250,000. The maturity of the promissory note is December 31, 2023. The Company made the following draws under this promissory note:

(i)     March 14, 2018 for $500,000; and,

(ii)    January 2, 2019 for $500,000

On June 1, 2018, the Company entered into a promissory note with an investor for $1,000,000 with a maturity date of May 31, 2020. In connection with this promissory note and the terms of the related loan agreement, the Company issued two warrants for the purchase of Series E Preferred Stock of the Company. On April 15, 2020, the note and warrants were transferred to a related party of the lender. Following that transfer, the new warrant holder exercised these warrants and purchased shares of Preferred stock for a total cash consideration of $500,001 to satisfy $500,000 of the $1,000,000 note payable. In addition, this new holder of the note payable agreed to refinance the remaining $500,000 of the $1,000,000 note payable, which now has a maturity date of May 31, 2022.

On March 31, 2019, the Company entered into a round of debt financing with investors and employees for $1.75 million at an annual interest rate of 12% and maturing in March 2022. All unpaid principal and accrued interest of these notes may be prepaid without penalty or premium at the Company’s discretion. Any prepayment will be credited first against accrued interest, then principal. These notes were only issued to accredited investors within the meaning of the Securities Act of 1933.

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

5. Debt (cont.)

On July 28, 2020, the Company entered into a promissory note for $250,000 with a member of its Board of Directors with an interest rate of 12% per annum. The maturity date of this promissory note is September 30, 2023. The loan evidenced by this promissory note was not a part of any of the issuance of Preferred Stock discussed below in Note 7.

Long-term debt is summarized as follows at December 31:

	2020	2019
Notes payable with associated warrants
Notes payable with quarterly interest-only payments at 8%, maturing December 2023, unsecured	$979,306	$971,028
Notes payable with quarterly interest-only payments at 8%, maturing in December 2022, unsecured	991,722	983,445
Note payable with quarterly interest-only payments at 12%, maturing in May 2022, unsecured	483,445	975,167
Total notes payable with associated warrants	2,454,473	2,929,639
Notes payable with quarterly interest-only payments at 12%, maturing in March 2022, unsecured	1,750,000	1,750,000
Note payable with quarterly interest-only payments at 12%, maturing in September 2023, unsecured	250,000	—
PPP loan with monthly payments beginning in May 2022 at 1.00% interest, maturing in May 2022, unsecured	535,800	—
Note payable with monthly payments beginning in June 2021 at 3.75% interest, maturing in June 2050, secured by all tangible and intangible property	149,900	—
Recourse factoring	850,000	—
Total notes payable	5,990,173	4,679,639
Less current portion	(1,297,611)	—
	$4,692,562	$4,679,639

Long-term debt is expected to mature as follows:

2021	$1,297,611
2022	3,814,348
2023	736,846
2024	3,531
2025	3,666
Thereafter	134,171
$5,990,173

Warrants

In connection with some parts of the debt described above, certain lenders were issued warrants that entitle such lenders to purchase up to 116,733 shares of Series D and E Preferred Stock at $2.57 per share.

In April 2018, the Company completed a Series E Preferred Stock convertible note private offering in which 898,542 shares of Series E Preferred Stock were issued at $2.57 per share together with warrants to purchase an additional 77,821 shares of Series E Preferred Stock In consideration of funds advanced pursuant to a $1,000,000

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

5. Debt (cont.)

promissory note accruing interest at 8% per annum from an existing investor, the Company issued warrants on June 1, 2018, for the purchase of 38,911 shares of Series E Preferred Stock (in total) at $2.57 per share with different termination dates.

Balances related to the debt and warrants for the year ended December 31, 2020 are as follows:

	Carrying Value at December 31, 2019	Converted to equity	Accumulated Amortization of Debt Discount	Carrying Value at December 31, 2020
Notes payable	$3,000,000	$(500,000)	$—	$2,500,000
Discount on debt	(70,361)		24,833	(45,527)
Carrying value	$2,929,639	$(500,000)	$24,833	$2,454,473

6. Common Stock and Convertible Preferred Stock

Common Stock

The Company is authorized to issue 8,224,000 shares of common stock with a par value of $0.001 per share. As of December 31, 2020, and December 31, 2019, 2,265,633 and 2,254,833 shares of common stock were outstanding, respectively. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends that the Company’s board of directors may declare out of funds legally available for that purpose on a non-cumulative basis. No dividends had been declared through December 31, 2020. (See Note 12 for further information.)

The number of common stock shares reserved for certain equity transactions includes:

Conversion of Preferred Stock	4,852,414
Stock options	1,260,000
Warrants	116,732
Total Common stock Shares Reserved	6,229,146

Preferred Stock

The Company has utilized convertible preferred share issuances, convertible debt issuances, and convertible warrants from private investors to fund its business operations and growth. No dividend is payable on shares of Company Common Stock unless equivalent dividends are paid to shares of all classes of Preferred Stock. Preferred shares are convertible to common shares in all cases on a 1:1 basis, and all Preferred Stock shares have a par value of $0.001 per share.

Preferred Shares have not been, and will not be, registered under the Securities Act of 1933 by reason of a specific exemption from the registration provisions of the Securities Act of 1933, which depends upon, among other things, the bonafide nature of the investment intent and the accuracy of the Purchaser’s representations to the Company. Preferred Shares are “restricted securities” under applicable U.S. federal and state securities laws and, pursuant to these laws, purchasers must hold the shares indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

Subject to certain exceptions, holders of Preferred Stock are entitled to a secondary right of first refusal prior to any sale of Common Stock by the Company’s founder (the “Key Holder”) subject to the Company’s first right of first refusal for the same Key Holder shares.

The shares of Preferred Stock are convertible 1:1 to Common Stock at any time at the holder’s option, subject to adjustments for stock dividends, splits, combinations, and similar events. The Preferred Stock will automatically

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

6. Common Stock and Convertible Preferred Stock (cont.)

convert to Common Stock (A) upon the closing of an underwritten public offering with a price of at least $10.00 per share of Common Stock (subject to adjustments for stock dividends, splits, combinations, and similar events) and net proceeds to the Company in excess of $37.5 million; or (B) upon the written consent of the holders of the majority of shares of Preferred Stock then outstanding.

Holders of Preferred Stock hold certain preferences to elect three of the seven Company Board of Directors members as follows: (i) the holders of Series A, A-2, and C Preferred Stock are entitled to elect two Board of Directors members, with one being nominated by one specific preferred shareholder, and (ii) the holders of Series B, D and E Preferred Stock are entitled to elect one member of the Board of Directors. Two Board of Directors seats are elected exclusively by the holders of Common Stock, and the final two Board of Directors seats are elected by all holders of Common Stock and Preferred Stock.

After each offering of a class of Preferred Stock, the investors of that class of Preferred Stock were given a pro-rata right, based on their percentage equity ownership, to participate in the next offering or issuance of capital stock by the Company. The following summarizes the issuances of Preferred Stock and from six series, A, A2, B, C, D, and E:

Series A

On June 26th, 2014, the Company authorized 1,050,000 shares of Series A Preferred Stock, 1,042,853 of which were issued and outstanding in a private placement at an issue price of $1 per share.

Series A-2

On February 13, 2015, the Company authorized 420,000 shares in a follow-on raise to the Series A preferred placement. As a result, the Company issued 412,735 of Series A-2 Preferred Stock which were issued in a private placement at an issue price of $1.21 per share.

Series B

On May 15, 2015, the Company issued 1,049,997 shares of Series B Preferred Stock at an issue price of $1.43 per share. In connection with this sale, investors were issued options to purchase an additional 350,000 shares of Series B Preferred Stock at any time during the 90 days after the Series B Preferred Stock offering. Each holder received the right to purchase as 1/3 share of Series B Preferred Stock for every share purchased.

Series C

On August 1, 2016, the Company issued 483,092 Series C Preferred Stock shares in a private placement at an issue price of $2.07 per share. The proceeds from the sale of Series C Preferred Stock to be used for working capital associated with the mass production of the Company’s products, continuing operations, and brand building activities, including print ads and increased sales travel.

In addition, holders of the Series C Preferred Stock, together with holders of the Series A Preferred Stock and Series A-1 Preferred Stock, shall be entitled to identify and select two of the five members of the Company’s Board of Directors.

Series D

On March 8, 2017, the Company issued 692,292 shares of Series D Preferred Stock in a private placement at an issue price of $2.57 per share. Based on their percentage equity ownership, investors were given a pro-rata right to participate in a future offering or issuance by the Company unless subsequently waived due to failure to exercise such rights. The shares of Series D Preferred Stock will initially be convertible 1:1 to Common Stock at any time at the holder’s option, subject to adjustments for stock dividends, splits, combinations, and similar events.

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

6. Common Stock and Convertible Preferred Stock (cont.)

On March 27, 2017, the Company granted 58,366 warrants to two investors, with termination dates of January 1, 2023. (See Note 5 for additional details.)

Series E

On April 16, 2018, the Company issued 703,989 Series E Convertible Preferred Stock shares at $2.57. As a result of the Series E offering, the Company increased the number of authorized shares of Common Stock to 8,224,000 common shares and had increased the number of authorized shares of Preferred Stock to 5,042,000 shares.

Based on their percentage equity ownership, investors in Series E were given a pro-rata right to participate in a future offering or issuance by the Company unless subsequently waived due to failure to exercise such rights. The shares of Series E Preferred Stock will initially be convertible 1:1 to Common Stock at any time at the holder’s option, subject to adjustments for stock dividends, splits, combinations, and similar events.

As part of the Series E capital raise, the Company shareholders approved a loan transaction with the lead investor pursuant to which the Company could borrow up to $1,000,000 at an 8% interest rate commencing March 14, 2018, and in connection with such loan transaction, the Company may award warrants to the lead investor for additional Series E Preferred Shares at a strike price of $2.57 per share for up to an additional 38,911 shares of Series E Preferred Stock. (See Note 5 for further details)

For consideration of a $1,000,000 note at 12% interest from the investor, the Company issued warrants on June 1, 2018, and March 12, 2018, for the purchase of Series E Preferred Stock at $2.57 with a termination date of April 15, 2020. The warrants provided the right for the investor to purchase up to 194,553 shares of preferred shares. These warrants came with two different grant and maturity dates and an option to purchase additional preferred shares at $2.57 per share. (See Note 5 for further information)

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock, an amount per share of existing series Preferred Stock equal to (i) existing series liquidation price, plus (ii) the amount of any dividends declared but unpaid thereon. The existing series liquidation price is $1.00 per share for all series of Preferred Stock, subject to appropriate adjustment as defined in the Company’s articles of incorporation. If upon any such liquidation, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of existing series Preferred Stock the full amount to which they shall be entitled, the holders of shares of existing series Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of existing series Preferred Stock.

7. Equity Incentive Plan

In 2014, the Board adopted the Long-Term Stock Incentive Plan (the “Plan”), with 568,000 shares of Common Stock authorized for issuance under the Plan. Subsequently, the Company’s stockholders approved an increase in the number of shares covered by the Plan to 1,260,000 shares. Exercise prices range from $0.70 to $1.57 per share, depending on the date of the award.

The general purpose of the Plan is to allow the Company to attract and motivate key employees and directors to align their interests with those of the Company’s shareholders.

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

7. Equity Incentive Plan (cont.)

The Company measures the fair value of each option award on the date of grant using the Black-Scholes option pricing model, which takes into account inputs such as the exercise price, the value of the underlying ordinary shares at the grant date, expected term, expected volatility, risk-free interest rate, and dividend yield. The fair value of each grant of options during the year ended December 31, 2020 was determined using the methods and assumptions discussed below.

•        The expected term of employee options is determined using the “simplified” method, as prescribed in SEC’s Staff Accounting Bulletin (SAB) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data.

•        The expected volatility is based on the historical volatility of the publicly traded common stock of a peer group of companies.

•        The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

•        The expected dividend yield is none because the Company has not historically paid and does not expect to pay a dividend on its ordinary shares for the foreseeable future.

For the years ended December 31, 2020, and 2019, the grant date fair value of all option grants was estimated at the time of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions:

	2020	2019
Expected term (in years)	5	4
Expected Volatility	45%	45%
Risk-free rate	1.87%	1.87%
Dividend rate	—	—

The weighted average grant date fair value of stock option awards granted was $0.08 and $0.12 during the years ended December 31, 2020, and 2019, respectively.

The value of stock options is recognized as compensation expense by the straight-line method over the vesting period. Compensation expense recorded for options in the statements of operations was $19,487 and $24,372 for the years ended December 31, 2020 and 2019, respectively. Unrecognized compensation costs related to non-vested options at December 31, 2020, and 2019 amounted to $24,119 and $31,757, respectively, which are expected to be recognized over an average of three years.

Stock option activity by share is summarized as follows for the years ended December 31:

	2020	2019
Outstanding shares at beginning of year	943,167	884,900
Granted	153,950	129,100
Exercised	(10,800)	(70,833)
Outstanding shares at end of year	1,086,317	943,167

Exercisable shares at end of year	821,037	689,464

No income tax benefits have been recognized in the financial statements for stock-based compensation arrangements, and no stock-based compensation costs have been capitalized as property and equipment through December 31, 2020.

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

8. Commitments and Contingencies

Lease Commitments

Under an operating lease agreement, the Company leases its office facilities in Greensboro, North Carolina, which expires in June 2024. The lease agreement allows for early cancellation with a penalty dependent upon providing the landlord advance notice of at least six months. Under the operating lease agreement terms, the Company is responsible for certain insurance and maintenance expenses. In addition, the lease agreement contains scheduled rent increases. The related rent expense for the lease is calculated on a straight-line basis according to the rental terms of the lease.

The Company also leases software and equipment under capital leases expiring through November 2025. Rent expense under all capital leases was $14,334 during the year ended December 31, 2020. Rent expense under all operating leases was $126,096 and $123,624 during the years ended December 31, 2020, and 2019, respectively.

Future minimum lease payments under the leases are as follows:

	Capital Leases	Operating Leases
2021	$74,372	$128,618
2022	74,372	131,191
2023	74,372	133,814
2024	74,372	67,569
2025	61,982	—
Total minimum lease payments	359,470	$461,192

Less amount representing interest	(40,264)

Present value of net minimum lease payments, including noncurrent obligations	$319,206

Legal

In the ordinary course of business, the Company may receive inquiries or become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material adverse effect on the Company’s financial position or results of operations. As a result, no liability related to such claims has been recorded at December 31, 2020, or 2019.

Indemnification Agreements

From time to time, in the ordinary course of business, the Company may indemnify other parties when it enters into contractual relationships, including members of the Board of Directors, employees, customers, lessors, and parties to other transactions with the Company. In addition, the Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant, or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances likely to be involved in each particular claim and indemnification provision. Management believes any liability arising from these agreements will not be material to the financial statements. As a result, no liability for these agreements has been recorded at December 31, 2020, or 2019.

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

8. Commitments and Contingencies (cont.)

Employment Agreement

The Company has an employment agreement with one company executive. This employment agreement was entered into effective as of January 1, 2020. The Company desired the assurance of the executive’s continued association and services to retain the executive’s experience, skills, abilities, background, and knowledge. The employment is at-will, and the Company may terminate the employment relationship at any time, with or without cause, and with or without notice. The terms of the agreement stipulate compensation, benefits, specific restrictive covenants, and Company obligations upon termination of the employment agreement, including severance pay.

9. Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for years in which differences are expected to reverse.

Significant components of the Company’s deferred tax assets for federal income taxes consisted of the following:

	2020	2019
Noncurrent deferred income tax asset arising from:
Accounts payable	$174,919	$58,640
Property, plant, and equipment	18,528	21,900
Equity-based compensation	32,850	28,373
Contribution carryforward	2,678	1,895
Business tax credits	278,081	137,831
NOL carryforward	2,668,997	2,493,151
Credit allowance	22,975	—
	3,229,028	2,741,790
Noncurrent deferred income tax liability arising from:
Trade receivables and prepaid expenses	(230,727)	(300,502)

Net noncurrent deferred income tax asset	2,998,301	2,441,288

Valuation allowance	(2,998,301)	(2,441,288)

Net	$—	$—

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to realize deferred tax assets. Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more likely than not threshold for realizability. Accordingly, a full valuation allowance has been recorded against the Company’s net deferred tax assets as of December 31, 2020, and 2019.

The Company does not have unrecognized tax benefits as of December 31, 2020, or December 31, 2019. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

The Company had net operating loss carryforwards (“NOL”) for federal and state income tax purposes at December 31, 2020, and December 31, 2019, of approximately:

	December 31,
Combined NOL Carryforwards:	2020	2019
Federal	$11,793,597	$10,854,584
State	$11,257,797	$10,854,584

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

9. Income Taxes (cont.)

The net operating loss carryforwards generated before 2018 begin expiring in 2033 for federal and 2030 for state income tax purposes. Federal and state net operating losses generated in 2018 and into the future now have an indefinite life.

	December 31,
Combined Credit Carryforwards:	2020	2019
Federal	$278,081	$137,831

The credit carryforwards begin expiring in 2038 for federal tax purposes.

The NOL and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. NOL and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The annual limitation amount is determined based on the Company’s value immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. To date, the Company has not performed an analysis to determine whether or not ownership changes have occurred since inception.

A reconciliation of income tax benefit at the statutory federal income tax rate and income taxes as reflected in the financial statements is as follows:

	December 31,
Rate reconciliation:	2020	2019
Federal tax benefit at the statutory rate	(21.0)%	(21.0)%
State tax, net of federal benefit	(2.0)%	(2.0)%
Permanent differences	1.0%	3.6%
Research & development credits	(7.0)%	—%
Change in the valuation allowance	29.0%	19.4%
Tax provision	—%	—%

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company’s tax returns remain subject to examination; carryforward amounts from all tax years remain subject to adjustment.

10. Related Party Transactions

During the year ended December 31, 2019, the Company entered into debt agreements with employees totaling $200,000, maturing in 2022. Also, during the year ended December 31, 2019, the Company entered into debt agreements with family members of a key employee and shareholder totaling $250,000, maturing in 2022. See Note 5 for additional discussion of debt agreements with members of the Company’s Board of Directors.

11. Employee Benefit Plan

The Company has a 401(k) plan to provide defined contribution retirement benefits for all eligible employees. Participants may contribute a portion of their compensation to the plan, subject to the limitations under the Internal Revenue Code. The Company’s contributions to the plan are at the discretion of Executive Management with Board of Directors advisement. The Company made $150,255 and $0 of contributions to the plan in 2020 and 2019, respectively.

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

12. Subsequent Events

Subsequent events have been evaluated through the date that the Company approved the financial statements. The following subsequent events have occurred during the period.

Coronavirus Pandemic

On March 11, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The pandemic has affected the Company’s business operations to a limited extent, most of which impacted its customers ordering patterns due to the pandemic’s effect on their operations; however, the Company continues to monitor the evolving situation related to COVID-19 actively and may take further actions that alter its business operations, including those that may be required by federal, state, or local authorities, or that the Company determines are in the best interests of its employees, partners, and shareholders. To date, the Company has been able to continue to deliver its products and solutions without material delays or difficulties despite the COVID-19 pandemic.

Paycheck Protection Program

On February 17, 2021, the Company received notification from the U.S. Small Business Administration (the “SBA”) that Paycheck Protection Program (“PPP”) loan proceeds of $535,800 received in April 2020, including accrued interest, under the PPP had been forgiven. Accordingly, the financial statement effect of this PPP loan forgiveness will be reflected in the 2021 financial statements.

On February 19, 2021, the Company received loan proceeds of $833,300 (the “February 2021 PPP Loan”) under the PPP administered by the SBA. The Company used the February 2021 PPP Loan to retain current employees, maintain payroll, and make lease and utility payments. The February 2021 PPP Loan is evidenced by a promissory note, dated as of February 19, 2021, issued in favor of Security Bank and Trust Company, which contains customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The February 2021 PPP Loan is scheduled to mature five years from the date of funding of the February 2021 PPP Loan and accrues interest at a rate of 1.00% per annum.

In connection with applying for the February 2021 PPP Loan, the Company was required to certify, among other things, that the economic uncertainty made the February 2021 PPP Loan request necessary to support ongoing operations. The Company made this certification in good faith after analyzing, among other things, the maintenance of its workforce and the need for additional funding to continue operations to offset the effects of the COVID-19 pandemic. Following this analysis, Company management believed that the Company satisfied all eligibility criteria for the February 2021 PPP Loan and that the receipt of the February 2021 PPP Loan is consistent with the broad objectives of the CARES Act. However, the certification described above did not contain any objective criteria and is subject to interpretation.

The Company applied for the February 2021 PPP Loan to be forgiven on August 13, 2021. On August 18, 2021, the Company received notification from the SBA that the February 2021 PPP Loan proceeds of $833,300, including accrued interest, under the PPP had been forgiven. Accordingly, the financial statement effect of this PPP loan forgiveness will be reflected in the 2021 financial statements.

Common Stock

On April 20, 2021, the Company amended its articles of incorporation to increase the number of shares of common stock authorized to be issued from 8,224,000 to 8,484,000 shares with a par value of $0.001 per share. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends that the Company’s board of directors may declare out of funds legally available for that purpose on a non-cumulative basis. The number of common stock shares reserved for certain equity transactions remained the same. (See Note 6)

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

12. Subsequent Events (cont.)

Lease Commitment

In July 2021, the Company entered into an operating lease agreement for additional office facilities in Greensboro, North Carolina, which has an estimated expiration date in June 2031, pending the date of when the Company begins occupancy. The lease agreement is contingent on the Company completing additional equity financing in the form of a private placement and a public offering that the Company is currently pursuing (see Note 1) within 120 days of the lease effective date of July 15, 2021.

The lease is a contingent liability that allows for termination with penalty if the Company cannot successfully achieve additional equity financing at a level satisfactory to the landlord. Accordingly, if either party terminates the lease pursuant to the equity financing contingency terms outlined in the lease, the landlord may recover from the Company, in addition to all other amounts owing before the date of termination under the lease, an amount equal to the actual out of pocket costs incurred by landlord, including but not limited to reasonable attorneys’ fees, leasing commissions (if any), plan preparation, and other costs (inclusive of the expenses to third parties who are affiliated with the landlord) the landlord has incurred in association with negotiating the lease and preparing for the Company’s occupancy.

Before the termination of the lease under the equity financing contingency terms, the landlord shall provide the Company with advance notice of third-party costs to be incurred by the landlord for which the landlord may seek reimbursement. Under the operating lease agreement terms, the Company is responsible for certain insurance and maintenance expenses. In addition, the lease agreement contains scheduled rent increases. The related rent expense for the lease is calculated on a straight-line basis according to the lease’s rental terms, and the Company will not remit any scheduled lease payments until it occupies the building.

Related Party Transactions

During the quarter ended September 30, 2021, the Company entered into debt agreements with employees totaling $351,600, maturing in 2022. Also, during the quarter ended September 30, 2021, the Company entered into debt agreements with members of the Board of Directors and family members of the Board of Directors totaling $549,999, maturing in 2022. See Note 6 for additional discussion of debt agreements with members of the Company’s Board of Directors.

Notes Payable

The Company entered into several debt arrangements with new and existing investors in addition to the Related Party Transactions noted above totaling $887,000, maturing in 2022. These debt arrangements are characterized by interest-only quarterly payments paid in arrears. Per the terms of the debt arrangements, principal is paid in its entirety at the respective maturity date or upon conversion as below described. In addition, all such debt agreements may be prepaid by the Company without any penalty.

As mentioned in Note 1, the Company is actively pursuing additional equity financing in the form of a private placement and a public offering. As part of these efforts, the Company intends to enter into a reverse triangular merger with a corporation, to be identified, whose common stock is registered under, and which is filing with the Securities and Exchange Commission annual, quarterly, and (if required) current reports under, the Securities Exchange Act of 1934. Upon successful closing of the aforementioned merger and related financing, all of the outstanding principal amounts of the new notes payable shall automatically, without the necessity of any action by the noteholder or the Company, be converted into securities of the reverse merger corporation. All accrued but unpaid interest on the new notes payable as of the effective date of conversion into securities of the reverse merger corporation shall be paid in cash to the noteholder within fifteen (15) business days following the conversion.

Guerrilla RF, Inc.
Notes to Financial Statements
For the Years Ended December 31, 2020 and 2019

12. Subsequent Events (cont.)

Merger Agreement

On October 22, 2021, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Laffin Acquisition Corp. (“Laffin”) and Laffin’s wholly-owned subsidiary, Guerrilla RF Acquisition Co. (“Acquisition Sub”). Pursuant to the terms of the Merger Agreement, on October 22, 2021 (the “Closing Date”), Acquisition Sub merged with and into the Company in a “reverse merger” transaction (“Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Laffin.

In accordance with “reverse merger” or “reverse acquisition” accounting treatment, the Company is the acquirer for financial reporting purposes. Laffin is the acquired company under the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combination. At the time of the Merger, each of the Company’s shares of common and preferred stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive approximately 2.95 shares of Laffin common stock. Additionally, outstanding convertible notes payable were converted to shares of Laffin common stock.

Also, pursuant to the Merger Agreement, options to purchase 1,065,067 shares of the Company’s common stock issued and outstanding immediately prior to the closing of the Merger under the Company’s 2014 Long Term Stock Incentive Plan were assumed and converted into options to purchase 3,146,366 shares of Laffin common stock.

Following the consummation of the Merger, the Company changed its name to “Guerrilla RF Operating Corporation”, and Laffin changed its name to “Guerrilla RF, Inc.”

Guerrilla RF, Inc.
Condensed Balance Sheets

	September 30, 2021 (unaudited)	December 31, 2020
Assets
Cash	$403,574	$427,269
Accounts receivable, net	1,277,599	1,653,805
Inventories	1,283,323	993,633
Prepaid expense	332,983	100,447
Total Current Assets	3,297,479	3,175,154
Property, Plant, and Equipment, Net	984,019	789,587
Total Assets	$4,281,498	$3,964,741

Liabilities and Stockholders’ Deficit
Short-term debt	$749,057	$1,297,611
Capital lease, current portion	103,708	59,990
Accounts payable and accrued expenses	937,236	781,433
Total Current Liabilities	1,790,001	2,139,034

Capital lease	253,234	258,439
PPP loan	—	90,046
Notes payable	6,232,296	4,602,516
Total Liabilities	8,275,531	7,090,035

Preferred stock, $.001 par value; 5,042,000 shares authorized; 4,852,414 shares issued and outstanding as of September 30, 2021 and December 31, 2020	4,852	4,852
Common stock, $.001 par value; 8,484,000 shares authorized; 2,303,449 and 2,265,633 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	2,509	2,261
Additional paid-in-capital	9,128,820	9,076,840
Accumulated deficit	(13,130,214)	(12,209,247)
Total Stockholders’ Deficit	(3,994,033)	(3,125,294)
Total Liabilities and Stockholders’ Deficit	$4,281,498	$3,964,741

The accompanying notes are an integral part of these unaudited interim financial statements.

Guerrilla RF, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Product revenue	$2,025,338	$1,254,609	$7,274,723	$3,786,814
Royalties	141,232	556,904	470,289	1,900,670
Total	2,166,570	1,811,513	7,745,012	5,687,484
Direct product cost	945,925	723,117	3,138,735	1,914,052
Gross profit	1,220,645	1,088,396	4,606,277	3,773,432

Operating Expenses:
Research and development	1,057,929	934,117	3,181,567	2,648,505
Sales and marketing	657,311	523,741	1,883,436	1,578,493
Administration	678,603	255,935	1,361,558	777,560
Total Operating Expenses	2,393,843	1,713,793	6,426,561	5,004,558

Operating Loss	(1,173,198)	(625,397)	(1,820,284)	(1,231,126)
Interest expense	(160,130)	(129,613)	(469,783)	(332,871)
PPP loan forgiveness	833,300	—	1,369,100	—
Net loss	$(500,028)	$(755,010)	$(920,967)	$(1,563,997)
Net loss per share, basic and diluted	$(0.22)	$(0.33)	$(0.40)	$(0.69)
Weighted average shares of common stock outstanding basic and diluted	2,303,138	2,265,633	2,290,142	2,264,288

The accompanying notes are an integral part of these unaudited interim financial statements.

Guerrilla RF, Inc.
Condensed Statements of Changes in Stockholders’ Deficit
(Unaudited)

	Preferred Stock	Common Stock	Additional Paid-In- Capital	Accumulated Deficit	Total Stockholders’ Deficit
July 1, 2021	$4,852	$2,508	$9,124,890	$(12,630,186)	$(3,497,936)
Net loss	—	—	—	(500,028)	(500,028)
Issuance of common stock	—	1	1,403	—	1,404
Share-based compensation	—	—	2,527	—	2,527
September 30, 2021	$4,852	$2,509	$9,128,820	$(13,130,214)	$(3,994,033)
	Preferred Stock	Common Stock	Additional Paid-In- Capital	Accumulated Deficit	Total Stockholders’ Deficit
July 1, 2020	$4,852	$2,261	$9,069,552	$(11,006,515)	$(1,929,850)
Net loss	—	—	—	(755,010)	(755,010)
Warrant conversion	—	—	(1,226)	—	(1,226)
Share-based compensation	—	—	4,872	—	4,872
September 30, 2020	$4,852	$2,261	$9,073,198	$(11,761,525)	$(2,681,214)
	Preferred Stock	Common Stock	Additional Paid-In- Capital	Accumulated Deficit	Total Stockholders’ Deficit
January 1, 2021	$4,852	$2,261	$9,076,840	$(12,209,247)	$(3,125,294)
Net loss	—	—	—	(920,967)	(920,967)
Issuance of common stock	—	248	36,748	—	36,996
Share-based compensation	—	—	15,232	—	15,232
September 30, 2021	$4,852	$2,509	$9,128,820	$(13,130,214)	$(3,994,033)
	Preferred Stock	Common Stock	Additional Paid-In- Capital	Accumulated Deficit	Total Stockholders’ Deficit
January 1, 2020	$4,658	$2,250	$8,551,959	$(10,197,528)	$(1,638,661)
Net loss	—	—	—	(1,563,997)	(1,563,997)
Stock options exercised	—	11	10,501	—	10,512
Exercise of warrants	194	—	499,805	—	499,999
Warrant conversion	—	—	(3,683)	—	(3,683)
Share-based compensation	—	—	14,616	—	14,616
September 30, 2020	$4,852	$2,261	$9,073,198	$(11,761,525)	$(2,681,214)

The accompanying notes are an integral part of these unaudited interim financial statements.

Guerrilla RF, Inc.
Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(920,967)	$(1,563,997)

Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	262,869	190,660
Share-based compensation	15,232	14,616
Warrant amortization	18,624	18,624
PPP loan forgiveness	(1,369,100)	—
Changes in assets and liabilities:
Accounts receivable	376,206	124,914
Inventories	(289,690)	(81,955)
Prepaid expenses	(232,536)	25,586
Accounts payable and accrued expenses	155,803	401,174
Net cash used in operating activities	(1,983,559)	(870,378)

Cash flows from investing activities
Purchases of property, plant, and equipment	(342,782)	(307,188)
Net cash used in investing activities	(342,782)	(307,188)

Cash flows from financing activities
Proceeds from exercise of stock options	36,996	10,512
Proceeds from notes payable and factoring agreement	2,358,355	399,900
Proceeds from PPP loan	833,300	535,800
Principal payments of recourse factoring agreement	(850,000)	—
Principal payments on capital leases	(76,005)	—
Net cash provided by financing activities	2,302,646	946,212
Net decrease in cash	(23,695)	(231,354)
Cash, beginning of period	427,269	903,788
Cash, end of period	$403,574	$672,434

Supplemental schedule of non-cash investing and financing activities:
Property and equipment acquired through capital leases	$101,520	$—
Debt to equity conversion	$—	$500,000
Property and equipment additions included in accounts payable	$73,000	$—

The accompanying notes are an integral part of these unaudited interim financial statements.

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

1. Organization and Nature of Business

Guerrilla RF, Inc. (the “Company” or “Guerrilla RF”) designs and manufactures high-performance Monolithic Microwave Integrated Circuits (MMICs) for the wireless infrastructure market.

The Company primarily focuses on researching and developing its existing products and building an infrastructure to handle a global distribution network; therefore, it has incurred significant start-up losses. In 2016, the Company began producing and distributing its existing product line and is still incurring significant research and development costs.

Liquidity and Going Concern

In accordance with Financial Accounting Standards (“FASB”) Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited interim condensed consolidated financial statements are issued.

The accompanying financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. The Company has historically financed its activities principally from common and preferred equity securities and debt issuance.

The Company has incurred recurring losses and negative cashflows in nearly every period since its inception, including net losses of $500 thousand and $755 thousand for the three months ended September 30, 2021, and 2020, respectively, and $921 thousand and $1.564 million for the nine months ended September 30, 2021, and 2020, respectively. In addition, as of September 30, 2021, the Company had an accumulated deficit of $13.1 million.

The Company has relied on debt and equity financing to fund operations to date. Management expects losses and negative cash flows to continue, primarily due to continued research, development, and marketing efforts. As a result, the Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months. This requirement for additional funding raises substantial doubt about our ability to continue as a going concern. Over the longer term, if the Company does not generate sufficient revenue from new and existing products, additional debt or equity financing may be required along with a reduction in expenditures.

The Company has been in ongoing discussions with institutional investors and other parties for such possible offerings. However, adequate financing opportunities might not be available to the Company, when and if needed, on acceptable terms or at all. If the Company is unable to obtain additional financing in sufficient amounts or on acceptable terms or if the Company fails to consummate further private placement or a public offering, the Company will be forced to delay, reduce, or eliminate some or all of its research and development programs and product portfolio expansion, which could adversely affect its operating results or business prospects. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

The financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

The Company is subject to a number of risks associated with companies at a similar stage, including dependence on key individuals, competition from similar products and larger companies, volatility of the industry, ability to obtain adequate financing to support growth, the ability to attract and retain additional qualified personnel to manage the anticipated growth of the Company, and general economic conditions.

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

1. Organization and Nature of Business (cont.)

In December 2019, a novel strain of coronavirus disease (“COVID-19”) was reported, and in March 2020, the World Health Organization characterized COVID-19 as a global pandemic. The COVID-19 pandemic has forced international, federal, state, and local governments to enforce prohibitions of non-essential activities. The Company first experienced the impact of COVID-19 in the first quarter of 2020. The extent and duration of the adverse impact of COVID-19 on the Company over the longer term remain uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of COVID-19, the extent and effectiveness of containment actions taken, including mobility restrictions, the timing, availability, and effectiveness of vaccines, and the impact of these and other factors on travel behavior in general and on the Company’s business. As a result, the Company took a number of actions in 2020 and 2021 in response to adverse impacts on its operating results and financial condition.

As the impact of COVID-19 continues to evolve, estimates and assumptions about future events and their effects cannot be determined with certainty and therefore require increased judgment. These estimates and assumptions may change in future periods and will be recognized in the financial statements as new events occur, and additional information becomes known. To the extent the Company’s actual results differ materially from those estimates and assumptions, the Company’s future financial statements could be affected.

2. Basis of presentation and summary of significant accounting policies

Basis of Presentation

The accompanying unaudited interim condensed financial statements are presented in U.S. dollars and prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standard Updates (“ASUs”) of the FASB.

In the opinion of management, the accompanying unaudited interim condensed financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates, and assumptions that impact the financial statements) considered necessary to present fairly the Company’s financial position as of September 30, 2021, and its results of operations for the three and nine months ended September 30, 2021, and 2020, cash flows for the nine months ended September 30, 2021, and 2020, and stockholders’ deficit for the three and nine months ended September 30, 2021, and 2020. Operating results for the three and nine months ended September 30, 2021, are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021. The unaudited interim condensed financial statements presented herein do not contain the required disclosures under GAAP for annual financial statements. The condensed balance sheet as of December 31, 2020, has been derived from the audited balance sheet as of that date. The accompanying unaudited interim condensed financial statements should be read in conjunction with the annual audited financial statements and related notes as of and for the year ended December 31, 2020, included in the Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 27, 2021.

Use of Estimates

The preparation of the unaudited interim condensed financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited interim condensed financial statements and reported amounts of revenue and expenses during the reporting period. The Company’s significant estimates and judgments involve the identification of performance obligations in revenue recognition and the valuation of stock-based compensation, including the underlying fair value of the preferred and common stock. Actual results could differ from those estimates.

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

2. Basis of presentation and summary of significant accounting policies (cont.)

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and assess performance. The Company views its operations and manages its business in one segment.

Concentrations of Credit Risk and Major Customers

Financial instruments at September 30, 2021, and 2020 that potentially subject the Company to concentration of credit risk consist primarily of cash and accounts receivable.

The Company’s cash is deposited with major financial institutions in the U.S. At times, deposits in financial institutions located in the U.S. may be in excess of the amount of insurance provided on such deposits by the Federal Deposit Insurance Corporation (FDIC). To date, the Company has not experienced any losses on its cash deposits.

The Company’s accounts receivable are derived from revenue earned from customers located in the U.S. and outside of the U.S. Major customers are defined as those generating revenue in excess of 10% of the Company’s annual revenue. The Company had one major customer during the three and nine months ended September 30, 2021. Revenues from the major customer accounted for 83% of revenue for the three months ended September 30, 2021 and 80% for the nine months ended September 30, 2021. Accounts receivable from this customer totaled $1.1 million at September 30, 2021. The Company had one major customer during the three and nine months ended September 30, 2020. Revenues from this major customer accounted for 91% of revenue for the three months ended September 30, 2020, and 79% for the nine months ended September 30, 2020. Accounts receivable from this customer totaled $437 thousand at September 30, 2020.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets, less costs to sell. The Company did not record any expense related to asset impairment in 2021 or 2020.

Revenue Recognition

The Company recognizes product revenue when it satisfies a performance obligation by transferring a product or service to its customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products and services. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Shipping and handling fees charged to customers are reported within revenue. The Company does not have any significant financing components as payment is received at or shortly after the point of sale. The Company provides an assurance-type warranty to its customers as part of its contracts’ standard terms and conditions. These warranties do not provide an additional distinct service to the customer and are not deemed a separate performance obligation. Royalty revenue is recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales-based royalties have been allocated are satisfied. The costs incurred by the Company for shipping and handling are classified as cost of revenue in the statements of operations. Any incidental items that are immaterial in the context of a sale to a customer are recognized as expense.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock options awarded to employees and nonemployees based on the estimated fair value of the award on the grant date. The fair value of each option award is estimated using a Black-Scholes option-pricing model. The Company recognizes compensation expense on a straight-line basis over the requisite service period, which is generally the award’s vesting period. The Company accounts for forfeitures of stock options as they occur.

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

2. Basis of presentation and summary of significant accounting policies (cont.)

Estimating the fair market value of options requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock prior to the Merger (Note 12), the expected life of the options, stock price volatility, the risk-free interest rate, and expected dividends. As a result, the assumptions used in the valuation models represent management’s best estimates and involve a number of variables, uncertainties and assumptions, and the application of management’s judgment, as they are inherently subjective.

Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of personnel-related engineering and technical staff wages and benefits, prototype costs, and other direct expenses.

Advertising Costs

All advertising costs are expensed as incurred and included in sales and marketing expenses. Advertising expenses realized by the Company were immaterial for the three months ended September 30, 2021, and 2020, respectively, and $15,108 and $35,353 for the nine months ended September 30, 2021, and 2020, respectively.

Net Loss Per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted average number of common stock outstanding during each period. Diluted net loss per common stock includes the effect, if any, from the potential exercise or conversion of securities, such as options and warrants, which would result in the issuance of incremental common stock. In computing basic and diluted net loss per share, the weighted average number of shares is the same for both calculations due to the fact that a net loss existed for the nine months ended September 30, 2021, and 2020.

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:

	September 30, 2021	September 30, 2020
	(unaudited)	(unaudited)
Convertible preferred stock	4,852,414	4,852,414
Convertible preferred stock warrants	116,732	116,732
Common stock	656,800	—
Stock options	1,065,067	1,013,717
	6,691,013	5,982,863

Recent Accounting Pronouncements

In February 2016, the FASB issued ASC Topic 842, Leases (“Topic 842”). This standard requires all entities that lease assets with terms of more than 12 months to capitalize the assets and related liabilities on the balance sheet. In June 2020, the FASB issued ASU 2020-05, which amended the effective date of Topic 842 until January 1, 2022. Upon adoption, the standard requires the use of a modified retrospective transition approach for its adoption. The Company is currently evaluating the effect Topic 842 will have on its financial statements and related disclosures. Management expects the assets leased under operating leases, similar to the leases disclosed in Note 10 to the unaudited interim condensed financial statements, will be capitalized together with the related lease obligations on the condensed balance sheet upon the adoption of Topic 842.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses, which requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. This standard is effective for fiscal years beginning after December 15, 2022, and early adoption is permitted. The Company does not intend on early adopting but is currently evaluating the impact of this standard but does not expect it to have a material impact on its financial statements upon adoption.

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

2. Basis of presentation and summary of significant accounting policies (cont.)

In August 2020, the FASB issued ASU Update No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The goal of the ASU is to simplify the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. More specifically, the amendments focus on the guidance for convertible instruments and derivative scope exception for contracts in an entity’s own equity. The new standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact of adoption on the financial statements.

3. Fair Value Measurements

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, prepaid expenses, and accounts payable approximate fair value due to their short-term nature. The carrying value of the Company’s notes payable, non-recourse factoring arrangement debt, capital leases, and government-subsidized debt (the “combined debt”) were determined to approximate fair value due to the variable interest rates that approximate prevailing interest rates as of each reporting period. The fair value and carrying value of the Company’s combined debt, including capital lease obligations, were $6.6 million and $5.5 million at September 30, 2021, and December 31, 2020, respectively.

4. Inventories

Inventories are summarized as follows:

	September 30, 2021	December 31, 2020
	(unaudited)
Raw materials	$643,025	$233,256
Work-in-process	214,777	116,513
Finished goods	425,521	643,864
	$1,283,323	$993,633

5. Property and Equipment, net

Property and equipment, net, consists of the following:

	September 30, 2021	December 31, 2020
	(unaudited)
Production assets	$1,581,208	$1,287,128
Computer equipment and software	579,237	460,233
Lab equipment	103,427	74,815
Office furniture and fixtures	66,958	51,355
Leasehold improvements	123,109	123,109
	2,453,939	1,996,640
Less accumulated depreciation	(1,469,920)	(1,207,053)
	$984,019	$789,587

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

6. Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consist of the following:

	September 30, 2021	December 31, 2020
	(unaudited)
Accounts payable	$581,118	$591,525
Accrued compensation	237,648	79,710
Accrued commissions	62,459	78,591
Accrued interest on notes payable	23,618	11,521
Other accrued expenses	32,393	20,086
	$937,236	$781,433

7. Debt

Short-Term Debt

Factoring Arrangement

The Company has an accounts receivable factoring arrangement with a financial institution (the “Factor”). Under the terms of the agreement, the Company, from time to time, sells to the Factor certain of its accounts receivable balances on a recourse basis for credit approved accounts. The Factor remits 85% of the domestic accounts receivable balance to the Company (the “Advance Amount”), with the remaining balance, less fees to be forwarded to the Company once the Factor collects the entire accounts receivable balance from the customer. The factoring fee is 0.98 % of the invoice’s face value factored for the first 30 days required to collect the invoice and prorated on a per diem basis at 0.0327% each day thereafter. The minimum invoice fee for any factored invoices is $1.50. The Company includes the cost of factoring in interest expense.

As stated above, the Company factors the accounts receivable on a recourse basis. Therefore, if the Factor cannot collect the factored accounts receivable, the Company must refund the Advance Amount remitted to us for the uncollected accounts receivable. Accordingly, the Company records the liability of having to refund the Advance Amount as short-term debt.

Due from Factor consisted of the following:

	Original Invoice Value	Factored Amount	Factored Balance Due
September 30, 2021
Factored accounts receivable	$876,184	$744,756	$131,428

December 31, 2020
Factored accounts receivable	$1,000,000	$850,000	$150,000

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

7. Debt (cont.)

The cost of factoring was as follows:

	Nine months ended September 30, 2021	Nine months ended September 30, 2020
Factoring Fees	$75,611	$—

Long-Term Debt

Paycheck Protection Program

On April 30, 2020, the Company received loan proceeds of $535,800 under the Paycheck Protection Program (“PPP”). Established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) administered by the Small Business Administration (“SBA”), the PPP provides for loans to qualifying businesses in amounts up to 2.5 times the business’s average monthly payroll expenses. PPP loans and accrued interest are forgivable after a “covered period” (24 weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible purposes, including payroll, benefits, rent, and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries during the covered period. Any unforgiven portion of a PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for ten months after the end of the covered period. The loan terms provide for customary events of default, including payment defaults, breach of representation of warranties, and insolvency events.

As of December 31, 2020, the Company had $535,800 of principal outstanding on the PPP loan together with accrued interest of $3,611 as accounts payable and accrued expenses on the balance sheet. On February 17, 2021, the Company received approval from the SBA that the $535,800 PPP loan was forgiven, including all accrued interest.

On February 19, 2021, the Company received loan proceeds of $833,300 (the “2021 PPP Loan”) under the same CARES Act. The Company used the 2021 PPP Loan to retain current employees, maintain payroll, and make lease and utility payments. The 2021 PPP Loan was evidenced by a promissory note, dated as of February 19, 2021, issued in favor of Security Bank and Trust Company, which contains customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The 2021 PPP Loan was scheduled to mature two years from the date of funding and accrued interest at a rate of 1.00% per annum.

In connection with applying for the 2021 PPP Loan, the Company was required to certify, among other things, that the economic uncertainty made the 2021 PPP Loan request necessary to support its ongoing operations. The Company made this certification in good faith after analyzing, among other things, the maintenance of our workforce and its need for additional funding to continue operations to offset the effects of the COVID-19 pandemic. The Company applied for the 2021 PPP Loan to be forgiven on August 13, 2021. On August 18, 2021, the Company received notification from the SBA that the 2021 PPP Loan proceeds of $833,300, including accrued interest, under the PPP had been forgiven. Accordingly, the financial statement effect of this PPP loan forgiveness has been reflected in the financial statements for the quarter ended September 30, 2021.

EIDL

In response to COVID-19, the SBA created the COVID-19 Economic Injury Disaster Loan (“EIDL”) program in March 2020. The program’s purpose was to help small businesses meet financial obligations that could have been met had the Covid-19 pandemic not occurred. Unlike the PPP loan program, a loan under EIDL is not forgivable in the future but provides favorable interest and payment terms to approved applications. The maximum EIDL available is equivalent to six months of a business’s working capital, up to $150,000. Businesses can use EIDL proceeds for working capital and normal operating expenses. On June 24, 2020, the Company received loan proceeds of $150,000 under the EIDL Program. As part of the EIDL program, the Company agreed to SBA collateral conditions and agreed to pay an annual interest rate of 3.75% per annum with the principal balance and interest payable 30 years from the loan date, June 24, 2050.

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

7. Debt (cont.)

Notes Payable

The Company has entered into several debt arrangements from capital raise events and bridge loans from existing investors. These debt arrangements were characterized by interest-only quarterly payments paid in arrears. Per the terms of the debt arrangements, principal was to be paid in its entirety at the respective maturity date. In addition, all such debt agreements could be prepaid by the Company without any penalty.

On March 27, 2017, the Company entered into a round of debt financing with three investors as part of a capital raise for a total of $1,000,000 in promissory notes with a maturity date of December 31, 2022. Under terms of the notes, the Company could make four draws against each note, with the minimum draw being 25% of the specific note amount. The Company made the following draws under these promissory notes:

(i)     October 3, 2017 for $500,000; and,

(ii)    January 8, 2018 for $500,000

On March 12, 2018, the Company delivered a promissory note to an existing investor for $1,000,000, with interest at 8% annum paid quarterly in arrears. Under the promissory note provisions, the Company could receive funds in one or more draws, each in a minimum increment of $250,000. The maturity of the promissory note was December 31, 2023. The Company made the following draws under this promissory note:

(i)     March 14, 2018 for $500,000; and,

(ii)    January 2, 2019 for $500,000

On June 1, 2018, the Company entered into a promissory note with an investor for $1,000,000 with a maturity date of May 31, 2020. In connection with this promissory note and the terms of the related loan agreement, the Company issued two warrants for the purchase of pre-Merger Preferred Stock of the Company. On April 15, 2020, the note and warrants were transferred to a related party of the lender. Following that transfer, the new warrant holder exercised these warrants and purchased shares of pre-Merger Preferred stock for a total cash consideration of $500,001 to satisfy $500,000 of the $1,000,000 note payable. In addition, this new holder of the note payable agreed to refinance the remaining $500,000 of the $1,000,000 note payable, which had a maturity date of May 31, 2022.

On March 31, 2019, the Company entered into a round of debt financing with investors and employees for $1.75 million at an annual interest rate of 12% and maturing in March 2022. All unpaid principal and accrued interest of these notes could be prepaid without penalty or premium at the Company’s discretion. Any prepayment was to be credited first against accrued interest, then principal. These notes were only issued to accredited investors within the meaning of the Securities Act of 1933.

On July 28, 2020, the Company entered into a promissory note for $250,000 with a member of its pre-Merger Board of Directors with an interest rate of 12% per annum. The maturity date of this promissory note was September 30, 2023. The loan evidenced by this promissory note was not a part of any of the issuance of pre-Merger Preferred Stock.

During the quarter ended September 30, 2021, the Company entered into several debt agreements with new and existing investors and employees totaling $1,063,600, maturing in 2022, with an interest rate of 6% per annum. Also, during the quarter ended September 30, 2021, the Company entered into debt agreements with members of the Board of Directors and family members of the Board of Directors totaling $549,999, maturing in 2022, with an interest rate of 6% per annum. These debt agreements were characterized by interest-only quarterly payments paid in arrears. Per the terms of the debt agreements, principal is paid in its entirety at the respective maturity date or upon conversion, as below described. In addition, all such debt agreements were prepayable by the Company without any penalty.

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

7. Debt (cont.)

As mentioned in Note 12, on October 22, 2021, the Company entered into a reverse triangular merger with Laffin Acquisition Corp. whose common stock is registered with the Securities and Exchange Commission. Upon closing of the aforementioned merger and related financing, all of the outstanding principal amounts of the notes payable entered into during the quarter ended September 30, 2021 and prior, automatically, without the necessity of any action by the noteholder or the Company, were converted into securities of Laffin Acquisition Corp. (renamed ‘Guerrilla RF Inc.’ following the merger) (‘Laffin’). All accrued but unpaid interest on the notes payable entered into during the quarter ended September 30, 2021 and prior as of the effective date of conversion (October 22, 2021) were paid in cash to the noteholder within fifteen (15) business days following the conversion.

Long-term debt is summarized as of the following dates:

	September 30, 2021	December 31, 2020
Notes payable with associated warrants
Notes payable with quarterly interest only payment at 8%, maturing in December 2023, unsecured.	$985,514	$979,306
Notes payable with quarterly interest only payment at 8%, maturing in December 2022, unsecured.	997,931	991,722
Notes payable with quarterly interest only payment at 12%, maturing in May 2022, unsecured.	489,653	483,445
Total notes payable with associated warrants	2,473,098	2,454,473
Notes payable with quarterly interest only payment at 12%, maturing in March 2022, unsecured.	1,750,000	1,750,000
Notes payable with quarterly interest only payment at 12%, maturing in September 2023, unsecured.	250,000	250,000
PPP loan with monthly payments beginning in May 2021 at 1.00% interest, maturing in April 2022, unsecured.	—	535,800
Note payable with monthly payments beginning in June 2021 at 3.75% interest, maturing in June 2050, secured by all tangible and intangible property.	149,900	149,900
Notes payable with quarterly interest only payment at 6%, maturing in March 2022, unsecured.	$1,613,599	—
Recourse factoring	744,756	850,000
Total notes payable	6,981,353	5,990,173
Less current portion	$(749,057)	$(1,297,611)
	$6,232,296	$4,692,562

Long-term debt is expected to mature as follows:

Three months ended December 31, 2021	$749,887
2022	4,854,584
2023	1,239,045
2024	3,666
2025	3,808
Thereafter	130,363
$6,981,353

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

7. Debt (cont.)

Warrants

In connection with some parts of the debt described above, certain lenders were issued warrants that entitled such lenders to purchase up to 116,732 shares of pre-Merger Series E Preferred Stock at $2.57 per share.

In April 2018, the Company completed a Preferred Stock convertible note private offering in which 898,542 shares of pre-Merger Series E Preferred Stock were issued at $2.57 per share together with warrants to purchase an additional 77,821 shares of pre-Merger Series E Preferred Stock In consideration of funds advanced pursuant to a $1,000,000 promissory note accruing interest at 8% per annum from an existing investor, the Company issued warrants on June 1, 2018, for the purchase of 38,911 shares of pre-Merger Series E Preferred Stock (in total) at $2.57 per share with different termination dates.

Balances related to the debt and warrants for the year-ended December 31, 2020, and nine months ended September 30, 2021, are as follows:

	Carrying Value at December 31, 2020	Converted to equity	Accumulated Amortization of Debt Discount	Carrying Value at September 30, 2021
Notes payable	$2,500,000	$—	$—	$2,500,000
Discount on debt	(45,527)	—	18,625	(26,902)
Carrying value	$2,454,473	$—	$18,625	$2,473,098

8. Common Stock and Convertible Preferred Stock

Common Stock

Pre-Merger, the Company was authorized to issue 8,484,000 shares of common stock with a par value of $0.001 per share. Each share of common stock entitled the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Subject to preferences that applied to any outstanding preferred stock, holders of common stock were entitled to receive ratably any dividends that the Company’s pre-Merger Board of Directors could declare out of funds legally available for that purpose on a non-cumulative basis. No dividends have been declared through September 30, 2021.

The number of pre-Merger common stock shares reserved for certain equity transactions included:

Conversion of Preferred Stock	4,852,414
Stock options	1,140,551
Warrants	116,732
Total Common stock Shares Reserved	6,109,697

In connection with the Merger, as discussed in Note 12, the Company issued 2,975,000 shares of common stock to the former shareholders of Laffin Acquisition Corp. The Company paid $1.4 thousand to one unaccredited investor of Private Guerrilla RF in lieu of issuing shares.

Convertible Preferred Stock

Pre-Merger, the Company had utilized convertible preferred share issuances, convertible debt issuances, and convertible warrants from private investors to fund its business operations and growth. No dividend was payable on company pre-Merger common stock shares unless equivalent dividends were paid to shares of all classes of pre-Merger Preferred Stock. Pre-Merger preferred shares were convertible to pre-Merger common shares in all cases on a 1:1 basis, and all pre-Merger Preferred Stock shares had a par value of $0.001 per share.

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

8. Common Stock and Convertible Preferred Stock (cont.)

Pre-Merger preferred shares have not been, and will not be, registered under the Securities Act of 1933 by reason of a specific exemption from the registration provisions of the Securities Act of 1933, which depends upon, among other things, the bonafide nature of the investment intent and the accuracy of the Purchaser’s representations to the Company. Preferred Shares are “restricted securities” under applicable U.S. federal and state securities laws and, pursuant to these laws, purchasers must hold the shares indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

Subject to certain exceptions, holders of pre-Merger Preferred Stock were entitled to a secondary right of first refusal prior to any sale of pre-Merger Common Stock by the Company’s founder (the “Key Holder”) subject to the Company’s first right of first refusal for the same Key Holder shares.

The shares of pre-Merger Preferred Stock were convertible 1:1 to pre-Merger Common Stock at any time at the holder’s option, subject to adjustments for stock dividends, splits, combinations, and similar events. The pre-Merger Preferred Stock would automatically convert to pre-Merger Common Stock (A) upon the closing of an underwritten public offering with a price of at least $10.00 per share of Common Stock (subject to adjustments for stock dividends, splits, combinations, and similar events) and net proceeds to the Company in excess of $37.5 million; or (B) upon the written consent of the holders of the majority of shares of pre-Merger Preferred Stock then outstanding.

Holders of pre-Merger Preferred Stock held certain preferences to elect three of the seven Company pre-Merger Board of Directors members as follows: (i) the holders of Series A, A-2, and C Preferred Stock were entitled to elect two Board of Directors members, with one being nominated by one specific preferred shareholder, and (ii) the holders of Series B, D and E Preferred Stock were entitled to elect one member of the Board of Directors. Two pre-Merger Board of Directors seats were elected exclusively by the holders of pre-Merger Common Stock, and the final two pre-Merger Board of Directors seats were elected by all holders of pre-Merger Common Stock and Preferred Stock.

After each offering of a class of pre-Merger Preferred Stock, the investors of that class of Preferred Stock were given a pro-rata right to participate in the next offering or issuance of capital based on their percentage equity ownership stock by the Company.

The following summarizes the issuances of pre-Merger Preferred Stock and from six series, A, A2, B, C, D, and E:

Series A

On June 26th, 2014, the Company authorized 1,050,000 shares of Series A Preferred Stock, 1,042,853 of which were issued and outstanding in a private placement at an issue price of $1 per share.

Series A-2

On February 13, 2015, the Company authorized 420,000 shares in a follow-on raise to the Series A preferred placement. As a result, the Company issued 412,735 of Series A-2 Preferred Stock which were issued in a private placement at an issue price of $1.21 per share.

Series B

On May 15, 2015, the Company issued 1,049,997 shares of Series B Preferred Stock at an issue price of $1.43 per share. In connection with this sale, investors were issued options to purchase an additional 350,000 shares of Series B Preferred Stock at any time during the 90 days after the Series B Preferred Stock offering. Each holder received the right to purchase as 1/3 share of Series B Preferred Stock for every share purchased.

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

8. Common Stock and Convertible Preferred Stock (cont.)

Series C

On August 1, 2016, the Company issued 483,092 Series C Preferred Stock shares in a private placement at an issue price of $2.07 per share. The proceeds from the sale of Series C Preferred Stock to be used for working capital associated with the mass production of the Company’s products, continuing operations, and brand building activities, including print ads and increased sales travel.

In addition, holders of the Series C Preferred Stock, together with holders of the Series A Preferred Stock and Series A-1 Preferred Stock, shall be entitled to identify and select two of the five members of the Company’s Board of Directors.

Series D

On March 8, 2017, the Company issued 692,292 shares of Series D Preferred Stock in a private placement at an issue price of $2.57 per share. Based on their percentage equity ownership, investors were given a pro-rata right to participate in a future offering or issuance by the Company unless subsequently waived due to failure to exercise such rights. The shares of Series D Preferred Stock will initially be convertible 1:1 to Common Stock at any time at the holder’s option, subject to adjustments for stock dividends, splits, combinations, and similar events.

On March 27, 2017, the Company granted 58,366 warrants to two investors, with termination dates of January 1, 2023. (See Note 7 for additional details.)

Series E

On April 16, 2018, the Company issued 703,989 Series E Convertible Preferred Stock shares at $2.57. As a result of the Series E offering, the Company increased the number of authorized shares of Common Stock to 8,224,000 common shares and had increased the number of authorized shares of Preferred Stock to 5,042,000 preferred shares.

Based on their percentage equity ownership, investors in Series E were given a pro-rata right to participate in the Company’s future offering or issuance unless subsequently waived due to failure to exercise such rights. The shares of Series E Preferred Stock were initially convertible 1:1 to Common Stock at any time at the holder’s option, subject to adjustments for stock dividends, splits, combinations, and similar events.

As part of the Series E capital raise, the Company shareholders approved a loan transaction with the lead investor pursuant to which the Company could borrow up to $1,000,000 at an 8% interest rate commencing March 14, 2018, and in connection with such loan transaction, the Company could award warrants to the lead investor for additional Series E Preferred Shares at a strike price of $2.57 per share for up to an additional 38,911 shares of Series E Preferred Stock. (See Note 7 for further details)

For consideration of a $1,000,000 note at 12% interest from the investor, the Company issued warrants on June 1, 2018, and March 12, 2018, for the purchase of Series E Preferred Stock at $2.57 with a termination date of April 15, 2020. The warrants provided the right for the investor to purchase up to 194,553 shares of preferred shares. These warrants came with two different grant and maturity dates and an option to purchase additional preferred shares at $2.57 per share. (See Note 7 for further information)

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of pre-Merger shares of Preferred Stock then outstanding were entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of pre-Merger Common Stock, an amount per share of existing series pre-Merger Preferred Stock equal to (i) existing series liquidation price, plus (ii) the amount of any dividends declared but unpaid thereon. The existing series liquidation price is $1.00 per share for all series of pre-Merger Preferred Stock, subject to appropriate adjustment as defined in the Company’s articles of incorporation. If upon any such liquidation, the assets of the Company available for distribution to its

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

8. Common Stock and Convertible Preferred Stock (cont.)

stockholders shall be insufficient to pay the holders of shares of existing series pre-Merger Preferred Stock the full amount to which they shall be entitled, the holders of shares of existing series pre-Merger Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the existing series pre-Merger Preferred Stock shares.

In connection with the Merger, as discussed in Note 12, Laffin issued 14,334,750 shares of its common stock to holders of convertible preferred stock. No convertible preferred securities were outstanding as of October 22, 2021.

9. Equity Incentive Plan

At the Effective Time of the Merger, Laffin assumed the Company’s 2014 Long-Term Stock Incentive Plan (“2014 Plan”). Upon adopting the 2014 Plan, 568,000 shares of pre-Merger Common Stock were authorized for issuance under the Plan. Subsequently, the Company’s pre-Merger stockholders approved an increase in the number of shares covered by the 2014 Plan to 1,260,000 pre-Merger shares. Stock option exercise prices range from $0.70 to $1.57 per share, depending on the date of the award. Options granted under the 2014 Plan may be granted only to Company employees and directors. The Board of Directors has the authority to determine to whom options will be granted, the number of options, the term, and the exercise price.

In connection with the Merger, Laffin adopted the 2021 Equity Incentive Plan (“2021 Plan”). The 2021 Plan authorizes the award of stock options, restricted stock awards, stock appreciation rights, restricted stock units, performance awards, cash awards, and stock bonus awards. Certain awards provide for accelerated vesting in the event of a change in control. Options issued may have a contractual life of up to 10 years and may be exercisable in cash or as otherwise determined by the Board of Directors. Vesting generally occurs over a period of not greater than four years.

Laffin initially reserved 222,991 shares of common stock, plus any reserved shares not issued or subject to outstanding grants under the 2014 Plan on the effective date of the 2021 Plan, for issuance pursuant to awards granted under our 2021 Plan. The number of shares reserved for issuance under our 2021 Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of 5% of the total number of outstanding shares of our common stock as of the immediately preceding January 1, or a number as may be determined by our Board of Directors. In addition, the following shares of our common stock will be available for grant and issuance under our 2021 Plan:

•        shares subject to options granted under our 2021 Plan that cease to be subject to the option for any reason other than exercise of the option;

•        shares subject to awards granted under our 2021 Plan that are subsequently forfeited or repurchased by us at the original issue price;

•        shares subject to awards granted under our 2021 Plan that otherwise terminate without shares being issued;

•        shares surrendered, canceled, or exchanged for cash or the same type of award or a different award (or combination thereof);

•        shares subject to awards under the 2021 Plan that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to any award;

•        shares issuable upon the exercise of options or subject to other awards under the 2014 Plan that cease to be subject to such options or other awards by forfeiture or otherwise after the effective date of the 2021 Plan;

•        shares issued pursuant to outstanding awards under the 2014 Plan that are forfeited or repurchased by us at the original issue price after the effective date of the 2021 Plan; and,

•        shares subject to awards under the 2014 Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

9. Equity Incentive Plan (cont.)

The material terms of the 2021 Plan in summary form can be found in our Form 8-K filed October 27, 2021, and a complete description of all provisions of the 2021 Plan in its entirety is included as Exhibit 10.12 hereto.

The Company recorded share-based compensation expense by the straight-line method over the vesting period. Compensation expense (unaudited) recorded for options in the condensed statements of operations was $2,527, and $15,232 for the three months ended September 30, 2021, and the nine months ended September 30, 2021, respectively. Unrecognized compensation costs (unaudited) related to non-vested options at September 30, 2021, amounted to $76,154, which are expected to be recognized over four years.

No income tax benefits have been recognized in the condensed statements of operations for stock-based compensation arrangements, and no stock-based compensation costs have been capitalized as property and equipment through September 30, 2021.

The fair value of options is estimated using the Black-Scholes option-pricing model, which considers inputs such as the exercise price, the value of the underlying ordinary shares at the grant date, expected term, expected volatility, risk-free interest rate, and dividend yield. The fair value of each grant of options during the nine months ended September 30, 2021, was determined using the methods and assumptions discussed below.

•        The expected term of employee options is determined using the “simplified” method, as prescribed in SEC’s Staff Accounting Bulletin (SAB) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data.

•        The expected volatility is based on the historical volatility of the publicly traded common stock of a peer group of companies.

•        The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

•        The expected dividend yield is none because the Company has not historically paid and does not expect to pay a dividend on its ordinary shares for the foreseeable future.

For the nine months ended September 30, 2021, and 2020, the fair value of options granted was estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	Nine Months Ended September 30, (unaudited)
	2021	2020
Expected term (in years)	6.25	5
Expected volatility	67.4%	45.0%
Risk-free rate	0.11%	1.87%
Dividend rate	—	—

The weighted average grant date fair value of stock option awards granted was $2.86 and $0.36 during the nine months ended September 30, 2021, and 2020, respectively.

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

9. Equity Incentive Plan (cont.)

The following table summarizes stock option activity under the 2021 Plan for the nine months ended September 30, 2021:

	Number of Shares under Option Plan	Weighted-Average Exercise Price per Option	Weighted-Average Remaining Contractual Life (in years)
Outstanding at December 31, 2020	1,086,317	$1.08	6.68
Granted	28,000	$2.86
Exercised	(37,816)	$0.98
Forfeited and expired	(11,434)	$1.02
Outstanding at September 30, 2021	1,065,067	$1.12	6.55
Exercisable at September 30, 2021	946,756	$0.99	6.55
Vested and expected to vest at September 30, 2021	946,756	$0.99	6.55

There were 37,816 options exercised during the nine months ended September 30, 2021. The options exercised during the nine months ended September 30, 2021, had an intrinsic value of approximately $166 thousand. The aggregate intrinsic value of options outstanding and options exercisable as of September 30, 2021, were $4.52 million and $4.15 million, respectively. At September 30, 2021, future stock-based compensation for options granted and outstanding of $146 thousand will be recognized over a remaining weighted-average requisite service period of 1.89 years.

10. Commitments and Contingencies

Lease Commitments

The Company leases its facilities in Greensboro, North Carolina, under a lease agreement that expires in June 2024. The lease agreement allows for early cancellation with a penalty dependent upon providing the landlord advance notice of at least six months. Under the operating lease agreement terms, the Company is responsible for certain insurance and maintenance expenses. In addition, the lease agreement contains scheduled rent increases. The related rent expense for the lease is expensed as paid, which is immaterially different from that determined on a straight-line basis according to the rental terms of the lease. Rent expense was $32,473 and $31,836 during the three months ended September 30, 2021, and 2020, respectively, and $96,145 and $94,260 during the nine months ended September 30, 2021, and 2020, respectively.

The Company also leases software and equipment under capital leases expiring through November 2025. Rent payments under all capital leases were $76,005 and $0 during the nine months ended September 30, 2021, and 2020, respectively. Rent payments under all operating leases were $96,145 and $94,260 during the nine months ended September 30, 2021, and 2020, respectively.

As of September 30, 2021, future minimum rental payments under all non-cancelable leases are as follows:

2021 (remaining three months)	$32,473
2022	131,191
2023	133,814
2024	67,569
Total	$365,047

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

10. Commitments and Contingencies (cont.)

Office Facilities Expansion

In July 2021, the Company entered into an operating lease agreement for additional office facilities in Greensboro, North Carolina, which has an estimated expiration date in June 2031, pending the date of when the Company begins occupancy. The lease agreement is contingent on the Company completing equity financing at a level acceptable to the landlord.

If either party terminates the lease pursuant to the equity financing contingency terms outlined in the lease, the landlord may recover from the Company, in addition to all other amounts owing before the date of termination under the lease, an amount equal to the actual out of pocket costs incurred by landlord, including but not limited to reasonable attorneys’ fees, leasing commissions (if any), plan preparation, and other costs (inclusive of the expenses to third parties who are affiliated with the landlord) the landlord has incurred in association with negotiating the lease and preparing for the Company’s occupancy.

Before the termination of the lease under the equity financing contingency terms, the landlord shall provide the Company with advance notice of third-party costs to be incurred by the landlord for which the landlord may seek reimbursement. Under the operating lease agreement terms, the Company is responsible for certain insurance and maintenance expenses. In addition, the lease agreement contains scheduled rent increases. The related rent expense for the lease is calculated on a straight-line basis according to the lease’s rental terms, and the Company will not remit any scheduled lease payments until it occupies the building.

Legal

In the normal course of business, the Company may receive inquiries or become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material adverse effect on the Company’s condensed interim financial position or results of operations. As a result, no liability related to such claims has been recorded at September 30, 2021, or December 31, 2020, respectively.

Indemnification Agreements

From time to time, in the normal course of business, the Company may indemnify other parties when it enters into contractual relationships, including members of the Board of Directors, employees, customers, lessors, and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant, or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Management believes any liability arising from these agreements will not be material to the unaudited interim condensed financial statements. As a result, no liability for these agreements has been recorded at September 30, 2021, or December 31, 2020.

Employment Agreement

The Company has an employment agreement with one Company executive. This employment agreement was entered into effective as of January 1, 2020. The employment is at-will, and the Company may terminate the employment relationship at any time, with or without cause, and with or without notice. The terms of the agreement stipulate compensation, benefits, specific restrictive covenants, and Company obligations upon termination of the employment agreement, including severance pay.

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

11. Employee Benefit Plan

The Company has a 401(k) plan to provide defined contribution retirement benefits for all eligible employees. Participants may contribute a portion of their compensation to the 401(k) plan, subject to the limitations under the Internal Revenue Code. The Company’s contributions to the 401(k) plan are at the discretion of the Board of Directors. During the three months ended September 30, 2021, and 2020 the Company made contributions of $54,615 and $41,615, respectively, and $131,496 and $112,996 for the nine months ended September 30, 2021, and 2020, respectively, to the 401(k) plan.

12. Subsequent Events

Management has evaluated subsequent events occurring after September 30, 2021, through November 12, 2021, the date the unaudited condensed interim financial statements were available to be issued.

Merger Agreement

On October 22, 2021, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Laffin Acquisition Corp. (“Laffin”) and Laffin’s wholly-owned subsidiary, Guerrilla RF Acquisition Co. (“Acquisition Sub”). Pursuant to the terms of the Merger Agreement, on October 22, 2021 (the “Effective Date”), Acquisition Sub merged with and into the Company in a “reverse merger” transaction (“Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Laffin.

In accordance with “reverse merger” or “reverse acquisition” accounting treatment, the Company is the acquirer for financial reporting purposes. Laffin is the acquired company under the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combination. At the time of the Merger, each of the Company’s shares of common and preferred stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive approximately 2.95 shares of Laffin common stock. Additionally, outstanding convertible notes payable were converted to shares of Laffin common stock.

Also, pursuant to the Merger Agreement, options to purchase 1,065,067 shares of the Company’s common stock issued and outstanding immediately prior to the closing of the Merger under the Company’s 2014 Long Term Stock Incentive Plan were assumed and converted into options to purchase 3,146,366 shares of Laffin common stock.

Following the consummation of the Merger, the Company changed its name to “Guerrilla RF Operating Corporation,” and Laffin changed its name to “Guerrilla RF, Inc.”

Notes Payable

Subsequent to September 30, 2021, the Company entered into debt agreements with investors totaling $175,000, with an interest rate of 6% per annum maturing in 2022. These debt arrangements were characterized by interest-only quarterly payments paid in arrears. Per the terms of the debt arrangements, principal is paid in its entirety at the respective maturity date or upon conversion as below described. In addition, all such debt agreements could be prepaid by the Company without any penalty.

Upon successful closing of the aforementioned Merger and the private placement Offering, described below, all of the outstanding principal amounts of the new notes payable automatically, without the necessity of any action by the noteholders or the Company, were converted into securities of Laffin. All accrued but unpaid interest on the notes payable mentioned above as of the Effective Date, October 22, 2021, were paid in cash to the noteholder within fifteen (15) business days of October 22, 2021.

Guerrilla RF, Inc.

Notes to Unaudited Interim Condensed Financial Statements

12. Subsequent Events (cont.)

Private Placement Offering

Following the Effective Date of the Merger Agreement, Laffin sold 3,583,050 shares of common stock pursuant to an initial closing of a private placement offering for up to 7,500,000 shares of common stock (plus up to an additional 2,500,000 shares of common stock to cover over-subscriptions in the event the private placement offering is oversubscribed) at a purchase price of $2.00 per share (the “Offering”) for aggregate gross proceeds of $7.2 million before deducting placement agent fees and expenses, which are estimated at $731 thousand. On November 5, 2021, Laffin sold 1,221,000 additional shares of common stock pursuant to an additional closing of the Offering (the “Additional Closing”) for aggregate gross proceeds of $2.4 million (before deducting placement agent fees and expenses which are estimated at $261 thousand). In connection with these closings, the placement agents also received warrants to purchase 268,580 shares of the Company’s common stock with a term of five years and an exercise price of $2.00 per share. Following the final closing, the placement agents will also receive 275,000 shares of common stock.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Laffin Acquisition Corp. (“Laffin”) was incorporated in the State of Delaware on November 9, 2020. On October 22, 2021, Laffin’s wholly-owned subsidiary, Guerrilla RF Acquisition Co., a corporation formed in the State of Delaware on October 20, 2021 (“Acquisition Sub”), merged with and into Guerrilla RF, Inc~~.~~, a privately held Delaware corporation (“Guerrilla RF” or “GRF”). Pursuant to this transaction (the “Merger”), Guerrilla RF was the surviving corporation and became our wholly-owned subsidiary, and all of the outstanding stock of Guerrilla RF was converted into shares of our common stock. In addition, all of Guerrilla RF’s outstanding warrants, options, and stock appreciation rights were assumed by us. Following the consummation of the Merger, Guerrilla RF changed its name to “Guerrilla RF Operating Corporation.”

On October 22, 2021, Laffin’s board of directors and all of its pre-merger stockholders approved an amended and restated certificate of incorporation, which was effective upon its filing with the Secretary of State of the State of Delaware on October 22, 2021, and through which it changed its name to “Guerrilla RF, Inc.”

As a result of the Merger, we acquired the business of Guerrilla RF and will continue the existing business operations of Guerrilla RF as a public reporting company under the name Guerrilla RF, Inc. In accordance with “reverse merger” or “reverse acquisition” accounting treatment, Guerrilla RF is the acquirer for financial reporting purposes. Laffin is the acquired company under the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combination.

Following the Merger, on October 22, 2021, pursuant to an initial closing of a private placement offering (for up to 7,500,000 shares of our common stock plus up to an additional 2,500,000 shares of our common stock to cover over-subscriptions in the event the private placement offering is oversubscribed) and in subsequent additional closings thereafter through November 16, 2021, we sold 5,766,550 shares of our common stock at a purchase price of $2.00 per share (the “Offering”). The aggregate gross proceeds from the Offering was $11.5 million (before deducting placement agent fees and expenses of approximately $2.1 million).

The unaudited pro forma combined financial information is based on the individual historical financial statements of Guerrilla RF and Laffin prepared under U.S. GAAP and is adjusted to give effect to the Merger and the Offering. Costs associated with the Merger transaction that Guerilla RF and Laffin incurred are included in these unaudited pro forma combined financial statements. The unaudited proforma combined balance sheet as of September 30, 2021, gives the effect to the Merger and the Offering as if they had been consummated as of September 30, 2021, and includes adjustments that give effect to events that are directly attributable to the transaction and that are factually supportable. The unaudited pro forma combined statements of operations for the year ended December 31, 2020, and for the nine months ended September 30, 2021, give effect to the Merger and the Offering as if they had been consummated on January 1, 2020, and include adjustments that give effect to the balance sheet adjustments. The notes to the unaudited pro forma combined financial information describe the pro forma amounts and adjustments presented below.

The unaudited pro forma combined financial information does not purport to represent the combined company’s results of operations or financial position for any future date or period.

The unaudited pro forma combined financial information should be read together with: 1) Guerrilla RF’s audited financial statements for the years ended December 31, 2020, and 2019, and reviewed financial statements for the nine months ended September 30, 2021; and 2) Laffin’s audited financial statements as of December 31, 2020 and for the period from November 9, 2020 to December 31, 2020.

Guerrilla RF, Inc. and Laffin Acquisition Corp.
Unaudited Combined Balance Sheets
As of September 30, 2021

	Guerrilla RF, Inc.	Laffin Acquisition Corp.	Pro Forma Adjustments				Combined Pro Forma
			Merger		Private Placement
Assets
Cash	$403,574	$7,392	$(50,000)	(a)	$10,219,475	(e)	$8,458,583
			(1,477)	(d)			—
			(2,120,381)	(b)			—
Accounts receivable, net	1,277,599	—	—		—		1,277,599
Inventories	1,283,323	—	—		—		1,283,323
Prepaid expense	332,983	—	702,191	(c)	—		1,035,174
Total current assets	3,297,479	7,392	(1,469,667)		10,219,475		12,054,679

Property, plant and equipment, net	984,019	—	—		—		984,019
Total Assets	$4,281,498	$7,392	$(1,469,667)		$10,219,475		$13,038,698

Liabilities
Current portion of debt	$749,057	$64,960	$(64,960)	(a)	$—		$749,057
Capital lease current portion	103,708	—	—		—		103,708
Accounts payable and accrued expenses	937,236	4,500	(4,500)	(a)	—		937,236
Total current liabilities	1,790,001	69,460	(69,460)		—		1,790,001

Capital lease	253,234	—			—		253,234
Long-term debt, less current	6,232,296	—	(6,086,697)	(h)	—		145,599
Total Liabilities	8,275,531	69,460	(6,156,157)		—		2,188,834

Preferred stock, par value $0.001, 5,042,000 shares authorized, 4,852,414 issued and outstanding, actual; par value $.0001 par value, 10,000,000 authorized, no shares issued and outstanding, pro forma	4,852		(4,852)	(f)	—		—

Preferred stock, par value $0.0001, 10,000,000 shares authorized, no issued and outstanding, actual; no shares issued and outstanding, pro forma		—

Common stock, par value $0.001, 8,484,000 authorized, 2,303,449 issued and outstanding, actual; par value $0.0001, 300,000,0000 authorized, 33,147,192 issued and outstanding, pro forma	2,509		(2,509)	(l)	3,315	(e) (l)	3,315

Common stock, par value $0.0001, 50,000,000 shares authorized, 5,000,000 issued and outstanding, actual; no shares issued and outstanding, pro forma		500	(500)	(l)
Additional paid-in-capital	9,128,820	—	4,298,832	(j)	10,216,160	(e)	23,643,812
Accumulated deficit	(13,130,214)	(62,568)	395,519	(k)	—		(12,797,263)
Total Stockholders’ Deficit	$(3,994,033)	$(62,068)	$4,686,490		$10,219,475		$10,849,864
Total Liabilities and Stockholders’ Deficit	$4,281,498	$7,392	$(1,469,667)		$10,219,475		$13,038,698

Guerrilla RF, Inc. and Laffin Acquisition Corp.
Unaudited Pro Forma Combined Income Statements
For the Nine Months Ended September 30, 2021

	Guerrilla RF, Inc.	Laffin Acquisition Corp.	Pro Forma Adjustments		Combined Pro Forma
Revenue	$7,745,012	$—	$—		$7,745,012
Cost of revenue	3,138,735	—	—		3,138,735
Gross profit	$4,606,277	—	—		4,606,277
Operating expenses
Administration	1,361,558	44,626	—		1,406,184
Sales and marketing	1,883,436	—	—		1,883,436
Research and development	3,181,567	—	—		3,181,567
Total operating expenses	6,426,561	44,626	—		6,471,187
Loss from operations	(1,820,284)	(44,626)	—		(1,864,910)
Interest expense	(469,783)	—	380,559	(g)	(89,224)
Other income (expense)	1,369,100	—	14,960	(g)	1,384,060
Total other income (expense)	899,317	—	395,519		1,294,836
Net loss	$(920,967)	$(44,626)	$395,519		$(570,074)
Net loss per common share	$(0.40)	$(0.01)			$(0.02)
Weighted average common shares outstanding	2,290,142	5,000,000			33,147,192

Guerrilla RF, Inc. and Laffin Acquisition Corp.
Unaudited Pro Forma Combined Income Statements
For the Year Ended December 31, 2020

	Guerrilla RF, Inc.	Laffin Acquisition Corp.	Pro Forma Adjustments		Combined Pro Forma
Revenue	$8,089,390	$—	$—		$8,089,390
Cost of revenue	2,911,120	—	—		2,911,120
Gross profit	5,178,270	—	$—		5,178,270
Operating expenses
Administration	999,731	17,942	62,116	(i)	2,979,028
Sales and marketing	2,129,238	—	—		2,129,238
Research and development	3,591,336	—	—		3,591,336
Total operating expenses	6,720,305	17,942	$1,961,355		8,699,602
(Loss) from operations	(1,542,035)	(17,942)	(1,961,355)		(3,521,332)
Interest expense	(1,241,525)	—	1,229,435	(g)	(12,090)
Other income (expense)	771,841	—	14,960	(g)	786,801
Total other income (expense)	(469,684)	—	1,244,395		774,711
Net loss	$(2,011,719)	$(17,942)	$(716,960)		$(2,746,621)
Net loss per common share	$(0.89)	$(0.00)			$(0.03)
Weighted average common shares outstanding	2,260,358	4,622,642			33,147,192

Guerrilla RF, Inc. and Laffin Acquisition Corp.
Notes to Unaudited Pro Forma Financial Statements

(a)     To record $50,000 repayment of a note payable to a stockholder of Laffin immediately prior to the Merger. The remainder of the note payable of $14,960 was forgiven. This adjustment also includes the elimination of Laffin accounts payable settled by Laffin prior to October 22, 2021 ($4,500).

(b)    To record payment of Merger-related transaction costs, including insurance premiums noted in (c).

(c)     Directors and officers (D&O) liability insurance premiums for the coming 12 months recorded as a prepaid expense ($702,191).

(d)     To record cash payment to one unaccredited investor of Guerrilla RF in connection with the repurchase of his shares

(e)     From October 22, 2021 through all closings of the Offering ending in November 2021, Laffin issued 5,022,250 shares of common stock, with a par value of $0.0001 per share in connection with the Offering for cash in the amount of $10,044,500. Shares were sold in the Offering at a price of $2.00 per share.

(f)     Conversion of 4,852,414 preferred shares to common shares of Laffin at par value of $.0001.

(g)    The unaudited pro forma statements of operations for the nine months ended September 30, 2021, and the year ended December 31, 2020, reflects adjustments for: 1) the reduction in interest expense of $380,559 and $1,229,435, respectively, to reflect the conversion of the investor notes payable as if the conversion occurred on January 1, 2020, and 2) the elimination of a Laffin shareholder note payable of $64,960 that had a capped payoff of $50,000 at the closing of the Merger.

(h)    The unaudited pro forma balance sheets as of September 30, 2021, and the year ended December 31, 2020, reflect an adjustment for the conversion of investor promissory notes payable in the aggregate amount of $6,086,697 to common stock at a par value of $.0001. The corresponding note purchase agreements provide for the mandatory conversion of the convertible notes into shares of the Laffin’s common stock upon the closing of the Merger.

(i)     Reflects Offering expenses as follows including straight-line monthly amortization of premiums for a one-year D&O policy (c)

Transaction Fees	$3,600
D&O Insurance	58,516
Administration expenses	$62,116

(j)     Reflects the net effect of all Merger adjustments described in these Notes to Unaudited Pro Forma Financial Statements as follows:

Total Assets (Notes a, b, c, and d)	$(1,469,667)
Conversion of Debt	6,156,157
Preferred Stock	4,852
Common Stock (Guerrilla RF)	2,509
Common Stock (Laffin)	500
Accumulated Deficit	(395,519)
Additional paid-in capital	$4,298,832

(k)    Reflect reflects adjustments for: 1) the reduction in interest expense ($380,559) as discussed in (g) and 2) other income resulting from the elimination of a Laffin shareholder note payable of $64,960 that had a capped payoff of $50,000 at the closing of the Merger ($14,960) as discussed in (a) and (g).

(l)     On October 22, 2021, pursuant to the terms of the merger agreement, all of the common stock of Guerrilla RF (including common stock issued upon the conversion of preferred stock and $4.5 million of pre-2021 convertible notes) held by accredited investors was converted into an aggregate of 24,130,642 shares of Laffin common stock. These pre-2021 convertible notes were converted into 2,647,059 shares of Laffin’s common stock at a price of $1.70 per share. In addition, in connection with the Offering, Laffin issued 744,300 shares of common stock in exchange for $1,488,600 of Guerrilla RF convertible notes that were issued by Guerrilla RF in contemplation of the Offering between July 15, 2021 and October 1, 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Laffin Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Laffin Acquisition Corp. (the “Company”) as of December 31, 2020, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from November 9, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from November 9, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has incurred losses from inception, has negative working capital, and a stockholders’ deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Raich Ende Malter & Co. LLP

We have served as the Company’s auditor since 2020.

Melville, New York
April 9, 2021

Laffin Acquisition Corp.
BALANCE SHEET
December 31, 2020

ASSETS
Current assets
Cash	$9,558
Total current assets	9,558
Total assets	$9,558
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$4,500
Note payable – stockholder	22,500
Total current liabilities	27,000
Total liabilities	27,000
Commitments and contingencies
Stockholders’ deficit
Preferred stock, $0.0001 par value, authorized 10,000,000 shares, none issued	—
Common stock, $0.0001 par value, authorized 50,000,000 shares; 5,000,000 shares issued and outstanding	500
Accumulated deficit	(17,942)
Total stockholders’ deficit	(17,442)
Total liabilities and stockholders’ deficit	$9,558

See accompanying notes to financial statements

Laffin Acquisition Corp.
STATEMENT OF OPERATIONS
For the period November 9, 2020
(Inception) to December 31, 2020

Revenue	$—
General and administrative expenses	17,942
Loss from operations	(17,942)
Net loss	$(17,942)
Loss per common share – basic and dilutive net loss	$(0.00)
Weighted average common shares outstanding – basic and dilutive	4,622,642

See accompanying notes to financial statements

Laffin Acquisition Corp.
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
For the period November 9, 2020
(Inception) to December 31, 2020

	Preferred Stock		Common Stock		Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, November 9, 2020	—	$—	—	$—	$—	$—
Sale of common stock	—	—	5,000,000	500	—	500
Net loss	—	—	—	—	(17,942)	(17,942)
Balance, December 31, 2020	—	$—	5,000,000	$500	$(17,942)	$(17,442)

See accompanying notes to financial statements

Laffin Acquisition Corp.
STATEMENT OF CASH FLOWS
For the period November 9, 2020
(Inception) to December 31, 2020

Cash flows from operating activities:
Net loss	$(17,942)
Adjustments to reconcile net loss to net cash used in operating activities:
Accounts payable and accrued expenses	4,500
Formation costs paid by stockholder on behalf of the Company in exchange for common stock	475
Net cash used in operating activities	(12,967)
Cash flows from financing activities:
Proceeds from the sale of common stock	25
Proceeds from stockholder note	22,500
Net cash provided by financing activities	22,525
Net increase in cash	9,558
Cash, beginning of period	—
Cash, end of period	$9,558

Non-cash investing and financing activities:
Formation costs paid by stockholder on behalf of the Company in exchange for common stock	$475

See accompanying notes to financial statements

Laffin Acquisition Corp.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020

Note 1. Nature of Operations

Laffin Acquisition Corp. (the “Company”) was incorporated in the State of Delaware on November 9, 2020. The Company’s management has chosen December 31st for its fiscal year end.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly traded corporation. The Company’s principal business objective is to achieve long-term growth potential through a combination with a business, rather than immediate short-term earnings. The Company will not restrict its potential target companies to any specific business, industry, or geographical location. The analysis of business opportunities will be undertaken by, or under the supervision of, the officer and directors of the Company.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents are reported in the balance sheet at cost, which approximates fair value. For the purpose of the financial statements cash equivalents include all highly liquid investments with an original maturity of three months or less. There are no cash equivalents at the balance sheet date.

Income Taxes

The Company adopted ASC 740, “Income Taxes”, at its inception. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry-forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the tax benefits of uncertain tax positions only when the positions are “more likely than not” to be sustained assuming examination by tax authorities and determined to be attributed to the Company. The determination of attribution, if any, applies for each jurisdiction where the Company is subject to income taxes on the basis of laws and regulations of the jurisdiction. The application of laws and regulations is subject to legal and factual interpretation, judgement, and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations, and court rulings. Therefore, the actual liability of the various jurisdictions may be materially different from management’s estimate. As of December 31, 2020, the Company has no accrued interest or penalties related to uncertain tax positions.

Laffin Acquisition Corp.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Loss per Common Share

The Company adopted ASC 260, “Earnings per Share”, at its inception. Basic loss per share has been calculated by dividing the Company’s net loss available to common stockholders by the weighted average number of common shares outstanding during the period. The diluted earnings (loss) per share is calculated by dividing the Company’s net loss available to common stockholders by the diluted weighted average number of shares outstanding for the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

Emerging Growth Company

The Company is an “emerging growth company” and has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3. Capital Stock

Preferred Stock

As of December 31, 2020, the Company has 10,000,000 shares of preferred stock, par value of $0.0001, authorized and none issued or outstanding, with designations, rights and preferences determined from time to time by our board of directors.

Common Stock

As of December 31, 2020, the Company has 50,000,000 shares of common stock, par value of $0.0001, authorized and has issued 5,000,000 shares of its $0.0001 par value common stock for $500 to the founders of the Company. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company.

Note 4. Income Taxes

As of December 31, 2020, the Company has approximately $3,800 in gross deferred tax assets resulting from net operating loss carry-forwards of $17,972 available to offset future taxable income through 2040 subject to the change in ownership provisions under IRC 382. A valuation allowance has been recorded to fully offset these deferred tax assets because the Company’s management believes future realization of the related tax benefits is uncertain.

The difference between the tax provision at the statutory federal income tax rate on December 31, 2020 and the tax provisions attributable to loss before income taxes is as follows:

Statutory federal income taxes	21.0%
Valuation allowance	(21.0)%
Effective income tax rate, net	—

Laffin Acquisition Corp.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020

Note 5. Commitments and Related Party Transactions

Office Space

The Company utilizes the office space and equipment of its management at no cost.

Note Payable — Stockholder

On November 13, 2020, the Company issued a promissory note (the “Note”) to the majority stockholder of the Company pursuant to which the Company agreed to repay the sum of any and all amounts advanced to the Company, on or before the date that the Company consummates a business combination with a private company or reverse takeover transaction or other transaction, after which the Company would cease to be a shell company. The Note is non-interest bearing unless an event of default occurs. As of December 31, 2020, the amount due under the note payable was $22,500.

Note 6. Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has incurred losses from inception of $17,942, has negative working capital of $17,442, and has a stockholders’ deficit of $17,442 as of December 31, 2020. Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date these financial statements are issued. Management intends to finance operations over the next twelve months through additional borrowings on the existing Note.

The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Note 7. Advances from Stockholder

A stockholder of the Company advanced money to the Company to pay certain of its administrative expenses. These advances are due on demand and are non-interest bearing. During the period November 9, 2020 (inception) to December 31, 2020, the stockholder advanced $552 to the Company for other expenses. As of December 31, 2020, this advance was repaid.

Note 8. Contingencies — COVID-19

On March 11, 2020, the World Health Organization officially declared the outbreak of the novel coronavirus COVID-19 a “pandemic.” A significant outbreak of COVID-19 and other infectious diseases has resulted in a widespread health crisis that has significantly adversely affected businesses of all types, economies and financial markets worldwide. The business of any potential target company with which the Company consummates a business combination could be materially and adversely affected. Furthermore, the Company may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19

Laffin Acquisition Corp.
NOTES TO FINANCIAL STATEMENTS
December 31, 2020

Note 8. Contingencies — COVID-19 (cont.)

or other matters of global concern continue for an extended period of time, the Company’s ability to consummate a business combination, or the operations of a target business with which the Company ultimately consummates a business combination, may be materially adversely affected.

Note 9. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through April 9, 2021, the date that the financial statements were available to be issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

LAFFIN ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets
Cash	$7,392	$9,558
Total current assets	7,392	9,558

Total assets	$7,392	$9,558

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$4,500	$4,500
Note payable – stockholder	64,960	22,500
Total current liabilities	69,460	27,000

Total liabilities	69,460	27,000

Commitments and contingencies

Stockholders’ deficit
Preferred stock, $0.0001 par value, authorized 10,000,000 shares, none issued	—	—
Common stock, $0.0001 par value, authorized 50,000,000 shares; 5,000,000 shares issued and outstanding	500	500
Accumulated deficit	(62,568)	(17,942)
Total stockholders’ deficit	(62,068)	(17,442)

Total liabilities and stockholders’ deficit	$7,392	$9,558

See accompanying notes to condensed financial statements

LAFFIN ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

For the Nine Months Ended September 30, 2021
Revenue	$—
General and administrative expenses	44,626
Loss from operations	(44,626)
Net loss	$(44,626)
Loss per common share – basic and dilutive net loss	5,000,000
Weighted average common shares outstanding – basic and dilutive	(0.01)

See accompanying notes to condensed financial statements

LAFFIN ACQUISITION CORP.
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ (DEFICIT)
For the Nine Months ended September 30, 2021
(Unaudited)

	Preferred Stock		Common Stock		Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2020	—	$—	5,000,000	$500	$(17,942)	$(17,442)

Net loss	—	—	—	—	(44,626)	(44,626)
Balance, September 30, 2021	—	$—	5,000,000	$500	$(62,568)	$(62,068)

See accompanying notes to condensed financial statements

LAFFIN ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
For the Nine Months ended September 30, 2021
(Unaudited)

Cash flows from operating activities:
Net loss	$(44,626)

Net cash used in operating activities	(44,626)

Cash flows from financing activities:
Proceeds from stockholder note	42,460

Net cash provided by financing activities	42,460

Net change in cash	(2,166)

Cash, beginning of period	9,558
Cash, end of period	$7,392

See accompanying notes to condensed financial statements

LAFFIN ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2021
(Unaudited)

Note 1. Nature of Operations

Laffin Acquisition Corp. (the “Company”) was incorporated in the State of Delaware on November 9, 2020. The Company’s management has chosen December 31st for its fiscal year end.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly traded corporation. The Company’s principal business objective is to achieve long-term growth potential through a combination with a business, rather than immediate short-term earnings. The Company will not restrict its potential target companies to any specific business, industry, or geographical location. The analysis of business opportunities will be undertaken by, or under the supervision of, the officer and directors of the Company.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents are reported in the balance sheet at cost, which approximates fair value. For the purpose of the financial statements cash equivalents include all highly liquid investments with an original maturity of three months or less. There are no cash equivalents at the balance sheet date.

Income Taxes

The Company adopted ASC 740, “Income Taxes”, at its inception. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry-forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the tax benefits of uncertain tax positions only when the positions are “more likely than not” to be sustained assuming examination by tax authorities and determined to be attributed to the Company. The determination of attribution, if any, applies for each jurisdiction where the Company is subject to income taxes on the basis of laws and regulations of the jurisdiction. The application of laws and regulations is subject to legal and factual interpretation, judgement, and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations, and court rulings. Therefore, the actual liability of the various jurisdictions may be materially different from management’s estimate. As of September 30, 2021, the Company has no accrued interest or penalties related to uncertain tax positions.

LAFFIN ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2021
(Unaudited)

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Loss per Common Share

The Company adopted ASC 260, “Earnings per Share”, at its inception. Basic loss per share has been calculated by dividing the Company’s net loss available to common stockholders by the weighted average number of common shares outstanding during the period. The diluted earnings (loss) per share is calculated by dividing the Company’s net loss available to common stockholders by the diluted weighted average number of shares outstanding for the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

Emerging Growth Company

The Company is an “emerging growth company” and has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3. Capital Stock

Preferred Stock

As of September 30, 2021, the Company has 10,000,000 shares of preferred stock, par value of $0.0001, authorized and none issued or outstanding, with designations, rights and preferences determined from time to time by our board of directors.

Common Stock

As of September 30, 2021, the Company has 50,000,000 shares of common stock, par value of $0.0001, authorized and has issued 5,000,000 shares of its $0.0001 par value common stock for $500 to the founders of the Company. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company.

Note 4. Income Taxes

As of September 30, 2021, the Company has approximately $13,100 in gross deferred tax assets resulting from net operating loss carry-forwards of $62,568 available to offset future taxable income subject to the change in ownership provisions under IRC 382. A valuation allowance has been recorded to fully offset these deferred tax assets because the Company’s management believes future realization of the related tax benefits is uncertain.

The difference between the tax provision at the statutory federal income tax rate on September 30, 2021 and the tax provisions attributable to loss before income taxes is as follows:

Statutory federal income taxes	21.0%
Valuation allowance	(21.0)%
Effective income tax rate, net	—

LAFFIN ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2021
(Unaudited)

Note 5. Commitments and Related Party Transactions

Office Space

The Company utilizes the office space and equipment of its management at no cost.

Note Payable — Stockholder

On November 13, 2020, the Company issued a promissory note (the “Note”) to the majority stockholder of the Company pursuant to which the Company agreed to repay the sum of any and all amounts advanced to the Company, on or before the date that the Company consummates a business combination with a private company or reverse takeover transaction or other transaction, after which the Company would cease to be a shell company. The Note is non-interest bearing unless an event of default occurs. As of September 30, 2021, the amount due under the note payable was $64,960.

Note 6. Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has incurred losses from inception of $62,568, has negative working capital of $62,068, and has a stockholders’ deficit of $62,068 as of September 30, 2021. Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date these financial statements are issued. Management intends to finance operations over the next twelve months through additional borrowings on the existing Note.

The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Note 7. Contingencies — COVID-19

On March 11, 2020, the World Health Organization officially declared the outbreak of the novel coronavirus COVID-19 a “pandemic.” A significant outbreak of COVID-19 and other infectious diseases has resulted in a widespread health crisis that has significantly adversely affected businesses of all types, economies and financial markets worldwide. The business of any potential target company with which the Company consummates a business combination could be materially and adversely affected. Furthermore, the Company may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, the Company’s ability to consummate a business combination, or the operations of a target business with which the Company ultimately consummates a business combination, may be materially adversely affected.

Note 8. Proposed Merger Agreement

On October 8, 2021, the Company filed with the SEC a Schedule 14F-1 Information Statement relating to an anticipated change in the composition of its board of directors that is expected to occur in connection with a proposed merger to be completed by and among the Company, a recently formed wholly-owned subsidiary of the Company (“Merger Sub”), and Guerrilla RF, Inc.,, a privately held Delaware corporation (“Guerrilla”), pursuant to which Merger Sub would merge with and into Guerrilla, with Guerrilla continuing as the surviving entity (the “Merger”) and as the Company’s

LAFFIN ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2021
(Unaudited)

Note 8. Proposed Merger Agreement (cont.)

wholly-owned subsidiary, after which the Company would continue the business of Guerrilla. The Merger would occur pursuant to an Agreement and Plan of Merger and Reorganization expected to be entered into by and among the Company, Guerrilla and Merger Sub (the “Merger Agreement”).

Guerrilla is a fabless semiconductor company founded in 2013 with a mission to employ RF semiconductor technology to deliver RF solutions to customers in underserved markets. Guerrilla has become a leader in developing high performance Monolithic Microwave Integrated Circuit (MMIC) products for wireless connectivity. Guerrilla is headquartered in Greensboro, North Carolina.

Pursuant to the terms of the proposed Merger Agreement, it is expected that all outstanding equity interests of Guerrilla will be converted into shares of our Common Stock, such that the holders of Guerrilla equity before the proposed Merger will own approximately 89.1% of the outstanding shares of our Common Stock after the Merger (before giving effect to a potential private placement offering of Common Stock by the Company that we expect will be consummated simultaneously with or immediately after the proposed Merger), resulting in a change of control of the Company. Completion of a private placement financing is expected to be a condition to completion of the Merger.

Certain other information regarding the proposed Merger and proposed changes to the management and share ownership of the Company is set forth in the Schedule 14F-1.

The foregoing description of the proposed Merger Agreement and potential Common Stock private placement and related matters does not purport to be complete and is qualified in its entirety by the terms of the actual Merger Agreement and of terms and documentation for a private placement, none of which has yet been completed and executed. The proposed Merger is expected to be subject to satisfaction of a number of other conditions precedent, and there can be no assurance that the Merger Agreement will be signed or that the Merger or Common Stock private placement will be consummated or other such conditions satisfied. If and when the Merger Agreement is signed, it will be further described in and filed by the Company with the SEC as an exhibit to a Current Report on Form 8-K. If and when a Common Stock private placement is consummated, it will be further described in, and material agreements relating thereto will be filed by the Company with the SEC as exhibits to a Current Report on Form 8-K.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses payable by us in connection with the offering of the securities being registered.

SEC registration fee	$6,221
Accounting fees and expenses	$75,000
Legal fees and expenses	35,000
Printing and miscellaneous expenses	$0
Total	116,221

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (DGCL), authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the DGCL, the Registrant’s amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•        any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•        acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•        under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

•        any transaction from which the director derived an improper personal benefit.

The Company has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s amended and restated certificate of incorporation and amended and restated bylaws, and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Company for which indemnification is sought. The indemnification provisions in the Company’s amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.

The Company currently carries liability insurance for its directors and officers.

Certain of the Company’s directors are also indemnified by their employers with regard to service on the Company’s board of directors.

Item 15. Recent Sales of Unregistered Securities

Sales of Unregistered Securities

The following list sets forth information as to all securities either the Company or Guerrilla RF sold from January 1, 2018 through immediately prior to the filing of this Registration Statement, which were not registered under the Securities Act.

1.      In March 2018, Guerrilla RF issued $1.0 million in principal amount of a term note to one accredited investor (the “2018 Note”). Prior to the Merger, and in anticipation of the Merger and the Offering, the 2018 Note was amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and at the time of the Offering, the principal amount owed under the 2018 Note was converted under those terms, and accrued interest owed under the 2018 Note has been paid.

2.      In April 2018, Guerrilla RF issued an aggregate of 898,542 shares of Series E preferred stock at a price per share of $2.57, for aggregate gross proceeds of approximately $2.31 million.

3.      Between March 2019 and July 2019, Guerrilla RF sold an aggregate of $1.75 million of term notes to accredited investors (the 2019 Notes). Prior to the Merger, and in anticipation of the Merger and the Offering, the 2019 Notes were amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and upon the closing of the Offering, the principal amounts owed under the 2019 Notes were converted under those terms, and accrued interest owed under the 2019 Notes was paid.

4.      Between April 2020 and July 2020, Guerrilla RF sold an aggregate of $750,000 of term notes to two accredited investors (the “2020 Notes”), Prior to the Merger, and in anticipation of the Merger and the Offering, the 2020 Notes were amended to cause the principal amount to convert to shares of our common stock at $1.70 per share, and upon the closing of the Offering, the principal amounts owed under the 2020 Notes were converted under those terms, and accrued interest owed thereunder was paid.

5.      Between July 15, 2021 and October 1, 2021 Guerrilla RF sold an aggregate of $1,488,600 of Convertible Notes, which provided for the mandatory conversion of those Convertible Notes into 744,300 shares of our common stock upon the closing of the Merger and Private Placement Offering.

6.      Guerrilla RF issued an aggregate of 499,650 stock options under the Guerrilla RF Plan to its directors, officers, employees and consultants in connection with the provision of services to Guerrilla RF.

7.      On October 22, 2021, pursuant to the terms of the Merger Agreement, all of the common stock of Guerrilla RF (including common stock issued upon the conversion of preferred stock and $4.5 million of pre-2021 convertible notes) held by accredited investors were converted into an aggregate of 24,130,642 shares of our common stock. These pre-2021 convertible notes were converted into 2,647,059 shares of the Company’s common stock at a price of $1.70 per share.

8.      We sold an aggregate of 5,766,550 shares of common stock issued in the initial closing of the Offering on October 22, 2021 and in subsequent additional closings thereafter through November 16, 2021 at a price of $2.00 per share for aggregate gross proceeds of approximately $11.5 million (before deducting placement agent fees and total expenses of approximately $2.1 million). Also in connection with the Offering, our placement agent and its affiliates received 275,000 shares of our common stock and warrants to purchase an aggregate of 331,580 shares at an exercise price of $2.00 per share and a term of five years.

Each of the foregoing transactions was exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. All of the sales were made to “accredited investors,” as defined in Regulation D.

Item 16. Exhibits and Financial Statement Schedules

(a)    Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b)    Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is included in our financial statements or notes to those financial statements.

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger and Reorganization among Laffin Acquisition Corp., Guerrilla RF Acquisition Co. and Guerrilla RF, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

3.1

Certificate of Merger relating to the merger of Guerrilla RF Acquisition Co. with and into Guerrilla RF, Inc., filed with the Secretary of State of the State of Delaware on October 22, 2021 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

3.2

Amended and restated certificate of incorporation, filed with the Secretary of State of the State of Delaware on October 22, 2021 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

3.3	Amended and restated bylaws (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
4.1	Form of Lock Up Agreement (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
4.2	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
5.1*	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
10.1+

Employment Agreement, dated January 1, 2020, by and between Ryan Pratt and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.2+

Offer letter, dated June 14, 2019, by and between Mark Mason and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.3+

Offer letter, dated November 2, 2016, by and between John Berg and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.4

Purchase and Sales Agreement, dated September 8, 2017, by and between Capital Business Funding, LLC and the Company, as modified by that certain Modification of Exhibit B, dated January 22, 2021 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.5**

Distributor Agreement, dated October 1, 2015, between Mouser Electronics, Inc. and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.6**

Distribution Agreement, dated July 11, 2016, by and between Richardson RFPD, Inc. and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.7+	Form of Indemnity Agreement (directors and officers) (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
10.8+	Form of Pre-Merger Indemnity Agreement (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
10.9	Form of Subscription Agreement by and between the Company and the parties thereto (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
10.10

Registration Rights Agreement, dated October 22, 2021, by and between the Company and the parties thereto (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.11+

Guerrilla RF, Inc. 2014 Long Term Stock Incentive Plan and form of award agreements (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.12+	Form of award agreements under the 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
10.13	Lease by and between D&W Investment Properties and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
10.14

Lease Amendment, dated April 6, 2017, by and between D&W Investment Properties and Guerrilla RF, Inc. (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

10.15+	2021 Equity Incentive Plan and form of Stock Bonus Award Agreement (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 filed with the SEC on December 23, 2021).

Exhibit No.	Description
16.1

Letter from Raich Ende Malter & Co. LLP as to the change in certifying accountant, dated October 26, 2021 (incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed with the SEC on October 27, 2021).
23.1*	Consent of Dixon Hughes Goodman LLP, independent registered public accounting firm.
23.2*	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P (included in Exhibit 5.1).
23.3*	Consent of Raich Ende Malter & Co. LLP, independent registered public accounting firm.
24.1	Power of Attorney (included on the signature page to the initial filing of this Registration Statement).
107*	Calculation of Filing Fee

____________

+        Indicates a management contract or any compensatory plan, contract or arrangement.

*        Filed herewith.

**      Portions of this exhibit (indicated by asterisks) have been omitted in accordance with the rules of the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on the 10th day of February, 2022.

Guerrilla RF, Inc.
By:	/s/ Ryan Pratt
Ryan Pratt
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated on the date indicated:

Signature	Title	Date
/s/ Ryan Pratt	Chief Executive Officer, and Chairman of the	February 10, 2022
Ryan Pratt	Board of Directors (principal executive officer)
/s/ John Berg	Chief Financial Officer	February 10, 2022
John Berg	(principal financial and accounting officer)
/s/ *	Director	February 10, 2022
David Bell
/s/ *	Director	February 10, 2022
James (Jed) E. Dunn
/s/ *	Director	February 10, 2022
William J. Pratt
/s/ *	Director	February 10, 2022
Gary Smith
/s/ *	Director	February 10, 2022
Greg Thompson
*By	/s/ Ryan Pratt
Ryan Pratt
Attorney-in-fact